 Filed Pursuant to Rule 424(b)(4)
 Registration No. 333-211076
Berry Plastics Corporation
Exchange Offer
$400,000,000 6.00% Second Priority Senior Secured Notes due 2022
for $400,000,000 6.00% Second Priority Senior Secured Notes due 2022
that have been registered under the Securities Act of 1933

We are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange an aggregate principal amount of up to $400,000,000 of our new 6.00% Second Priority Senior Secured Notes due 2022, which we refer to as the exchange notes, for all of our outstanding unregistered 6.00% Second Priority Senior Secured Notes due 2022, which we refer to as the outstanding notes, in a transaction registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act. We collectively refer to the outstanding notes and the exchange notes as the notes. We refer to the offer described in this prospectus to exchange the exchange notes for the outstanding notes as the exchange offer.
The issuer of the notes is Berry Plastics Corporation, which we refer to as BPC or the Issuer. BPC is a wholly owned subsidiary of Berry Plastics Group, Inc., which we refer to as Berry Group.
The notes are fully and unconditionally guaranteed, jointly and severally, on a second priority senior secured basis, by each of BPC’s existing and future direct or indirect subsidiaries that guarantees our senior secured credit facilities and our other existing second priority senior secured notes, which we refer to as our other second priority notes, and by Berry Group on an unsecured basis. The notes and the guarantees are secured by a second priority security interest in substantially all of the assets of BPC and the subsidiary guarantors, subject to certain specified exceptions and permitted liens, and rank equally in right of payment to all of BPC’s and such subsidiary guarantors’ existing and future unsubordinated indebtedness. The right of holders of the notes to receive proceeds of the collateral is contractually junior to the rights of holders of any of BPC’s indebtedness constituting first priority lien obligations, including holders of BPC’s obligations under its senior secured credit facilities, and is contractually equal to the rights of holders of BPC’s other second priority notes and permitted second priority lien obligations.
We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. The exchange notes are substantially identical to the outstanding notes, except that the exchange notes will not be subject to transfer restrictions or entitled to registration rights, and the additional interest provisions applicable to the outstanding notes in some circumstances relating to the timing of the exchange offer will not apply to the exchange notes.
The exchange offer will expire at 5:00 p.m., New York City time, on June 13, 2016, unless we extend the offer. We will announce any extension by press release or other permitted means no later than 9:00 a.m. on the business day after the expiration of the exchange offer. Completion of the exchange offer is subject to certain customary conditions, which we may waive. The exchange offer is not conditioned upon any minimum principal amount of the outstanding notes being tendered for exchange.
The exchange of outstanding notes for exchange notes pursuant to the exchange offer should not constitute a taxable exchange for U.S. federal income tax purposes. See “Certain Material United States Federal Income Tax Considerations.”
There is no existing market for the exchange notes, and we do not intend to apply for listing or quotation on any exchange or other securities market.
Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The accompanying letter of transmittal relating to the exchange offer states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the date on which this registration statement is declared effective, we will make this prospectus available to any broker-dealer for use in connection with any resale. See “Plan of Distribution.”
For a discussion of factors you should consider in determining whether to tender your outstanding notes, see “Risk Factors” beginning on page 10 of this prospectus.

We are not asking you for a proxy, and you are requested not to send us a proxy.
Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2016.

We have not authorized anyone to give any information or to make any representations concerning this exchange offer except the information and representations that are in this prospectus, or referred to under “Where You Can Find More Information.” If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell or a solicitation of an offer to buy securities in any circumstances in which the offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date.
This prospectus incorporates by reference business and financial information about us that is not included in or delivered with this prospectus. See “Incorporation of Documents By Reference.” This information is available without charge upon written or oral request directed to:
Berry Plastics Corporation
101 Oakley Street
Evansville, Indiana 47710
Attention: General Counsel
(812) 424-2904
If you would like to request copies of these documents, please do so by June 6, 2016 (which is five business days before the scheduled expiration of the exchange offer) for delivery prior to the expiration of the exchange offer.

i

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, our beliefs and management’s assumptions. Such forward-looking statements include statements regarding expected financial results and other planned events, including, but not limited to, anticipated liquidity and capital expenditures. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “project,” “target,” “goal,” “likely,” “will,” “would,” “could,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Therefore, actual future events or results may differ materially from these statements:
The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements
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those items discussed under “Risk Factors” herein and under “Risk Factors” in Item 1A to our annual report on Form 10-K, as supplemented from time-to-time in Part II, Item 1A to our quarterly reports on Form 10-Q;

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risks associated with our substantial indebtedness and debt service;

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changes in prices and availability of resin and other raw materials and our ability to pass through to customers changes in raw material prices on a timely basis;

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risks related to disruptions in the overall economy and the financial markets that may adversely impact our business;

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performance of our business and future operating results;

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risks related to our acquisition strategy and integration of acquired businesses, including AVINTIV Inc., which we refer to as Avintiv, which we acquired on October 1, 2015;

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reliance on unpatented proprietary know-how and trade secrets;

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general business and economic conditions, including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns;

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increases in the cost of compliance with laws and regulations, including environmental, safety, production and product laws and regulations;

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risks related to operations in foreign jurisdictions (including changes to applicable tax and other laws);

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the ability of our insurance to cover fully our potential exposures;

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risks that our restructuring programs may entail greater implementation costs or result in lower cost savings than anticipated;

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potential failure to realize the intended benefits of the Avintiv acquisition, including the inability to realize the anticipated cost synergies in the anticipated amounts or within the contemplated timeframes or cost expectations, or at all;

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potential disruption of current plans and operations in connection with the Avintiv acquisition, including potential disruption of relationships with customers, suppliers or other third parties;

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catastrophic loss of one of our key manufacturing facilities, natural disasters and other unplanned business interruptions; and

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risks of competition, including foreign competition, in our existing and future markets.

ii

Any subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth or referred to above, as well as the risk factors included and incorporated by reference in this prospectus. Except as required by law, we disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements included or incorporated by reference in this prospectus to reflect future events or developments.
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PROSPECTUS SUMMARY
The following summary highlights certain information contained in this prospectus. Because it is only a summary, it does not contain all of the information you should consider before participating in the exchange offer. You should carefully read this entire prospectus before participating in the exchange offer. In particular, you should read “Risk Factors,” and our financial statements and the notes relating thereto presented herein and incorporated by reference into this prospectus. Except as otherwise indicated, all references to “Berry,” “Berry Plastics,” the “Company,” “we,” “our,” “us,” and similar terms in this prospectus refer to Berry Plastics Group, Inc. together with its subsidiaries through which it operates. Unless otherwise indicated, the non-financial information presented herein is as of the date of this prospectus.
Company Overview
Berry Plastics is a leading provider of value-added plastic consumer packaging, specialty, and engineered materials with a track record of delivering high-quality customized solutions to our customers. Representative examples of our products include specialty closures, prescription vials, specialty films, adhesives, corrosion protection materials, and nonwovens, as well as drink cups, thin-wall containers, and bottles. We sell our products predominantly into stable, consumer-oriented end-markets, such as healthcare, personal care, and food and beverage.
We believe that we have created one of the largest product libraries in our industry, allowing us to be a comprehensive solution provider to our customers. Our customers consist of a diverse mix of leading global, national, mid-sized regional and local specialty businesses. The size and scope of our customer network allows us to introduce new products we develop or acquire to a vast audience that is familiar with our brand. In fiscal 2015, no single customer represented more than approximately 2% of net sales and our top ten customers represented 16% of net sales. We believe our manufacturing processes and our ability to leverage our scale to reduce expenses on items, such as raw materials, position us as a low-cost manufacturer relative to our competitors.
Historically, our business was organized into four operating segments: Rigid Open Top, Rigid Closed Top, (which together make up our Rigid Packaging business), Engineered Materials, and Flexible Packaging. In November 2015, the Company reorganized into three operating segments: Consumer Packaging, Health, Hygiene & Specialties, and Engineered Materials. The Consumer Packaging segment will consist of our historical Rigid Open Top and Rigid Closed Top segments, the food and consumer films business that was historically reported in our Flexible Packaging segment, and the custom shrink films business that was historically reported in our Engineered Materials segment. The Health, Hygiene & Specialties segment will include the recently acquired Avintiv business, as well as the personal care films and international businesses that were historically reported in our Flexible Packaging segment. The Engineered Materials segment will include the historical Engineered Materials segment excluding the custom shrink films business, and the converter films business that was historically reported in our Flexible Packaging segment.
Risk Factors
You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under “Risk Factors” for risks you should consider in connection with the exchange offer.
Corporate Information
Berry Group was incorporated in Delaware on November 18, 2005. Berry Plastics Corporation, a wholly owned subsidiary of Berry Group, was incorporated in Delaware on December 11, 1990. The principal executive offices of Berry Group and BPC are located at 101 Oakley Street, Evansville, Indiana 47710, telephone: (812) 424-2904. Additional information regarding the Company is set forth in documents on file with the SEC and incorporated by reference in this prospectus. See “Incorporation of Documents by Reference” and “Where You Can Find More Information.”

Our filings with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, are accessible free of charge on the investor page of our website at www.berryplastics.com. Information on our website does not constitute part of this prospectus.
The Exchange Offer
On October 1, 2015, we issued an aggregate principal amount of  $400,000,000 of 6.00% Second Priority Senior Secured Notes due 2022 to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable securities laws. In connection with the sale of the outstanding notes to the initial purchasers, we entered into a registration rights agreement pursuant to which we agreed, among other things, to file an exchange offer registration statement of which this prospectus is a part. The summary below describes the principal terms and conditions of the exchange offer. Some of the terms and conditions described below are subject to important limitations and exceptions. See “The Exchange Offer” for a more detailed description of the terms and conditions of the exchange offer and “Description of Exchange Notes” for a more detailed description of the terms of the exchange notes.
The Exchange Offer
We are offering to exchange up to $400,000,000 aggregate principal amount of our new 6.00% Second Priority Senior Secured Notes due 2022, which have been registered under the Securities Act, in exchange for your outstanding notes. For each outstanding note surrendered to us pursuant to the exchange offer, the holder of such outstanding note will receive an exchange note having a principal amount equal to that of the surrendered outstanding note. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of  $1,000 in principal amount, subject to a minimum denomination of  $2,000. The form and terms of the exchange notes will be substantially the same as the form and terms of the surrendered outstanding notes. The exchange notes will evidence the same indebtedness as and will replace the outstanding notes tendered in exchange therefor, and will be issued pursuant to, and entitled to the benefits of, the indenture governing the outstanding notes. As of the date of this prospectus, there are $400,000,000 aggregate principal amount of 6.00% Second Priority Senior Secured Notes due 2022 outstanding.
Transferability of Exchange Notes
Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that, as long as you are not a broker-dealer, the exchange notes offered in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:
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you are acquiring the exchange notes in the ordinary course of your business;

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you are not participating in, do not intend to participate in and have no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and

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you are not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Moreover, our belief that transfers of exchange notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.
Each broker or dealer that receives exchange notes for its own account in the exchange offer for outstanding notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the exchange notes issued in the exchange offer.
Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us, in the absence of an exemption therefrom,
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may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (July 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

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must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

See “Plan of Distribution.”
Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on June 13, 2016, unless we extend the expiration date. See “The Exchange Offer — Expiration Date; Extension; Amendment.”
Withdrawal Rights
You may withdraw your tender at any time before the exchange offer expires. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. See “The Exchange Offer — Withdrawal Rights.”
Interest
We will pay interest on the exchange notes twice a year, on each April 15 and October 15. The exchange notes will bear interest from the most recent interest payment date on which interest has been paid on the outstanding notes, or, if no interest has been paid, from October 1, 2015, the date of the issuance of the outstanding notes. If your outstanding notes are accepted for exchange, then you will receive interest on the exchange notes and not on the outstanding notes. Any outstanding notes not tendered will remain outstanding and continue to accrue interest according to their terms. Such interest will be computed on the basis of a 360-day year, comprised of twelve 30-day months.
Exchange Date; Issuance of Exchange Notes
The date of acceptance for exchange of the outstanding notes is the exchange date, which will be the first business day following the expiration date of the exchange offer. We will issue the exchange notes in exchange for the outstanding notes tendered and accepted in the exchange offer promptly following the exchange date. See “The Exchange Offer — Terms of the Exchange Offer; Acceptance of Tendered Notes.”
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions. We may assert or waive these conditions in our reasonable discretion. See “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.
Special Procedures for Beneficial Owners
If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact such registered holder promptly and instruct such person to tender on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal. See “The Exchange Offer — Procedures for Tendering Outstanding Notes.”
Acceptance of Outstanding Notes and Delivery of Exchange Notes
Subject to the conditions stated in “The Exchange Offer — Conditions to the Exchange Offer,” we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See “The Exchange Offer — Terms of the Exchange Offer; Acceptance of Tendered Notes.”
Exchange Agent
U.S. Bank National Association is serving as exchange agent in connection with this exchange offer. The address, telephone number and facsimile number of the exchange agent is set forth under “The Exchange Offer — The Exchange Agent.”
Material U.S. Federal Income Tax Considerations
Generally, a holder of outstanding notes will not recognize taxable gain or loss on the exchange of outstanding notes for exchange notes pursuant to the exchange offer. See “Certain Material United States Federal Income Tax Considerations.”
Accounting Treatment
The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. The expenses of the exchange offer will be expensed as incurred. See “The Exchange Offer — Accounting Treatment.”

Use of Proceeds
We will not receive any proceeds from the exchange offer or the issuance of the exchange notes. See “Use of Proceeds.”
Effect on Holders of Outstanding Notes
As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered outstanding notes, we will have fulfilled our obligations under the registration rights agreement relating to the outstanding notes.
Any outstanding notes that are not tendered in the exchange offer, or that are not accepted in the exchange, will remain subject to the restrictions on transfer. Since the outstanding notes have not been registered under the U.S. federal securities laws, you will not be able to offer or sell the outstanding notes except under an exemption from the requirements of the Securities Act or unless the outstanding notes are registered under the Securities Act. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the U.S. federal securities laws. See “The Exchange Offer — Effect of Not Tendering.”
Any trading market for the outstanding notes could be adversely affected if some but not all of the outstanding notes are tendered and accepted in the exchange offer.
Description of the Exchange Notes
The form and terms of these exchange notes are identical in all material respects to those of the outstanding notes except that:
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the exchange notes have been registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;

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the exchange notes bear a different CUSIP number than the outstanding notes;

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the exchange notes will not be subject to transfer restrictions or entitled to registration rights; and

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the exchange notes will not be entitled to additional interest provisions applicable to the outstanding notes in some circumstances relating to the timing of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer; Acceptance of Tendered Notes.”

The exchange notes will evidence the same debt as the outstanding notes and will be governed by the same indenture. A brief description of the material terms of the exchange notes follows. See “Description of Exchange Notes” for further information regarding the exchange notes.
Issuer
Berry Plastics Corporation
Securities Offered
$400,000,000 aggregate principal amount of 6.00% Second Priority Senior Secured Notes due 2022
Maturity
October 15, 2022
Interest
The exchange notes will bear interest at 6.00% per annum from October 1, 2015 or from the most recent date on which interest has been paid or provided for, payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing April 15, 2016.

Guarantees
The exchange notes will be fully and unconditionally guaranteed, jointly and severally, on a second priority senior secured basis, by each of BPC’s existing and future direct or indirect subsidiaries that guarantees our senior secured credit facilities and our other second priority notes, and by Berry Group on an unsecured basis. Under certain circumstances, subsidiaries may be released from these guarantees without the consent of the holders of the exchange notes. See “Description of Exchange Notes — Subsidiary Guarantees and Parent Guarantee.”
Collateral
The exchange notes will be secured on a second priority basis by liens (subject to certain exceptions and permitted liens) on all of BPC’s and the subsidiary guarantors’ property and assets that secure either or both of BPC’s senior secured credit facilities, which excludes (i) any property or assets owned by any subsidiaries of the Issuer that are not subsidiary guarantors (including foreign subsidiaries and qualified CFC holding companies), (ii) any license, contract or agreement of BPC or any of the subsidiary guarantors, if and only for so long as the grant of a security interest under the security documents would result in a breach or default under, or abandonment, invalidation or unenforceability of, that license, contract or agreement, (iii) any equity securities or other equity interests of any of BPC’s subsidiaries, (iv) any vehicle covered by a certificate of title or ownership, (v) any deposit accounts, securities accounts or cash, (vi) any real property held by BPC or any of its subsidiaries under a lease and (vii) certain other limited exceptions described in the security documents relating to the notes. While the collateral securing BPC’s senior secured credit facilities includes the equity interests of substantially all of our domestic subsidiaries and “first-tier” foreign subsidiaries and certain accounts and cash as described in BPC’s revolving credit facility, the collateral securing the exchange notes will not include securities and other equity interests of our subsidiaries or such accounts or cash.
Berry Group will not pledge the stock of BPC as security for the exchange notes or grant any other liens on Berry Group’s assets.
See “Description of Exchange Notes — Security for the Second Priority Notes” for a more complete description of the security granted to the holders of the exchange notes.
The value of collateral securing the exchange notes at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of exchange notes if collateral is disposed of in a transaction that complies with the applicable indenture, security documents and intercreditor agreement or agreements. In the event of a liquidation of the collateral, the proceeds may not be sufficient to satisfy the obligations under the exchange notes and any other indebtedness secured on a senior or pari passu basis thereto. See “Risk Factors — Risks Related to the Second Priority Notes — It may be difficult to realize the value of the collateral securing the notes.”
Intercreditor Agreement
The collateral agent for the trustee and the holders of the notes, and the trustee in respect of the notes, are parties to an intercreditor agreement among the trustees under the indentures governing our other second priority notes, and the collateral agents and the administrative agents under the senior secured credit facilities as to the relative priorities of their respective security interests in the assets securing BPC’s and the guarantors’ obligations under the notes, our other second priority notes and BPC’s senior secured credit facilities and certain other matters relating to the administration of security interests. The terms of such intercreditor agreement are summarized under “Description of Exchange Notes — Security for the Exchange Notes” and “Description of Exchange Notes — Intercreditor Agreement.”
Ranking
The notes and the subsidiary guarantees will constitute BPC’s and the subsidiary guarantors’ unsubordinated secured debt. Subject to the contractual arrangements described above under “Collateral” and “Intercreditor Agreement,” they will rank:
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equally in right of payment with all of BPC’s and the subsidiary guarantors’ existing and future unsubordinated debt;

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senior to all of BPC’s and the subsidiary guarantors’ existing and future debt that is subordinated in right of payment to the notes;

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effectively subordinated to all of BPC’s and the subsidiary guarantors’ existing and future first priority secured debt, including the borrowings under BPC’s senior secured credit facilities, to the extent of the collateral securing such debt; and

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effectively junior in right of payment to all existing and future indebtedness and other liabilities of any subsidiary that is not a guarantor of the notes.

The guarantee by Berry Group will constitute Berry Group’s unsubordinated debt. It will rank:
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equally in right of payment with all of Berry Group’s existing and future unsubordinated debt;

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senior to all of Berry Group’s existing and future debt that is subordinated in right of payment to such guarantee;

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effectively subordinated to all of Berry Group’s future secured debt; and

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effectively junior in right of payment to all existing and future indebtedness and other liabilities of any subsidiary that is not the issuer of, or a guarantor of, the exchange notes.

As of April 2, 2016, we have outstanding:
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$4,452 million of secured unsubordinated indebtedness constituting first priority lien obligations, primarily consisting of the term loans and revolving loans under BPC’s senior secured credit facilities and the incremental term loans. In addition, as of such date we had over $576 million of availability under our revolving credit facility.

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$1,600 million of secured unsubordinated indebtedness constituting second priority lien obligations, consisting of our other second priority notes and the outstanding notes.

Optional Redemption
Prior to October 15, 2018, BPC may redeem some or all of the exchange notes at a price equal to 100% of the principal amount of the exchange notes redeemed plus accrued and unpaid interest and additional interest, if any, to, but not including, the redemption date plus the “applicable premium.” On or after October 15, 2018, BPC may redeem some or all of the exchange notes at the redemption prices set forth in this prospectus, plus accrued and unpaid interest and additional interest, if any, to, but not including, the redemption date. See “Description of Exchange Notes — Optional Redemption.” Additionally, on or prior to October 15, 2018, BPC may redeem up to 40% of the aggregate principal amount of exchange notes with the net proceeds of specified equity offerings at the redemption price specified in “Description of Exchange Notes — Optional Redemption,” plus accrued and unpaid interest and additional interest, if any, to, but not including, the redemption date.
Change of Control
If a change of control occurs, BPC must give holders of the exchange notes an opportunity to sell to it their exchange notes at a purchase price of 101% of the principal amount of such exchange notes, plus accrued and unpaid interest to the date of purchase. The term “Change of Control” for of the exchange notes is defined under “Description of Exchange Notes — Change of Control.”
Certain Covenants
The indenture governing the notes contains covenants that limit the ability of BPC and certain of its subsidiaries’ ability to:
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incur or guarantee additional indebtedness;

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pay dividends and make other restricted payments;

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create restrictions on the payment of dividends or other distributions to BPC from its restricted subsidiaries;

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create or incur certain liens;

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make certain investments;

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engage in transactions with affiliates;

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engage in sales of assets and subsidiary stock; and

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transfer all or substantially all of BPC’s assets or enter into merger or consolidation transactions.

These covenants are subject to a number of important limitations and exceptions as described under “Description of Exchange Notes — Certain Covenants.” At BPC’s election, certain covenants will cease to apply to the exchange notes at all times after the exchange notes have investment grade ratings from both Moody’s and S&P; provided that no event of default has occurred and is continuing. Similarly, the “Change of Control” covenant will be suspended with respect to the exchange notes during all periods when the exchange notes have investment grade ratings from Moody’s and S&P; provided that no default has occurred and is continuing. Berry Group will not be subject to any of the restrictive covenants contained in the indenture governing the exchange notes.
Ratio of Earnings to Fixed Charges
The following table sets forth the ratios of earnings to fixed charges of Berry for the periods indicated.
	Fiscal Year					First Two Fiscal Quarters
	2015	2014	2013	2012	2011	2016	2015
Ratio	1.5	1.2	1.3	1.0	(0.0)	1.6	1.6

RISK FACTORS
You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K, for the fiscal year ended September 26, 2015 which is hereby incorporated by reference, and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus, before participating in this exchange offer. Additional risks and uncertainties not currently known or that are currently deemed to be immaterial may also materially and adversely affect our business operations and financial condition or the market for the notes.
Risks Relating to the Exchange Offer
If you fail to exchange your outstanding notes, they will continue to be restricted securities and may become less liquid.
Outstanding notes that you do not tender or that we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the outstanding notes in the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer — Procedures for Tendering Outstanding Notes.” Such procedures and conditions include timely receipt by the exchange agent of such outstanding notes and of a properly completed and duly executed letter of transmittal. Because we anticipate that most holders of the outstanding notes will elect to exchange their outstanding notes, we expect that the liquidity of the market for the outstanding notes remaining after the completion of the exchange offer will be substantially limited. Any outstanding notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the outstanding notes. Further, following the exchange offer, if you did not tender your outstanding notes, you generally will not have any further registration rights, and such outstanding notes will continue to be subject to certain transfer restrictions.
Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.
Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.
You may not receive the exchange notes in the exchange offer if the exchange offer procedures are not properly followed.
We will issue the exchange notes in exchange for your outstanding notes only if you properly tender the outstanding notes before expiration of the exchange offer. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the outstanding notes for exchange. If you are the beneficial holder of outstanding notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your outstanding notes are held and instruct that person to tender on your behalf.
The consummation of the exchange offer may not occur.
We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer — Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes.

Risks Related to the Exchange Notes
You may find it difficult to sell your exchange notes because there is no existing trading market for them.
The exchange notes are being offered to the holders of the outstanding notes. The outstanding notes were issued on October 1, 2015, primarily to a small number of institutional investors. There is no existing trading market for the exchange notes and there can be no assurance regarding the future development of a market for the exchange notes, or the ability of the holders of the exchange notes to sell their exchange notes or the price at which such holders may be able to sell their exchange notes. If such a market were to develop, the exchange notes could trade at prices that may be higher or lower than the initial offering price of the outstanding notes depending on many factors, including prevailing interest rates, our financial position, operating results and the market for similar securities. We do not intend to apply for listing or quotation of the exchange notes on any exchange and we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. The initial purchasers of the outstanding notes are not obligated to make a market in the exchange notes, and any market-making may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the exchange notes or that an active market for the exchange notes will develop. As a result, the market price of the exchange notes, as well as your ability to sell the exchange notes, could be adversely affected.
Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the exchange notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the exchange notes.
Our substantial indebtedness could affect our ability to meet our obligations under the notes and may otherwise restrict our activities.
We have a significant amount of indebtedness. As of April 2, 2016, we had total indebtedness (including current portion, net of original issuance discount and deferred financing fees) of  $5,987 million and cash and cash equivalents totaling $212 million. As of April 2, 2016, BPC was able to borrow $576 million under the revolving portion of BPC’s senior secured credit facilities, subject to our borrowing base calculations. We are permitted by the terms of the notes and our other debt instruments to incur substantial additional indebtedness, subject to the restrictions therein. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations.
Our substantial indebtedness could have important consequences. For example, it could:
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make it more difficult for us to satisfy our obligations under our indebtedness, including the notes;

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limit our ability to borrow money for our working capital, capital expenditures, debt service requirements or other corporate purposes;

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require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures, product development and other corporate requirements;

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increase our vulnerability to general adverse economic and industry conditions; and

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limit our ability to respond to business opportunities, including growing our business through acquisitions.

In addition, the credit agreements and indentures governing our current indebtedness contain, and any future debt instruments would likely contain, financial and other restrictive covenants, which will impose significant operating and financial restrictions on BPC and certain of its subsidiaries (and in the case of debt of Berry Group, Berry Group), including restrictions on Berry Group’s, BPC’s and such subsidiaries’ ability to, among other things:
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incur or guarantee additional debt;

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pay dividends and make other restricted payments;

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create or incur certain liens;

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make certain investments;

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engage in sales of assets and subsidiary stock;

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enter into transactions with affiliates;

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transfer all or substantially all of its or their respective assets or enter into merger or consolidation transactions; and

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make capital expenditures.

In addition, BPC’s revolving credit facility requires BPC to maintain a minimum fixed charge coverage ratio at any time when the aggregate unused revolver capacity falls below either 10% of the lesser of the revolving credit facility commitments and the borrowing base (and in no event less than $45 million) (and for ten consecutive days following the date upon which availability exceeds such threshold) or during the continuation of an event of default. In that event, BPC must satisfy a minimum fixed charge coverage ratio requirement of 1.0 to 1.0.
As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. Furthermore, a failure to comply with these covenants could result in an event of default, which, if not cured or waived, could have a material adverse effect on our business, financial condition, and results of operations. In the event of any default under BPC’s senior secured credit facilities or the indenture governing the notes or BPC’s other second priority notes, the lenders under BPC’s senior secured credit facilities:
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will not be required to lend any additional amounts to us;

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could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

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may have the ability to require us to apply all of our available cash to repay these borrowings; or

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may prevent us from making debt service payments under our other agreements, including the indenture governing the notes;

any of which could result in an event of default under the notes.
In addition, in the event of any default under Berry Group’s term loan credit agreement that is not cured or waived, the lenders thereunder could elect to declare all borrowings thereunder outstanding, together with accrued and unpaid interest and fees, to be due and payable.
If the indebtedness under BPC’s senior secured credit facilities or our other indebtedness, including the notes, were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. See “Description of Exchange Notes.”
The restrictive covenants in the indenture governing the notes are subject to a number of important qualifications and exceptions. Among other things, despite our substantial indebtedness, we and our subsidiaries may still be able to incur significantly more debt. This could intensify the risks described above.
The terms of the indentures governing the notes and our other second priority notes, and the terms of our senior secured credit facilities, contain restrictions on our and our subsidiaries’ ability to incur additional indebtedness, including senior secured indebtedness that will be effectively senior to the notes to the extent of the assets securing such indebtedness and senior secured indebtedness that will be pari passu with the notes, in each case subject to the terms of the intercreditor agreements. However, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. In addition, Berry Group will not be subject to any of the restrictive covenants in the indenture governing the notes including as they may relate to indebtedness. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, much of which could constitute secured or senior indebtedness. As of April 2, 2016, we had $576 million available for additional borrowing under our revolving credit facility (subject to the possibility of borrowings under the revolving credit facility to account for purchase price adjustments), all of which would be secured. In addition to the notes, the other second priority notes and our borrowings under our senior secured credit facilities, the covenants under any other existing or future debt instruments could allow us to borrow a significant amount of additional indebtedness. The more leveraged we become, the more we, and in turn our securityholders, become exposed to the risks described above under “— Our substantial indebtedness, could affect our ability to meet our obligations under the notes and may otherwise restrict our activities.”
In addition, the other restrictive covenants in the indenture governing the notes and the documents governing our other indebtedness are subject to a number of significant qualifications and exceptions. Among other things, the restriction on BPC’s ability to pay dividends that are contained in the indenture governing the notes will permit BPC to pay dividends in a number of circumstances, including dividends to Berry Group in order to permit Berry Group to satisfy its obligations under its tax receivable agreement.
A downgrade in our credit ratings could materially adversely affect our business and financial condition.
We plan to manage our operations to maintain a capital structure consistent with our current profile, but there can be no assurance that we will be able to maintain our current credit ratings. If the applicable rating agencies reduce the credit rating of the notes, the market price of the notes may be adversely affected. Any downgrades in terms of ratings or outlook by any of the rating agencies could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our financial condition, results of operations and liquidity.
We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.
Our ability to pay principal and interest on the notes and to satisfy our other debt obligations will depend upon, among other things:
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our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

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the future availability of borrowings under BPC’s senior secured credit facilities, which depends on, among other things, our complying with the covenants in BPC’s senior secured credit facilities.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available under BPC’s senior secured credit facilities or otherwise, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the notes. See “Cautionary Language Regarding Forward-Looking Statements” included in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” included in Berry’s Annual Report on Form 10-K for the fiscal year ended September 26, 2015 and our Quarterly Reports on Form 10-Q for the quarterly periods ended January 2, 2016 and April 2, 2016, which are incorporated by reference herein.
If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements, including BPC’s senior secured credit facilities and the indentures governing the notes and the other second priority notes, may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due.
Repayment of BPC’s debt, including the notes, is dependent on cash flow generated by BPC’s subsidiaries.
BPC’s subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of BPC’s indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by BPC’s subsidiaries and (if they are not guarantors of the notes) their ability to make such cash available to BPC, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, BPC’s subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. BPC’s subsidiaries may not be able to, or may not be permitted to, make distributions to enable BPC to make payments in respect of BPC’s indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit BPC’s ability to obtain cash from its subsidiaries. While the indenture governing the notes limits the ability of BPC’s subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to BPC, these limitations are subject to certain qualifications and exceptions. In the event that BPC does not receive distributions from its non-guarantor subsidiaries, BPC may be unable to make required principal and interest payments on its indebtedness, including the notes.
The collateral securing the notes is subject to control by creditors with first priority liens and subject to the terms of the applicable intercreditor agreement. If there is a default, the value of the collateral may not be sufficient to repay both the first priority creditors and the holders of the notes and the other second priority creditors.
The notes are secured on a second priority basis by substantially all of the collateral of BPC and its restricted subsidiaries that secures either or both of BPC’s senior secured credit facilities on a first priority basis (subject to certain exceptions described herein). Under the terms of the indenture governing the notes, we are permitted in the future to incur additional indebtedness and other obligations that may share in the second priority liens on the collateral securing the notes and, in certain circumstances, in the first priority liens on the collateral securing BPC’s senior secured credit facilities, and under certain circumstances we will be permitted to contribute cash or other assets held by BPC or its restricted subsidiaries to unrestricted subsidiaries.
The holders of obligations secured by the first priority liens on the collateral will be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before the holders of the notes and other obligations secured by second priority liens will be entitled to any recovery from the collateral. We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of all of such collateral would be sufficient to satisfy the amounts outstanding under the notes and other obligations secured by the second priority liens, if any, after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the notes, then holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets, which claim will rank equal in priority to the unsecured claims with respect to any unsatisfied portion of the obligations secured by the first priority liens or other second priority liens and our other unsecured senior indebtedness. As of April 2, 2016, the aggregate amount of senior secured indebtedness outstanding and constituting first priority lien obligations was approximately $4,452 million. In addition, BPC had $576 million of availability under its revolving credit facility. Under the indenture governing the notes, BPC and its subsidiaries can also incur additional indebtedness secured by first priority liens and second priority liens so long as such first and second priority liens are securing indebtedness permitted to be incurred by the covenants described under “Description of Exchange Notes” and certain other conditions are met. BPC’s ability to designate future debt as either first priority secured or second priority secured and, in either event, to enable the holders thereof to share in the collateral on either a priority basis or a pari passu basis with holders of the notes, BPC’s senior secured credit facilities and BPC’s other second priority notes, may have the effect of diluting the ratio of the value of such collateral to the aggregate amount of the obligations secured by the collateral.

In addition, the asset sale covenant and the definition of asset sale, each in the indenture governing the notes, have a number of exceptions pursuant to which BPC and its subsidiaries would be able to sell collateral without being required to reinvest the proceeds of such sale into assets that will comprise collateral, or collateral of the same type, or to make an offer to the holders of the notes to repurchase the notes. See “Description of Exchange Notes — Certain Covenants — Asset Sales,” and “Description of Exchange Notes — Certain Definitions.”
BPC’s senior secured credit facilities have the benefit of a pledge of the stock of BPC, which the notes and the other second priority notes do not have. In addition, BPC’s and the guarantor subsidiaries’ obligations under BPC’s senior secured credit facilities are secured by pledges of stock of subsidiaries of BPC (with certain exceptions) and, to the extent described in BPC’s revolving credit facility, certain accounts and cash, while BPC’s and the guarantor subsidiaries’ obligations under the notes and the other second priority notes are not secured by such pledges. The proceeds of such assets, if any, may not be available to repay the notes.
Finally, Berry Group will not be subject to any of the restrictive covenants in the indenture governing the exchange notes, including as they may relate to indebtedness or asset sales.
The lien-ranking provisions set forth in the indenture governing the notes and the applicable intercreditor agreement substantially limit the rights of the holders of the notes with respect to the collateral securing the notes.
The rights of the holders of the notes with respect to the collateral securing the notes are substantially limited pursuant to the terms of the lien-ranking provisions set forth in the indenture governing the notes and the intercreditor agreement. Under those lien-ranking provisions, at any time that obligations that have the benefit of the first priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents, will be at the direction of the holders of the obligations secured by the first priority liens. The trustee, on behalf of the holders of the notes, will not have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected. Additional releases of collateral from the second priority lien securing the notes are permitted under some circumstances. The holders also waive certain rights normally accruing to secured creditors in a bankruptcy. See “Description of Exchange Notes — Security for the Second Priority Notes.”
It may be difficult to realize the value of the collateral securing the notes.
The collateral securing the notes is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the holders of first priority liens on the collateral securing the notes from time to time, whether on or after the date the notes are issued. The underwriters have neither analyzed the effect of, nor participated in any negotiations relating to such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes, as well as the ability of the collateral agent, to realize or foreclose on such collateral.
The collateral securing the notes does not include all of BPC’s or the subsidiary guarantors’ assets. In particular, the collateral does not include (i) any property or assets owned by subsidiaries of the Issuer that are not subsidiary guarantors, (ii) any license, contract or agreement, if and only for so long as the grant of a security interest under the security documents relating to the notes would result in a breach or default under, or abandonment, invalidation or unenforceability of, such license, contract or agreement, (iii) any equity securities or other equity interests of any of BPC’s subsidiaries, (iv) any vehicle covered by a certificate of title or ownership, (v) any deposit accounts, securities accounts or cash (vi) any real property held by BPC or any of its subsidiaries under a lease or any real property that does not secure either or both of BPC’s senior secured credit facilities and (vii) certain other exceptions described in such security documents. No appraisals of any collateral have been prepared in connection with this exchange offer. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed. See “Risks Related to the Exchange Notes — The value of the collateral securing the exchange notes may not be sufficient to secure post-petition interest, fees or expenses.”
The security interest of the collateral agent for the notes will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.
Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes and other second priority secured obligations after repayment of first priority secured obligations, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case. See “Risks Related to the Exchange Notes — The value of the collateral securing the exchange notes may not be sufficient to secure post-petition interest, fees or expenses.”
Your rights in the collateral may be adversely affected by the failure to perfect security interests in collateral.
Applicable law provides that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected with respect to the claims of such notes if the collateral agent for the notes is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the notes. In addition, applicable law provides that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. BPC and the subsidiary guarantors have limited obligations to perfect the noteholders’ security interest in specified collateral. There can be no assurance that the collateral agent for the notes will monitor, or that we will inform the trustee of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the collateral agent for the notes, as applicable, against third parties. In addition, as described further herein, even if the liens on collateral acquired in the future are properly perfected, such liens may potentially be avoidable as a preference in any bankruptcy or insolvency proceeding under certain circumstances. See “Risks Related to the Exchange Notes — Any future pledge of collateral might be avoidable in bankruptcy.”
State law may limit the ability of the collateral agent for the holders of the notes to foreclose on the real property and improvements and leasehold interests included in the collateral.
The notes are secured by, among other things, liens on owned real property and improvements located in the states of North Carolina, Tennessee and Virginia. The laws of those states may limit the ability of the trustee and the holders of the notes to foreclose on the improved real property collateral located in that state, since those state laws govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the notes. In addition, these laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even it is has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.
The holders of the notes and the trustee also may be limited in their ability to enforce a breach of the “no liens” covenant. Some decisions of state courts have placed limits on a lender’s ability to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates, and a lender may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the trustee and the holders of the notes from declaring a default and accelerating the notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.
The collateral is subject to casualty risks.
Although we maintain insurance policies to insure against losses, there are certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate us fully for our losses in the event of a catastrophic loss. We cannot assure you that any insurance proceeds received by us upon the total or partial loss of the collateral securing the notes and guarantees will be sufficient to satisfy all of our secured obligations, including the exchange notes and guarantees.
Bankruptcy laws may limit your ability to realize value from the collateral.
The right of the collateral agent to foreclose upon, repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent foreclosed upon, repossessed and disposed of the collateral. Upon the commencement of a case under Title 11 of the United States Code, which we refer to as the Bankruptcy Code, a secured creditor such as the collateral agent in respect of the notes is prohibited from foreclosing upon or repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without prior bankruptcy court approval, which may not be given. Moreover, the Bankruptcy Code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional or replacement security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.
In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:
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whether or when payments under the exchange notes could be made following commencement of a bankruptcy case or the length of any delay in making such payments;

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whether or when the collateral agent could foreclose upon, repossess or dispose of the collateral;

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the value of the collateral at the time of the bankruptcy petition; or

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whether or to what extent holders of the exchange notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of  “adequate protection.”

Any disposition of the collateral during a bankruptcy case would also require prior permission from the bankruptcy court (which may not be given).
In addition, with respect to the notes, the applicable intercreditor agreement provides that, in the event of a bankruptcy, the trustee, as the collateral agent for the notes, may not object to a number of important matters following the filing of a bankruptcy petition so long as any first lien debt is outstanding. After such a filing, the value of the collateral securing the notes could materially deteriorate and holders of notes would be unable to raise an objection.
The right of the holders of obligations secured by first priority liens on the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.
In the event of a bankruptcy of BPC or any of the guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the collateral securing the notes.
In any bankruptcy proceeding with respect to BPC or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. The consequences of a finding of under-collateralization would include, among other things, a lack of entitlement on the part of the notes to receive post-petition interest, fees or expenses and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.
The value of the collateral securing the notes may not be sufficient to secure post-petition interest, fees or expenses.
In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against BPC, holders of the notes will only be entitled to post-petition interest, fees or expenses under the Bankruptcy Code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim (after taking into account all senior secured claims). Holders of the notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest, fees or expenses under the Bankruptcy Code. No appraisal of the fair market value of the collateral has been prepared in connection with the exchange offer and we therefore cannot assure you that the value of the noteholders’ interest in the collateral equals or exceeds the principal amount of the exchange notes.
Any future pledge of collateral or future guarantee might be avoidable in bankruptcy.
Any future pledge of collateral or future guarantee in favor of the collateral agent for the trustee and holders of the exchange notes, including pursuant to mortgages and security documents delivered after the date of the indenture governing the notes, might face a greater risk than mortgages, security interests, or guarantees in place on the issue date of being avoided, by the pledgor or guarantor (as debtor in possession) or by its trustee in bankruptcy, as a preferential transfer or otherwise. Any such future pledge of collateral could be so avoided if certain events or circumstances exist or occur, including, among others, if the pledgor or guarantor is insolvent at the time of the pledge or guarantee, the pledge or guarantee permits the holders of the exchange notes to receive a greater recovery in a hypothetical Chapter 7 liquidation than if the pledge or guarantee had not been given, and a bankruptcy proceeding in respect of the pledgor or guarantor is commenced within 90 days following the pledge or issuance of the guarantee, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest or guarantee is avoided as a preference or otherwise, you would lose the benefit of such mortgage, security interest or guarantee.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.
Any default under the agreements governing our indebtedness, including a default under BPC’s senior secured credit facilities, that is not waived by the required holders of such indebtedness, and any remedies sought by the holders of such indebtedness, could prohibit us from making payments of principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. More specifically, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek waivers or amendments from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under our revolving credit facility or any of the other agreements governing our indebtedness and seek a waiver, we may not be able to obtain a waiver from the required holders of such indebtedness. If this occurs, we would be in default under such indebtedness, the holders of such indebtedness could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See “Security Documents and Intercreditor Agreement” and “Description of Exchange Notes.”
The notes are structurally subordinated to all liabilities of our non-guarantor subsidiaries.
The notes are structurally subordinated to the indebtedness and other liabilities of BPC’s subsidiaries that do not guarantee the notes, which include certain of BPC’s domestic subsidiaries and all of BPC’s non-U.S. subsidiaries. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that BPC or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of exchange notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to BPC.
Federal and state fraudulent transfer laws permit a court, under certain circumstances, to void the notes, guarantees and security interests, and, if that occurs, you may not receive any payments on the notes.
The issuance of the notes and the guarantees (and the related security interests) may be subject to review under federal and state fraudulent transfer and conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the guarantors or on behalf of our unpaid creditors or the unpaid creditors of a guarantor. While the relevant laws may vary from state to state, the incurrence of the obligations in respect of the notes and the guarantees, and the granting of the security interests in respect thereof, will generally be a fraudulent conveyance if  (i) the consideration was paid with the intent of hindering, delaying or defrauding creditors or (ii) BPC or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of  (ii) only, any one of the following is also true:
•
BPC or any of the guarantors were or was insolvent or rendered insolvent by reason of issuing the exchange notes or the guarantees;

•
payment of the consideration left BPC or any of the guarantors with an unreasonably small amount of capital to carry on the business in which they were engaged or about to engage; or

•
BPC or any of the guarantors intended to, or believed that we or it would, incur debts beyond its ability to pay as they mature.

If a court were to find that the issuance of the notes or a guarantee (or the related security interests) was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of BPC or such guarantor, require the holders of the notes to repay any amounts received with respect to the notes or such guarantee or void or otherwise decline to enforce the security interests and related security agreements in respect thereof. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the exchange notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of the guarantors that could result in acceleration of such debt.
The measures of insolvency for purposes of fraudulent conveyance laws vary depending upon the law of the jurisdiction that is being applied, such that we cannot be certain as to the standards a court would use to determine whether or not BPC or the guarantors were solvent at the relevant time, or regardless of the standard used, that any payments to the holders of the exchange did not constitute preferences, fraudulent transfers or conveyances on other grounds or that the issuance of the notes and the guarantees would not be subordinated to BPC’s or any guarantor’s other debt. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:
•
the sum of its debts, including contingent liabilities, was greater than the fair value of all its assets;

•
the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•
it could not pay its debts as they become due.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is satisfied. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee or security interest to the extent such guarantor did not obtain a reasonably equivalent benefit from the issuance of the notes. Thus, if the guarantees were legally challenged, any guarantee could be subject to the claim that, since the guarantee was incurred for BPC’s benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than reasonably equivalent value or fair consideration. Therefore, a court could void the obligations under the guarantees (and the related security interests), subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.
In addition, the liability of each guarantor under its guarantee may be limited to the amount that will result in such guarantee not constituting a preference, fraudulent conveyance or improper corporate distribution or otherwise being set aside. A bankruptcy court decision in Florida (that was later reinstated by the applicable court of appeals on other grounds) questioned the validity of such a savings clause in a guarantee.
Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.
You have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending on the amount of other obligations of such guarantor. Also, there can be no assurance as to what standard a court will apply in making a determination of the maximum liability of each guarantor. Further, under the circumstances discussed more fully above, a court under Federal or state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of Exchange Notes — Subsidiary Guarantees and Parent Guarantee.”

We may not be able to repurchase the notes upon a change of control.
Upon a change of control as defined in the indenture governing the notes, we will be required to make an offer to repurchase all outstanding notes at 101% of their principal amount and an offer to repurchase all other second priority notes at 101% of their principal amount, in each case plus accrued and unpaid interest, unless we have previously given notice of our intention to exercise our right to redeem the notes or unless such obligation is suspended. See “Description of Exchange Notes — Change of Control.” We may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer or, if then permitted under the indenture governing the notes, to redeem the notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under each of the applicable indentures. The occurrence of a change of control would also constitute an event of default under BPC’s senior secured credit facilities and may constitute an event of default under the terms of our other indebtedness. The terms of the credit agreements governing BPC’s senior secured credit facilities, the indentures governing BPC’s other second priority notes and the indenture governing the notes limit our right to purchase or redeem certain indebtedness. In the event any purchase or redemption is prohibited, we may seek to obtain waivers from the required lenders under BPC’s senior secured credit facilities or holders of our other second priority notes and the notes to permit the required repurchase or redemption, but the required holders of such indebtedness have no obligation to grant, and may refuse to grant such a waiver. Absent such a waiver, the indenture for the notes requires us to repay all obligations under such senior secured credit agreements in order to eliminate such prohibitions; however, we may not have sufficient financial resources to do so and may not be able to refinance such obligations on commercially reasonable terms (or at all). A change of control is defined in the indenture governing the notes and would not include all transactions that could involve a change of control of our day-to-day operations, including a transaction involving the Management Group as defined in the indenture governing the notes. See “Description of Exchange Notes — Change of Control.”
There may be no active trading market for the exchange notes, and if one develops, it may not be liquid.
The exchange notes will constitute new issues of securities for which there is no established trading market. We do not intend to list the exchange notes on any national securities exchange. Although the underwriters have advised us that they currently intend to make a market in the exchange notes, they are not obligated to do so and may discontinue such market-making activity at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance as to the development or liquidity of any market for the exchange notes, the ability of the holders of the exchange notes to sell their exchange notes or the price at which the holders would be able to sell their exchange notes. Future trading prices of the exchange notes will depend on many factors, including:
•
our operating performance and financial condition;

•
the interest of securities dealers in making a market; and

•
the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your exchange notes.

USE OF PROCEEDS
We will not receive any proceeds from the exchange offer. Because the exchange notes have substantially identical terms as the outstanding notes, the issuance of the exchange notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement entered into with the initial purchasers of the outstanding notes. See “The Exchange Offer — Purpose and Effect; Registration Rights.” We used the proceeds from the offering of the outstanding notes to fund a portion of the cash consideration due in respect of the Avintiv acquisition, to repay certain existing debt of Avintiv and its subsidiaries, and to pay certain fees and expenses related to such transactions and the outstanding notes offering.

THE EXCHANGE OFFER
Purpose and Effect; Registration Rights
We entered into a registration rights agreement with the initial purchasers of the outstanding notes, in which we agreed to file a registration statement relating to an offer to exchange the outstanding notes for the exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to file the registration statement with the SEC within 220 days of the closing date and to cause it to become effective under the Securities Act within 270 days after such date. The exchange notes will have terms substantially identical to the outstanding notes except that the exchange notes do not contain terms with respect to transfer restrictions and registration rights and additional interest payable for the failure to consummate the exchange offer.
Within 220 days of the occurrence of any of the circumstances outlined below, we have agreed to file a shelf registration statement with the SEC to cover the resale of the outstanding notes by the holders thereof. We have further agreed that we will use our commercially reasonable efforts to cause the SEC to declare such a shelf registration statement effective as promptly as possible, but in no event later than on or before the 270th day after the obligation to file a shelf registration statement arises and to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. The circumstances are:
•
the consummation of the exchange offer is not permitted by applicable law or SEC policy;

•
the exchange offer is not consummated within 30 days after the date notice of the exchange offer is required to be mailed to holders of the outstanding notes; or;

•
any holder of outstanding notes notifies us prior to the 20th day following consummation of the exchange offer that:

(a)
it is prohibited by law or SEC policy from participating in the exchange offer; or

(b)
it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus (other than by reason of such holder’s status as our affiliate) and the prospectus contained in this exchange offer registration statement is not appropriate or available for such resales; or

(c)
it is a broker-dealer and owns outstanding notes acquired directly from us or our affiliate.

The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the registration rights agreement, a copy of which has been filed as Exhibit 4.3 to our Current Report on Form 8-K filed with the SEC on October 6, 2015.
Transferability of the Exchange Notes
We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations, we believe that you, or any other person receiving exchange notes, may offer for resale, resell or otherwise transfer such exchange notes without complying with the registration and prospectus delivery requirements of the U.S. federal securities laws, if:
•
you, or the person or entity receiving such exchange notes, is acquiring such exchange notes in the ordinary course of business;

•
neither you nor any such person or entity is participating in or intends to participate in a distribution of the exchange notes within the meaning of the U.S. federal securities laws;

•
neither you nor any such person or entity has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes;

•
neither you nor any such person or entity is our “affiliate” as such term is defined under Rule 405 under the Securities Act; and

•
you are not acting on behalf of any person or entity who could not truthfully make these statements.

In order to participate in the exchange offer, each holder of exchange notes must represent to us that each of these statements is true:
•
such holder is not an affiliate of ours;

•
such holder is not engaged in and does not intend to engage in, and has no arrangement or understanding with any person to participate in a distribution of the exchange notes; and

•
any exchange notes such holder receives will be acquired in the ordinary course of business.

Broker-dealers and each holder of outstanding notes intending to use the exchange offer to participate in a distribution of exchange notes (1) may not rely under the SEC’s policy on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993) and (2) must comply with the registration and prospectus requirements of the Securities Act in connection with a secondary resale transaction and will deliver a prospectus in connection with any such resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for the outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period of not less than 180 days after the date on which this registration statement is declared effective, we will make this prospectus available to broker-dealers for use in connection with any such resale, if requested by the initial purchasers or by a broker-dealer that receives the exchange notes for its own account in the exchange offer in exchange for the outstanding notes, as a result of market-making activities or other trading activities.
Terms of the Exchange Offer; Acceptance of Tendered Notes
Upon the terms and subject to the conditions of the exchange offer, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 13, 2016. The date of acceptance for exchange of the outstanding notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date (unless extended as described in this prospectus). We will issue, on or promptly after the exchange date, up to $400,000,000 of exchange notes for a like principal amount of outstanding notes tendered and accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of  $1,000, subject to a minimum denomination of  $2,000.
The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except that:
•
the exchange notes have been registered under the U.S. federal securities laws and will not bear any legend restricting their transfer;

•
the exchange notes bear a different CUSIP number from the outstanding notes;

•
the exchange notes will not be subject to transfer restrictions or entitled to registration rights; and

•
the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer.

The exchange notes will evidence the same debt as the outstanding notes. Holders of exchange notes will be entitled to the benefits of the indenture governing the outstanding notes.

As of the date of this prospectus, $400,000,000 aggregate principal amount of the outstanding notes was outstanding. The exchange notes offered will be limited to $400,000,000 in aggregate principal amount.
In connection with the issuance of the outstanding notes, we have arranged for the outstanding notes to be issued in the form of global notes through the facilities of The Depository Trust Company, which we refer to as DTC, acting as depositary. The exchange notes will also be issued in the form of global notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.
Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Outstanding notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, including accrual of interest, but, subject to a limited exception, will not be entitled to any registration rights under the applicable registration rights agreement. See “Effect of Not Tendering.”
We will be deemed to have accepted validly tendered outstanding notes when and if we have given oral or written notice (if oral, to be promptly confirmed in writing) to the exchange agent of our acceptance. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, we will return the certificates for any unaccepted outstanding notes, at our expense, to the tendering holder promptly after expiration of the exchange offer.
Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of outstanding notes. We will pay all charges and expenses in connection with the exchange offer as described under the subheading “Solicitation of Tenders; Fees and Expenses.” Tendering holders will also not be required to pay transfer taxes in the exchange offer. However, we will not pay any taxes incurred in connection with a holder’s request to have exchange notes or non-exchanged notes issued in the name of a person other than the registered holder. See “Transfer Taxes” below.
Expiration Date; Extensions; Amendment
The exchange offer will expire at 5:00 p.m., New York City time, on June 13, 2016, unless we extend the exchange offer. To extend the exchange offer, we will notify the exchange agent and each registered holder of outstanding notes of any extension before 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date. We reserve the right to extend the exchange offer, delay accepting any tendered outstanding notes in the case of an extension of the exchange offer or, if any of the conditions described below under “Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner. We will give oral or written notice (if oral, to be promptly confirmed in writing) of such delay, extension, termination or amendment to the exchange agent.
If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.
If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.
If we delay accepting any outstanding notes or terminate the exchange offer, we promptly will pay the consideration offered, or return any outstanding notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c) under the Exchange Act.
Procedures for Tendering Outstanding Notes
We understand that the exchange agent has confirmed with DTC that any financial institution that is a participant in DTC’s system may use its Automated Tender Offer Program, which we refer to as ATOP, to tender outstanding notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that DTC establish an account relating to the outstanding notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account in accordance with ATOP procedures for transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP procedures, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures.
The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book-entry confirmation, stating that DTC has received an express acknowledgment from a participant tendering outstanding notes that are the subject of the book-entry confirmation and that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the participant. An agent’s message must, in any case, be transmitted to and received or confirmed by the exchange agent, at its address set forth under the subheading “The Exchange Agent” below, prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.
Unless the tender is being made in book-entry form, to tender in the exchange offer, you must:
•
complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•
have the signatures guaranteed if required by the letter of transmittal; and

•
mail or otherwise deliver the letter of transmittal or such facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

By executing the letter of transmittal, you will make to us the representations set forth in the second paragraph under the heading “Transferability of the Exchange Notes.”
All tenders not withdrawn before the expiration date and the acceptance of the tender by us will constitute an agreement between you and us under the terms and subject to the conditions in this prospectus and in the letter of transmittal including an agreement to deliver good and marketable title to all tendered notes prior to the expiration date free and clear of all liens, charges, claims, encumbrances, adverse claims and rights and restrictions of any kind.
The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. Instead of delivery by mail, you should use an overnight or hand delivery service. In all cases, you should allow for sufficient time to ensure delivery to the exchange agent before the expiration of the exchange offer. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. You should not send any note, letter of transmittal or other required document to us.
Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner’s own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering such beneficial owner’s outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
The exchange of outstanding notes will be made only after timely receipt by the exchange agent of certificates for outstanding notes, a letter of transmittal and all other required documents, or timely completion of a book-entry transfer. If any tendered notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the exchange agent will return such unaccepted or non-exchanged notes to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of outstanding notes tendered by book-entry transfer, the exchange agent will credit the non-exchanged notes to an account maintained with the DTC.
Guarantee of Signatures
Signatures on letters of transmittal or notices of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the original notes tendered pursuant thereto are tendered:
•
by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; and

•
for the account of an eligible guarantor institution.

In the event that a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, such guarantee must be made by:
•
a member firm of a registered national securities exchange of the National Association of Securities Dealers, Inc.;

•
a commercial bank or trust company having an office or correspondent in the United States; and

•
another eligible guarantor institution.

Signature on the Letter of Transmittal; Bond Powers and Endorsements
If the letter of transmittal is signed by a person other than the registered holder of the outstanding notes, the registered holder must endorse the outstanding notes or provide a properly completed bond power. Any such endorsement or bond power must be signed by the registered holder as that registered holder’s name appears on the outstanding notes. Signatures on such outstanding notes and bond powers must be guaranteed by an “eligible guarantor institution.”
If you sign the letter of transmittal or any outstanding notes or bond power as a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, fiduciary or in any other representative capacity, you must so indicate when signing. You must submit satisfactory evidence to the exchange agent of your authority to act in such capacity.
Determination of Valid Tenders; Our Rights under the Exchange Offer
All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered notes will be determined by us in our sole discretion, which determination will be final and binding on all parties. We expressly reserve the absolute right, in our sole discretion, to reject any or all outstanding notes not properly tendered or any outstanding notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive or amend any conditions of the exchange offer or to waive any defects or irregularities of tender for any particular note, whether or not similar defects or irregularities are waived in the case of other notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. No alternative, conditional or contingent tenders will be accepted. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured by the tendering holder within such time as we determine.
Although we intend to request the exchange agent to notify holders of defects or irregularities in tenders of outstanding notes, neither we, the exchange agent nor any other person will have any duty to give notification of defects or irregularities in such tenders or will incur any liability to holders for failure to give such notification. Holders will be deemed to have tendered outstanding notes only when such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.
Guaranteed Delivery Procedures
If you desire to tender outstanding notes pursuant to the exchange offer and (1) certificates representing such outstanding notes are not immediately available, (2) time will not permit your letter of transmittal, certificates representing such outstanding notes and all other required documents to reach the exchange agent on or prior to the expiration date, or (3) the procedures for book-entry transfer (including delivery of an agent’s message) cannot be completed on or prior to the expiration date, you may nevertheless tender such outstanding notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:
•
you must effect your tender through an “eligible guarantor institution,” which is defined above under the heading “Guarantee of Signatures”;

•
a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent’s message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; and

•
the certificates for the tendered notes, in proper form for transfer (or a book entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above), together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent’s message, are received by the exchange agent within three (3) New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.
Withdrawal Rights
Except as otherwise provided in this prospectus, you may withdraw tendered notes at any time before 5:00 p.m., New York City time, on the expiration date. For a withdrawal of tendered notes to be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer at the address set forth herein. Any notice of withdrawal must:
•
specify the name of the person having tendered the outstanding notes to be withdrawn;

•
identify the outstanding notes to be withdrawn (including the certificate number(s) of the outstanding notes physically delivered) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC;

•
be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, with any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•
specify the name in which any such notes are to be registered, if different from that of the registered holder.

If the outstanding notes have been tendered under the book entry delivery procedure described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC’s book entry transfer facility.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such outstanding notes in our sole discretion, and our determination will be final and binding on all parties. Any permitted withdrawal of notes may not be rescinded. Any notes properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. The exchange agent will return any withdrawn notes without cost to the holder promptly after withdrawal of the notes. Holders may retender properly withdrawn notes at any time before the expiration of the exchange offer by following one of the procedures described above under the heading “Procedures for Tendering Outstanding Notes.”
Conditions to the Exchange Offer
Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any exchange notes for, any outstanding notes, and may terminate or amend the exchange offer before the expiration of the exchange offer, if:
•
we determine that the exchange offer violates any law, statute, rule, regulation or interpretation by the staff of the SEC or any order of any governmental agency or court of competent jurisdiction; or

•
any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our judgment, could reasonably be expected to impair our ability to proceed with the exchange offer.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.
In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at any time any stop order is threatened or issued with respect to the registration statement for the exchange offer and the exchange notes or the qualification of the indenture governing the notes under the Trust Indenture Act of 1939. In any such event, we must use commercially reasonable efforts to obtain the withdrawal or lifting of any stop order at the earliest possible moment.
Effect of Not Tendering
To the extent outstanding notes are tendered and accepted in the exchange offer, the principal amount of outstanding notes will be reduced by the amount so tendered and a holder’s ability to sell untendered outstanding notes could be adversely affected. In addition, after the completion of the exchange offer, the outstanding notes will remain subject to restrictions on transfer. Because the outstanding notes have not been registered under the U.S. federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. The holders of outstanding notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a “shelf” registration statement for a continuous offer of outstanding notes.
Accordingly, the outstanding notes not tendered may be resold only:
•
to us or our subsidiaries;

•
pursuant to a registration statement that has been declared effective under the Securities Act;

•
for so long as the outstanding notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person the seller reasonably believes is a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A; or

•
pursuant to any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee), subject in each of the foregoing cases to any requirements of law that the disposition of the seller’s property or the property of such investor account or accounts be at all times within its or their control and in compliance with any applicable state securities laws.
Upon completion of the exchange offer, due to the restrictions on transfer of the outstanding notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes.
Regulatory Approvals
Other than the U.S. federal securities laws, there are no U.S. federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.
Solicitation of Tenders; Fees and Expenses
We will bear the expenses of soliciting tenders and are mailing the principal solicitation. However, our officers and regular employees and those of our affiliates may make additional solicitation by telegraph, telecopy, telephone or in person.
We have not retained any dealer-manager in connection with the exchange offer. We will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we may pay the exchange agent reasonable and customary fees for its services and may reimburse it for its reasonable out-of-pocket expenses.
We will pay the cash expenses incurred in connection with the exchange offer. These expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and reasonable expenses and printing costs, among others.
Transfer Taxes
We will pay all transfer taxes, if any, required to be paid by us in connection with the exchange of the outstanding notes for the exchange notes. However, if:
•
exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the outstanding notes tendered;

•
tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•
a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer,

then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such transfer taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.
Accounting Treatment
The exchange notes will be recorded at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will be charged to expense in accordance with generally accepted accounting principles.

The Exchange Agent
U.S. Bank National Association is serving as the exchange agent for the exchange offer. ALL EXECUTED LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE EXCHANGE AGENT AT THE ADDRESS LISTED BELOW. Questions, requests for assistance and requests for additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent at the address or telephone number listed below.
By Registered or Certified Mail:	U.S. Bank National Association
Attn: Corporate Actions 111 Fillmore Avenue St. Paul, MN 55107-1402
By Overnight Courier or Regular Mail:	U.S. Bank National Association
Attn: Corporate Actions 111 Fillmore Avenue St. Paul, MN 55107-1402
By Hand Delivery:	U.S. Bank National Association
Attn: Corporate Actions 111 Fillmore Avenue St. Paul, MN 55107-1402 Confirm by Telephone: (651) 466-7367
Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.
DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

DESCRIPTION OF EXCHANGE NOTES
On October 1, 2015, we issued $400,000,000 in aggregate principal amount of the outstanding notes to the initial purchasers. The outstanding notes were originally issued by Berry Plastics Escrow Corporation. Immediately following the issuance of the outstanding notes and on October 1, 2015, (i) BPC assumed Berry Plastics Escrow Corporation’s obligations under the outstanding notes and related indenture and became substituted as the issuer of the outstanding notes, and (ii) Berry Group and the subsidiary guarantors guaranteed the outstanding notes. All references to “Escrow Release Date” herein shall be references to October 1, 2015, the date on which the Berry Assumption occurred.
The initial purchasers sold the outstanding notes to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act. The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except that the exchange notes will not be subject to transfer restrictions or entitled to registration rights, and the additional interest provisions applicable to the outstanding notes in some circumstances relating to the timing of the exchange offer will not apply to the exchange notes. See “The Exchange Offer — Transferability of the Exchange Notes.” In addition, we do not plan to list the exchange notes on any securities exchange or seek quotation on any automated quotation system. Any outstanding notes that remain outstanding after the exchange offer, together with the exchange notes issued in the exchange offer, will be treated as a single class of securities for voting purposes under the Indenture (as defined under the subheading “General” below). References to the “Second Priority Notes” refer to the outstanding notes and the exchange notes.
The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, define your rights as holders of the exchange notes. Copies of the Indenture are available upon request to us at the address indicated under “Where You Can Find More Information.” Certain defined terms used in this description but not defined below under “Certain Definitions” have the meanings assigned to them in the Indenture.
The registered holder of a note will be treated as the owner of such note for all purposes. Only registered holders will have rights under the Indenture.
General
The following summary of certain provisions of the Indenture, the Second Priority Notes, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement (as defined below) does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, the Second Priority Notes, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of Second Priority Notes” section and not otherwise defined have the meanings set forth in the section “— Certain Definitions.” As used in this “Description of Second Priority Notes” section, “we,” “us” and “our” mean the Company and its Subsidiaries.
The Issuer will issue the exchange notes with an initial aggregate principal amount of  $400,000,000. The Issuer may issue additional Second Priority Notes under the indenture from time to time after this offering (the “Additional Notes”). Any offering of Additional Notes is subject to the covenants described below under the subheading “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Liens.” The Second Priority Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Second Priority Notes,” references to the Second Priority Notes include any Additional Notes actually issued. The Second Priority Notes will not be fungible with, and will not be of the same class as, the Existing Second Priority Notes.
Principal of, premium, if any, and interest on the Second Priority Notes will be payable, and the Second Priority Notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially shall be the designated corporate trust office of the Trustee).

The Second Priority Notes will be issued only in fully registered form, without coupons, in minimum denominations of  $2,000 and any integral multiple of  $1,000. No service charge will be made for any registration of transfer or exchange of Second Priority Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.
Terms of the Second Priority Notes
The Second Priority Notes will be senior obligations of the Issuer, will have the benefit of the second priority security interest in the Collateral described below under “— Security for the Second Priority Notes” and will mature on October 15, 2022. Each Second Priority Note will bear interest at 6.00% per annum from October 1, 2015 or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on April 1 or October 1 immediately preceding the interest payment date on April 15 and October 15 of each year, commencing April 15, 2016. The Second Priority Notes will be secured by the Collateral described in the subheading “— Security for the Second Priority Notes.”
Additional interest is payable with respect to the Second Priority Notes in certain circumstances if the Issuer does not consummate the exchange offer (or shelf registration, if applicable) as further described under “— Registration Rights; Additional Interest.”
Optional Redemption
On or after October 15, 2018 the Issuer may redeem the Second Priority Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail or sent electronically to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on October 15 of the years set forth below:
Period	Redemption Price
2018	103.000%
2019	101.500%
2020 and thereafter	100.000%
In addition, prior to October 15, 2018, the Issuer may redeem the Second Priority Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail or sent electronically to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Second Priority Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
Notwithstanding the foregoing, at any time and from time to time on or prior to October 15, 2018, the Issuer may redeem in the aggregate up to 40% of the original aggregate principal amount of the Second Priority Notes (calculated after giving effect to any issuance of additional Second Priority Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 106.000%, plus accrued and unpaid interest to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 60% of the original aggregate principal amount of the Second Priority Notes (calculated after giving effect to any issuance of additional Second Priority Notes) remain outstanding immediately after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Second Priority Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Any redemption or notice described above may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related Equity Offering.
Selection
In the case of any partial redemption, selection of Second Priority Notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable in accordance with the depositary’s procedures; provided that no Second Priority Notes of  $2,000 or less shall be redeemed in part. If any Second Priority Note is to be redeemed in part only, the notice of redemption relating to such Second Priority Note shall state the portion of the principal amount thereof to be redeemed. A new Second Priority Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Second Priority Note. On and after the redemption date, interest will cease to accrue on Second Priority Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Second Priority Notes to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of the Indenture.
Mandatory Redemption; Offers to Purchase; Open Market Purchases
The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Second Priority Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Second Priority Notes as described under the subheadings “— Change of Control” and “— Certain Covenants — Asset Sales.” We may at any time and from time to time purchase Second Priority Notes in the open market or otherwise.
Ranking
The Indebtedness evidenced by the Second Priority Notes will be unsubordinated Indebtedness of the Issuer, will be equal in right of payment to all existing and future Pari Passu Indebtedness, will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer and will have the benefit of the second priority security interest in the Collateral described below under “— Security for the Second Priority Notes.” Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the Second Priority Notes will be second in priority (subject to Permitted Liens and to exceptions described under “— Security for the Second Priority Notes”) to all security interests at any time granted to secure First Priority Lien Obligations.
The Indebtedness evidenced by the Subsidiary Guarantees of each Subsidiary Guarantor will be equal in right of payment to all existing and future Pari Passu Indebtedness of such Subsidiary Guarantor and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Subsidiary Guarantor and will have the benefit of the security interest in the Collateral described below. Pursuant to the Security Documents and the Intercreditor Agreement, the security interests securing the Subsidiary Guarantees will be second in priority (subject to Permitted Liens, including exceptions described under “— Security for the Second Priority Notes”) to all security interests at any time granted to secure First Priority Lien Obligations.
At April 2, 2016,
(1)
the Company and its Subsidiaries had $4,452 million of Secured Indebtedness outstanding (excluding $44 million of letters of credit and additional availability under our revolving credit facility) constituting First Priority Lien Obligations (as defined in this “Description of Second Priority Notes”);

(2)
the Company and its Subsidiaries had $6,052 million of Secured Indebtedness outstanding (excluding $44 million of letters of credit and additional availability under our revolving credit facility); and

(3)
the Company and its Subsidiaries had $1,600 million of Second Priority Obligations.

Although the Indenture limits the Incurrence of Indebtedness by the Issuer and its Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, the Issuer and its Subsidiaries may be able to incur substantial amounts of Indebtedness. Such Indebtedness may be Secured Indebtedness constituting First Priority Lien Obligations. See “— Certain Covenants — Liens” and “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”
A significant portion of the operations of the Company is conducted through its Subsidiaries. Unless a Subsidiary is a Subsidiary Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Company, including holders of the Second Priority Notes. The Second Priority Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company that are not Subsidiary Guarantors.
The Indebtedness evidenced by the Parent Guarantee will be unsubordinated Indebtedness of the Parent Guarantor, will be equal in right of payment to all existing and future Parent Pari Passu Indebtedness and will be senior in right of payment to all existing and future Parent Subordinated Indebtedness. The Parent Guarantee will not be secured by any lien on the Parent Guarantor’s assets nor will the Parent Guarantor be subject to any of the restrictive covenants contained in the Indenture. See “Risk Factors — Risks Related to the Exchange Notes.”
Security for the Second Priority Notes
The Second Priority Notes and the Subsidiary Guarantees will be secured by second priority security interests in the Collateral (subject to Permitted Liens). The Collateral, which also secures the Existing Second Priority Notes on a ratable basis, consists of substantially all of the property and assets, in each case, that are held by the Issuer or any of the Subsidiary Guarantors, to the extent that such assets secure the First Priority Lien Obligations and to the extent that a second priority security interest is able to be granted or perfected therein, subject to the exceptions described below. The Collateral does not include (i) any property or assets owned by any Subsidiaries of the Issuer that are not Subsidiary Guarantors (including Foreign Subsidiaries and Qualified CFC Holding Companies), (ii) any license, contract or agreement of the Issuer or any of the Subsidiary Guarantors, if and only for so long as the grant of a security interest under the Security Documents would result in a breach or default under, or abandonment, invalidation or unenforceability of, that license, contract or agreement, (iii) any equity securities or other equity interests of any of the Issuer’s Subsidiaries, (iv) any vehicle covered by a certificate of title or ownership, (v) any deposit accounts, securities accounts or cash, (vi) any real property held by the Issuer or any of the Issuer’s Subsidiaries under a lease or any real property that does not secure the First Priority Lien Obligations and (vii) certain other exceptions described in the Security Documents. Except for securities or other equity interests of certain of our Domestic Subsidiaries or “first-tier” Foreign Subsidiaries and for certain accounts and cash as described in the Revolving Credit Agreement, the foregoing excluded property and assets do not secure the First Priority Lien Obligations. The security interests securing the Second Priority Notes will be second in priority to any and all security interests at any time granted to secure the First Priority Lien Obligations and will also be subject to all other Permitted Liens. The First Priority Lien Obligations include Secured Bank Indebtedness and related obligations, as well as certain Hedging Obligations and certain other obligations in respect of cash management services. The Person holding such First Priority Lien Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability to realize or foreclose on the Collateral on behalf of holders of the Second Priority Notes. The creation of the security interests in the Collateral in favor of the Collateral Agent for the benefit of the holders may be accomplished via joinder agreements to all or certain of the Existing Second Priority Notes Security Documents. To the extent such security interests are created via such joinder agreements, the Existing Second Priority Notes Collateral Agent will act as the collateral agent under the applicable Existing Second Priority Notes Security Document for the holders and the Trustee to the same extent as it acts in such capacity for the holders of the Existing Second Priority Notes and the Existing Second Priority Notes Trustee.

After-Acquired Collateral
Subject to certain limitations and exceptions (including the exclusion of any securities or other equity interests of any of the Issuer’s Subsidiaries), if the Issuer or any Subsidiary Guarantor creates any additional security interest upon any First Priority After-Acquired Property, it must concurrently grant a second priority security interest (subject to Permitted Liens, including the first priority liens that secure obligations in respect of the First Priority Lien Obligations) upon such property as security for the Second Priority Notes. Also, if granting a security interest in such property requires the consent of a third party, the Issuer will use commercially reasonable efforts to obtain such consent with respect to the second priority security interest for the benefit of the Trustee on behalf of the holders of the Second Priority Notes. If such third party does not consent to the granting of the second priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.
Security Documents and Intercreditor Agreement
The Issuer, the Subsidiary Guarantors and the Collateral Agent have entered into Security Documents (which include joinders to the Existing Second Priority Notes Security Documents) defining the terms of the security interests that secure the Second Priority Notes and the Subsidiary Guarantees. These security interests will secure the payment and performance when due of all of the Obligations of the Issuer and the Subsidiary Guarantors under the Second Priority Notes, the Indenture, the Subsidiary Guarantees and the Security Documents, as provided in the Security Documents. The Collateral Agent will act as a collateral agent on behalf of the Trustee and the noteholders.
Intercreditor Agreement
The Existing Second Priority Notes Trustee, the Existing Second Priority Notes Collateral Agent, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, the Company, the Subsidiaries of the Company party thereto and Berry Plastics Group, Inc. entered into the Intercreditor Agreement, which has been supplemented through the execution and delivery of a joinder agreement by the Trustee, the Collateral Agent, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, the Existing Second Priority Notes Trustee, the Existing Second Priority Notes Collateral Agent, Berry Plastics Group, Inc., the Issuer and the Subsidiary Guarantors, which may be amended from time to time to add other parties holding Other Second-Lien Obligations and other First Priority Lien Obligations permitted to be incurred under the Revolving Credit Agreement, the Term Loan Credit Agreement, the Existing Second Priority Notes Indentures, the Indenture, any credit agreement, indenture or other similar agreement relating to other First Priority Lien Obligations or Other Second-Lien Obligations, the Senior Lender Intercreditor Agreement and the Intercreditor Agreement.
Pursuant to the terms of the Intercreditor Agreement, at any time prior to the Discharge of Senior Lender Claims, the First Lien Agents will determine the time and method by which the security interests in the Collateral will be enforced. The Trustee will not be permitted to enforce the security interests even if an Event of Default under the Indenture has occurred and the Second Priority Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a proof of claim or statement of interest with respect to such Second Priority Notes or (b) as necessary to take any action in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and the perfection and priority of its Lien on, the Collateral securing the second priority Liens. See “Risk Factors — Risks Related to the Exchange Notes — The collateral securing the Notes is subject to control by creditors with first priority liens and subject to the terms of the applicable intercreditor agreement. If there is a default, the value of the collateral may not be sufficient to repay both the first priority creditors and the holders of the Notes and the other second priority creditors.” After the Discharge of Senior Lender Claims, the Second Priority Designated Agent in accordance with the provisions of the Indenture, the Security Documents and the Intercreditor Agreement will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration and any other amounts owed to the Trustee) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Existing Second Priority Notes, holders of the Second Priority Notes and holders of Other Second-Lien Obligations.

In addition, the Intercreditor Agreement provides that, (1) prior to the Discharge of Senior Lender Claims, the holders of First Priority Lien Obligations and the First Lien Agents shall have the exclusive right to enforce rights, exercise remedies and make determinations regarding the release or disposition of or restrictions with respect to Collateral without any consultation with or the consent of the Trustee, the Existing Second Priority Notes Trustee, the Second Priority Designated Agent or the holders of the Second Priority Notes, the Existing Second Priority Notes or any Other Second-Lien Obligations, (2) the Intercreditor Agreement may be amended, without the consent of the Trustee, the Existing Second Priority Notes Trustee or the Second Priority Designated Agent or the holders of the Second Priority Notes, the Existing Second Priority Notes or any Other Second-Lien Obligations, to add additional secured creditors holding Other Second-Lien Obligations (or any agent or trustee therefor) so long as such Other Second-Lien Obligations are not prohibited by the provisions of the Credit Agreements, the Existing Second Priority Notes Indentures, the Indenture or any credit agreement, indenture or other similar agreement relating to other First Priority Lien Obligations or Other Second-Lien Obligations and (3) so long as the Discharge of Senior Lender Claims has not occurred, without the prior written consent of the First Lien Agents and the required lenders under each series of the First Priority Lien Obligations, no Security Document or security document with respect to Other Second-Lien Obligations may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any such new Security Document or security document, would be prohibited by or inconsistent with any of the terms of the Intercreditor Agreement. Any such additional party, the First Lien Agents, the Trustee and each of the Existing Second Priority Notes Trustee shall be entitled to rely on the determination of officers of the Issuer that such modifications do not violate the provisions of the Credit Agreements, the Indenture or any Existing Second Priority Notes Indentures if such determination is set forth in an Officers’ Certificate delivered to such party, the First Lien Agents, the Trustee and the Existing Second Priority Notes Trustee; provided, however, that such determination will not affect whether or not the Issuer has complied with its undertakings in the Credit Agreements, the security documents related thereto, the Existing Second Priority Notes Indentures, the Existing Second Priority Notes Security Documents, the Indenture, the Security Documents or the Intercreditor Agreement.
In addition, the Intercreditor Agreement provides that:
(1)
if the Issuer or any Subsidiary Guarantor is subject to any insolvency or liquidation proceeding and any of the First Lien Agents shall desire to permit the use of cash collateral or to permit the Issuer or any Subsidiary Guarantor to obtain financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then the Trustee, the Existing Second Priority Notes Trustee and the holders of Second Priority Notes and Existing Second Priority Notes agree not to object to and will not otherwise contest (a) such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by clause 3 below) and, to the extent the Liens securing the First Priority Lien Obligations are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Obligations under the Second Priority Notes and the Existing Second Priority Notes are so subordinated to the Liens securing the First Priority Lien Obligations under the Intercreditor Agreement; (b) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the First Priority Lien Obligations made by any First Lien Agent or any holder of such obligations; (c) any lawful exercise by any holder of First Priority Lien Obligations of the right to credit bid such obligations at any sale in foreclosure of Senior Lender Collateral; (d) any other request for judicial relief made in any court by any holder of First Priority Lien Obligations relating to the lawful enforcement of any Lien on the Senior Lender Collateral; or (e) any order relating to a sale of assets of the Issuer or any Subsidiary Guarantor for which any First Lien Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First Priority Lien Obligations, the Second Priority Notes and the Existing Second Priority Notes will attach to the proceeds of the sale on the same basis of priority as the Liens securing the First Priority Lien Obligations to the Liens securing the Second Priority Notes in accordance with the Intercreditor Agreement (provided that the holders of Second Priority

Notes and Existing Second Priority Notes may assert any objection to the biding or sales procedures proposed to be utilized in connection with such sale of assets that may be raised by an unsecured creditor of the Issuer or any Subsidiary Guarantor);
(2)
until the Discharge of Senior Lender Claims, each of the Trustee, on behalf of itself and holders of the Second Priority Notes and the Existing Second Priority Notes Trustee, on behalf of itself and holders of the Existing Second Priority Notes, agrees that it will not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding in respect of the Collateral, without the prior written consent of all First Lien Agents and the required lenders under each series of the First Priority Lien Obligations;

(3)
each of the Trustee, on behalf of itself and holders of the Second Priority Notes and the Existing Second Priority Notes Trustee, on behalf of itself and holders of the Existing Second Priority Notes, agrees that it shall not contest (or support any other Person contesting) (a) any request by any First Lien Agent or the holders of First Priority Lien Obligations for adequate protection or (b) any objection by any First Lien Agent or the holders of First Priority Lien Obligations to any motion, relief, action or proceeding based on such First Lien Agent’s or the holders of First Priority Lien Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of First Priority Lien Obligations (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar Bankruptcy Law, then each of the Trustee, on behalf of itself and holders of the Second Priority Notes and the Existing Second Priority Notes Trustee on behalf of itself and holders of the Existing Second Priority Notes, (A) may seek or request adequate protection in the form of a Lien on such additional or replacement collateral, which Lien is subordinated to the Liens securing the First Priority Lien Obligations and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Priority Notes and the Existing Second Priority Notes are so subordinated to the Liens securing First Priority Lien Obligations under the Intercreditor Agreement and (B) agrees that it will not seek or request adequate protection in any other form except to the extent set forth below, and (ii) in the event the Trustee, on behalf of itself or the holders of the Second Priority Notes or the Existing Second Priority Notes Trustee, on behalf of itself or holders of the Existing Second Priority Notes seeks or requests adequate protection and such adequate protection is granted in the form of additional or replacement collateral, then the Trustee, on behalf of itself or the holders of the Second Priority Notes or the Existing Second Priority Notes Trustee, on behalf of itself or holders of the Existing Second Priority Notes, as applicable, agree that the First Lien Agents shall also be granted a senior Lien on such additional or replacement collateral as security for the applicable First Priority Lien Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Notes and/or the Existing Second Priority Notes, as applicable, shall be subordinated to the Liens on such collateral securing the First Priority Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the holders of First Priority Lien Obligations as adequate protection on the same basis as the other Liens securing the Second Priority Notes and Existing Second Priority Notes are so subordinated to such Liens securing First Priority Lien Obligations under the Intercreditor Agreement. Without limiting the generality of the foregoing, to the extent that the First Lien Agents are granted adequate protection in the form of cash payments for current post-petition fees and expenses, then the Trustee, on behalf of itself or the holders of the Second Priority Notes, or the Existing Second Priority Notes Trustee, on behalf of itself or the holders of the Existing Second Priority Notes, may also seek or request adequate protection in such form (subject to the right of the First Lien Agents to object to the reasonableness of the amounts so sought); and

(4)
until the Discharge of Senior Lender Claims has occurred, the Trustee, on behalf of itself and each holder of Second Priority Notes and the Existing Second Priority Notes Trustee, on behalf of itself and holders of the Existing Second Priority Notes (i) will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Liens securing the First Priority Lien Obligations for costs or expenses of preserving or disposing of any Collateral and (ii) will waive any claim it may now or hereafter have arising out of the election by any holder of First Priority Lien Obligations of the application of Section 1111(b)(2) of the Bankruptcy Code with respect to the Collateral.
Subject to the terms of the Security Documents and the Intercreditor Agreement, the Issuer and the Subsidiary Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the Second Priority Notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the applicable First Lien Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.
The proceeds from the sale of the Collateral remaining after the satisfaction of all First Priority Lien Obligations may not be sufficient to satisfy the obligations owed to the holders of the Second Priority Notes. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable. See “Risk Factors — Risks Related to the Exchange Notes — It may be difficult to realize the value of the collateral securing the Notes.”
Release of Collateral
The Issuer and the Subsidiary Guarantors are entitled to the releases of property and other assets included in the Collateral from the Liens securing the Second Priority Notes under any one or more of the following circumstances:
(1)
upon the Discharge of Senior Lender Claims and concurrent release of all other Liens on such property or assets securing First Priority Lien Obligations (including all commitments and letters of credit thereunder); provided, however, that if the Issuer or any Subsidiary Guarantor subsequently incurs First Priority Lien Obligations that are secured by Liens on property or assets of the Issuer or any Subsidiary Guarantor of the type constituting the Collateral and the related Liens are incurred in reliance on clause (6)(B) of the definition of Permitted Liens, then the Issuer and its Restricted Subsidiaries will be required to reinstitute the security arrangements with respect to the Collateral in favor of the Second Priority Notes, which, in the case of any such subsequent First Priority Lien Obligations, will be second priority Liens on the Collateral securing such First Priority Lien Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First Priority Lien Obligations, with the second priority Lien held either by the administrative agent, collateral agent or other representative for such First Priority Lien Obligations or by a collateral agent or other representative designated by the Issuer to hold the second priority Liens for the benefit of the holders of the Second Priority Notes and subject to an intercreditor agreement that provides the administrative agent or collateral agent substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2)
to enable us to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “— Certain Covenants — Asset Sales”;

(3)
in the case of a Subsidiary Guarantor that is released from its Subsidiary Guarantee with respect to the Second Priority Notes, the release of the property and assets of such Subsidiary Guarantor;

(4)
as described under “— Amendments and Waivers” below; or

(5)
as provided in the Intercreditor Agreement.

If an Event of Default under the Indenture exists on the date of Discharge of Senior Lender Claims, the second priority Liens on the Collateral securing the Second Priority Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Priority Lien Obligations secured by the Collateral, and thereafter the Trustee (or another designated representative acting at the direction of the holders of a majority of outstanding principal amount of the Second Priority Notes and Other Second-Lien Obligations) will have the right to direct the First Lien Agent or Collateral Agent to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Second

Priority Notes will be released when such Event of Default and all other Events of Default under the Indenture cease to exist).
The second priority security interests in all Collateral securing the Second Priority Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Second Priority Notes and all other Obligations under the Indenture, the Subsidiary Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “— Satisfaction and Discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “— Defeasance.”
Upon any release of the second priority security interests in the Collateral, the Collateral Agent shall be receive an Officers’ Certificate and Opinion of Counsel certifying that such release is authorized and permitted under the Indenture and the Security Documents.
Subsidiary Guarantees and Parent Guarantee
Each of  (i) the Parent Guarantor and (ii) the Issuer’s direct and indirect Restricted Subsidiaries that are Domestic Subsidiaries that guarantee Indebtedness under the Credit Agreements will jointly and severally irrevocably and unconditionally guarantee on a senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Second Priority Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Second Priority Notes, expenses, indemnification or otherwise (all such obligations being herein called the “Guaranteed Obligations”). The Guaranteed Obligations of each Subsidiary Guarantor will be secured by second priority security interests (subject to Permitted Liens) in the Collateral owned by such Subsidiary Guarantor. The Parent Guarantee will not be secured by any lien on the Parent Guarantor’s assets. Each of the Parent Guarantor and the Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Collateral Agent, the Trustee or the holders in enforcing any rights under the Parent Guarantee or Subsidiary Guarantees, as applicable.
Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the applicable Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors — Risks Related to the Exchange Notes — Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.” The Issuer will cause (i) each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that Incurs or guarantees certain Indebtedness of the Issuer or any of its Restricted Subsidiaries or issues shares of Disqualified Stock, and (ii) each other Restricted Subsidiary (other than a Receivables Subsidiary) that Incurs or guarantees any First Priority Lien Obligations to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Second Priority Notes on the same senior basis. See “— Certain Covenants — Future Subsidiary Guarantors.”
Each of the Parent Guarantee and each Subsidiary Guarantee will be a continuing guarantee and shall:
(1)
remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2)
subject to the next succeeding paragraph, be binding upon the Parent Guarantor or such Subsidiary Guarantor, as applicable, and its respective successors; and

(3)
inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Subsidiary Guarantee of a Subsidiary Guarantor will be automatically released upon:
(1)   (a)
the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable

Subsidiary Guarantor is no longer a Restricted Subsidiary), of the applicable Subsidiary Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture,
(b)
the Issuer designating such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “— Certain Covenants — Limitation on Restricted Payments” and the definition of  “Unrestricted Subsidiary,”

(c)
in the case of any Restricted Subsidiary is required to guarantee the Second Priority Notes pursuant to the covenant described under “— Certain Covenants — Future Subsidiary Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Second Priority Notes, and

(d)
the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “— Defeasance,” or the discharge of the Issuer’s obligations under the Indenture in accordance with the terms of the Indenture; and

(2)
in the case of clause (1)(a) above, such Subsidiary Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreements and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer.

A Subsidiary Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing First Priority Lien Obligations, subject to, in each case, the application of the proceeds of such foreclosure in the manner described under “— Security for the Second Priority Notes,” or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Agreements and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer which results in the obligation to guarantee the Second Priority Notes.
For the avoidance of doubt, the Parent Guarantor shall not be considered a “Subsidiary Guarantor” for purposes of and as defined in the Indenture and shall not be subject to any of the obligations or agreements of a Subsidiary Guarantor thereunder.
Change of Control
Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s Second Priority Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem Second Priority Notes as described under “— Optional Redemption”:
(1)
the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)
the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any direct or indirect parent of the Issuer.

In the event that at the time of such Change of Control the terms of any Bank Indebtedness restrict or prohibit the repurchase of Second Priority Notes pursuant to this covenant, then prior to the mailing or sending electronically of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:
(1)
repay in full all such Bank Indebtedness or, if doing so will allow the purchase of Second Priority Notes, offer to repay in full all such Bank Indebtedness and repay all Bank Indebtedness of each lender who has accepted such offer; or

(2)
obtain the requisite consent under the agreements governing such Bank Indebtedness to permit the repurchase of the Second Priority Notes as provided for in the immediately following paragraph.

See “Risk Factors — Risks Related to the Exchange Notes — We may not be able to repurchase the Notes upon a change of control.”
Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Second Priority Notes as described under “— Optional Redemption,” the Issuer shall mail or send electronically a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:
(1)
that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s Second Priority Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)
the circumstances and relevant facts and financial information regarding such Change of Control;

(3)
the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(4)
the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its Second Priority Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Second Priority Notes validly tendered and not withdrawn under such Change of Control Offer.
If holders of not less than 90% in aggregate principal amount of the outstanding Second Priority Notes validly tender and do not withdraw such notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Issuer or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.
Second Priority Notes repurchased by the Issuer pursuant to a Change of Control Offer will have the status of Second Priority Notes issued but not outstanding or will be retired and canceled at the option of the Issuer. Second Priority Notes purchased by a third party pursuant to the preceding paragraph will have the status of Second Priority Notes issued and outstanding.
The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Second Priority Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.
This Change of Control repurchase provision is a result of negotiations between the Company and the initial purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.
The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreements. Future Bank Indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such Bank Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Second Priority Notes could cause a default under such Bank Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors — Risks Related to the Exchange Notes — We may not be able to repurchase the Notes upon a change of control.”
The definition of Change of Control includes a phrase relating to the sale, lease or transfer of  “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Second Priority Notes to require the Issuer to repurchase such Second Priority Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.
The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Second Priority Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Second Priority Notes.
Certain Covenants
Set forth below are summaries of certain covenants that are contained in the Indenture. If, on any date (i) the Second Priority Notes have Investment Grade Ratings from both Rating Agencies, and the Issuer has delivered notice of such Investment Grade Ratings to the Trustee, and (ii) no Default has occurred and is continuing under the Indenture then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the ratings of the Second Priority Notes, the covenants specifically listed under the following subheadings in this “Description of Second Priority Notes” section of this prospectus will no longer be applicable to the Second Priority Notes:
(1)
“— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2)
“— Limitation on Restricted Payments”;

(3)
“— Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4)
“— Asset Sales”;

(5)
“— Transactions with Affiliates”;

(6)
“— Future Subsidiary Guarantors”; and

(7)
clause (4) of the first paragraph of  “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In addition, during any period of time that (i) the Second Priority Notes have Investment Grade Ratings from both Rating Agencies, and the Issuer has delivered notice of such Investment Grade Ratings to the Trustee, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and its Restricted Subsidiaries will not be subject to the covenant described under “Change of Control” (the “Suspended Covenant”). In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenant under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Second Priority Notes below an Investment Grade Rating or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Second Priority Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenant from such date with respect to future events, including, without limitation, a proposed transaction described in clause (b) above, until the occurrence, if any, of another Covenant Suspension Event, or the termination of such agreement, or the withdrawal by such Rating Agency of such indication, whichever occurs earliest. The Issuer shall deliver written notice to the Trustee promptly upon the occurrence of any Reversion Date.
There can be no assurance that the Second Priority Notes will ever achieve or maintain Investment Grade Ratings.
Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.   The Indenture provides that:
(1)
the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)
the Issuer will not permit any of its Restricted Subsidiaries (other than a Subsidiary Guarantor) to issue any shares of Preferred Stock; provided, however, that the Issuer and any Restricted Subsidiary that is a Subsidiary Guarantor or a Foreign Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:
(a)
(x) the Incurrence by the Issuer or its Restricted Subsidiaries of Secured Indebtedness under any Credit Agreements and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) in the aggregate principal amount of  $3,200 million plus an aggregate additional principal amount outstanding at any one time that does not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 4.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) and (y) the Incurrence by the Issuer or its Restricted Subsidiaries of Secured Indebtedness under the Revolving Credit Agreement or any other Credit Agreement that is a revolving, working capital or liquidity facility in an aggregate amount not to exceed the greater of  (A) $650 million and (B) the Borrowing Base as of the date of such Incurrence;

(b)
the Incurrence by the Issuer and the Subsidiary Guarantors of Indebtedness represented by the Second Priority Notes (not including any Additional Notes) and the Subsidiary Guarantees, as

applicable (including Second Priority Notes exchanged in accordance with the Registration Rights Agreement and related guarantees thereof);
(c)
Indebtedness existing on the Escrow Release Date (other than Indebtedness described in clauses (a) and (b));

(d)
Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets));

(e)
Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f)
Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Original Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer occurring after September 20, 2006 and before the Escrow Release Date, and any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer occurring on or after the Escrow Release Date in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)
Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Subsidiary Guarantor is subordinated in right of payment to the obligations of the Issuer under the Second Priority Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h)
shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i)
Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j)
Hedging Obligations that are not incurred for speculative purposes and either (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk (including resin price risk) with respect to any commodity purchases or sales;

(k)
obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l)
Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of  $250.0 million and 5.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)
any guarantee by the Issuer or a Subsidiary Guarantor of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Second Priority Notes or the Subsidiary Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Subsidiary Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Guarantor’s Subsidiary Guarantee with respect to the Second Priority Notes substantially to the same extent as such Indebtedness is subordinated to the Second Priority Notes or the Subsidiary Guarantee of such Restricted Subsidiary, as applicable;

(n)
the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (a), (b), (c), (d), (n), (o), (s) and (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)
has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced;

(2)
has a Stated Maturity which is not earlier than the earlier of  (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) 91 days following the maturity date of the Second Priority Notes;

(3)
to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Second Priority Notes or the Subsidiary Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Second Priority Notes or the Subsidiary Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4)
is Incurred in an aggregate amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, fees and expenses Incurred in connection with such refinancing;

(5)
shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Subsidiary Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6)
in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (a), (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (a), (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (a), (d) and (t);

provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding or refinancing of any Secured Indebtedness constituting First Priority Lien Obligations;
(o)
Indebtedness, Disqualified Stock or Preferred Stock of  (x) the Issuer or any of its Restricted Subsidiaries incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged with or into the Issuer or any of its Restricted Subsidiaries in accordance with the terms of the Indenture; provided, however, that after giving effect to such acquisition or merger, either:

(1)
the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2)
the Fixed Charge Coverage Ratio of the Issuer would be greater than immediately prior to such acquisition or merger;

(p)
Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q)
Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r)
Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s)
Contribution Indebtedness;

(t)
Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed, at any one time outstanding, the greater of  $100.0 million and 10.0% of the Total Assets held on the balance sheet of all Foreign Subsidiaries of the Issuer, taken together, at the time of Incurrence;

(u)
Indebtedness of the Issuer or any Restricted Subsidiary consisting of  (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(v)
Indebtedness incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not in excess, at any one time outstanding, of the greater of  (i) $250 million and (ii) 5.0% of Total Assets at the time of Incurrence.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (v) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion or amortization of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.
For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.
Limitation on Restricted Payments.   The Indenture provides that, from and after the Escrow Release Date, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1)
declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)
purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3)
make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of  (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4)
make any Restricted Investment.

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
(a)
no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)
immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of  (without duplication):
(1)
50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from December 31, 2010 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2)
100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash, received by the Issuer after the Issue Date from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(3)
100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4)
the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) that has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5)
100% of the aggregate amount received after the Issue Date by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Issuer) of property other than cash received after the Issue Date by the Issuer or any Restricted Subsidiary from:

(A)
the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the succeeding paragraph),

(B)
the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, or

(C)
a distribution or dividend from an Unrestricted Subsidiary, plus

(6)
in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, in each case, after the Issue Date, the Fair Market Value (as determined in good faith by the Issuer or, if such Fair Market Value may exceed $25.0 million, in writing by an Independent Financial Advisor) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the succeeding paragraph or constituted a Permitted Investment).

As of the date upon which financial statements were first available in respect of the quarter ended June 27, 2015, the amount of the “Cumulative Credit” would have been equal to approximately $600 million.
The foregoing provisions will not prohibit:
(1)
the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)   (a)
the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any direct or indirect parent of the Issuer or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Subsidiary Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b)
the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock;

(3)
the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Subsidiary Guarantor which is Incurred in accordance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a)
the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b)
such Indebtedness is subordinated to the Second Priority Notes or the related Subsidiary Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c)
such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) 91 days following the maturity date of the Second Priority Notes, and

(d)
such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4)
the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent of the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $25.0 million in any calendar year (with unused amounts in any calendar year (including calendar years occurring from and after the calendar year during which January 1, 2013 occurred) being permitted to be carried over for the two succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:
(a)
the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after September 20, 2006 (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under “— Limitation on Restricted Payments”); plus

(b)
the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after September 20, 2006; provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year;

(5)
the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6)
the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and (b) to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date; provided, however, that, (x) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (y) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7)
Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of  $100.0 million and 2.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)
the payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Issuer on or after November 19, 2010 from any public offering on or after November 19, 2010 of common stock of the Issuer or any direct or indirect parent of the Issuer;

(9)
Investments that are made with Excluded Contributions;

(10)
other Restricted Payments in an aggregate amount not to exceed the greater of  $100.0 million and 2.0% of Total Assets at the time made;

(11)
the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12)
the payment of dividends or other distributions to any direct or indirect parent of the Issuer in amounts required for such parent to pay federal, state or local income taxes (as the case may be)

imposed directly on such parent to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Issuer and/or its Restricted Subsidiaries are members);
(13)
the payment of dividends, other distributions or other amounts or the making of loans or advances by the Issuer, if applicable:

(a)
in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(b)
in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(c)
in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent; and

(d)
in amounts required for any direct or indirect parent of the Issuer to pay amounts owed thereby under the Tax Receivable Agreement;

(14)
cash dividends or other distributions on the Issuer’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Issuer to, fund the Original Transactions and the payment of fees and expenses incurred in connection with the Original Transactions or owed by the Issuer or any direct or indirect parent of the Issuer, as the case may be, or Restricted Subsidiaries of the Issuer to Affiliates, in each case to the extent permitted by the covenant described under “— Transactions with Affiliates”;

(15)
repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16)
purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17)
payments of cash, or dividends, distributions or advances by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(18)
the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the subheadings “— Change of Control” and “— Asset Sales”; provided that all Second Priority Notes tendered by holders of the Second Priority Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(19)
any payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Transactions (other than payments to any Permitted Holder or any Affiliate thereof); provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (11), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the date of this prospectus, all of the Issuer’s Subsidiaries (other than BP Parallel LLC, the Escrow Issuer and Berry Plastics Escrow LLC) were Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of  “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.
Dividend and Other Payment Restrictions Affecting Subsidiaries.   The Indenture provides that, from and after the Escrow Release Date, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
(a)
(i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b)
make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c)
sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries; except in each case for such encumbrances or restrictions existing under or by reason of:

(1)
contractual encumbrances or restrictions in effect on the Escrow Release Date, including pursuant to the Credit Agreements, the other Credit Agreement Documents and the Existing Second Priority Notes Indentures;

(2)
the Indenture, the Second Priority Notes (and any Second Priority Notes exchanged in accordance with the Registration Rights Agreement and related guarantees thereof), the Security Documents and the Intercreditor Agreement;

(3)
applicable law or any applicable rule, regulation or order;

(4)
any agreement or other instrument relating to Indebtedness of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5)
contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6)
Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)
restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)
customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)
purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10)
customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11)
any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)
other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer

(i)
that is a Subsidiary Guarantor that is Incurred subsequent to the Escrow Release Date pursuant to the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(ii)
that is Incurred by a Foreign Subsidiary of the Issuer subsequent to the Escrow Release Date pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13)
any Restricted Investment not prohibited by the covenant described under “— Limitation on Restricted Payments” and any Permitted Investment; or

(14)
any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
Asset Sales.   The Indenture provides that from and after the Escrow Release Date, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:
(a)
any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the Second Priority Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets,

(b)
any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof  (to the extent of the cash received), and

(c)
any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 2.0% of Total Assets and $100.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for the purposes of this provision.
Within 365 days after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale, at its option:
(1)
to repay Indebtedness constituting First Priority Lien Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), Indebtedness of a Foreign Subsidiary or Pari Passu Indebtedness (provided that if the Issuer or any Subsidiary Guarantor shall so reduce Obligations under Pari Passu Indebtedness (other than any First Priority Lien Obligation), the Issuer will equally and ratably reduce Obligations under the Second Priority Notes through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, on the pro rata principal amount of Second Priority Notes) or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer,

(2)
to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case used or useful in a Similar Business, or

(3)
to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

In the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into such a commitment under the foregoing provision one time with respect to each Asset Sale.
Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase Second Priority Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer shall make an offer to all holders of Second Priority Notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Second Priority Notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of  $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof  (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $15.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Second Priority Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Second Priority Notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Second Priority Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.
The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Second Priority Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof. If more Second Priority Notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Second Priority Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Second Priority Notes are listed, or if such Second Priority Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Second Priority Notes of  $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.
Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Second Priority Notes at such holder’s registered address. If any Second Priority Note is to be purchased in part only, any notice of purchase that relates to such Second Priority Note shall state the portion of the principal amount thereof that has been or is to be purchased.
The Credit Agreements provide that certain asset sale events with respect to the Issuer would constitute a default under the Credit Agreements. Any future credit agreements or similar agreements to which the Issuer becomes a party may contain similar restrictions and provisions. In the event that an Asset Sale occurs at a time when the Issuer is prohibited from purchasing Second Priority Notes, the Issuer could seek the consent of its lenders, including the lenders under the Credit Agreements, to purchase the Second Priority Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing Second Priority Notes. In such case, the Issuer’s failure to purchase tendered Second Priority Notes would constitute an Event of Default under the Indenture that would, in turn, constitute a default under certain of the Issuer’s other Indebtedness.
Transactions with Affiliates.   The Indenture provides that from and after the Escrow Release Date, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of  $10.0 million, unless:
(a)
such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of  $25.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:
(1)
transactions between or among the Issuer and/or any of its Restricted Subsidiaries and any merger of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2)
Restricted Payments permitted by the provisions of the Indenture described above under the covenant “— Limitation on Restricted Payments” and Permitted Investments;

(3)
(x) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of  (A) $3.0 million and (B) 1.25% of EBITDA of the Issuer and its Restricted Subsidiaries for the immediately preceding fiscal year, and out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year (including fiscal years from and after the fiscal year in which January 1, 2012 occurred) may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause (3)(x) in connection with the termination of such agreement;

(4)
the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer;

(5)
payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in this prospectus or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(6)
transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (x) of the preceding paragraph;

(7)
payments or loans (or cancellation of loans) to employees or consultants which are approved by a majority of the Board of Directors of the Issuer in good faith;

(8)
any agreement as in effect as of the Escrow Release Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Second Priority Notes in any material respect than the original agreement as in effect on the Escrow Release Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of the Issuer;

(9)
the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of the Original Acquisition Documents, the Pliant Acquisition Documents or any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Escrow Release Date, and any transaction, agreement or arrangement described in this prospectus and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter or have entered into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Escrow Release Date shall only be permitted by this clause (9) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the holders of the Second Priority Notes in any material respect than the original transaction, agreement or arrangement as in effect on the Escrow Release Date;

(10)
[Reserved];

(11)
(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12)
any transaction effected as part of a Qualified Receivables Financing;

(13)
the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(14)
the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(15)
the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “— Limitation on Restricted Payments”;

(16)
any contribution to the capital of the Issuer;

(17)
transactions permitted by, and complying with, the provisions of the covenant described under “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18)
transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19)
pledges of Equity Interests of Unrestricted Subsidiaries;

(20)
any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business; and

(21)
intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officers’ Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture.

Liens.   The Indenture provides that from and after the Escrow Release Date, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist (i) any Lien on any asset or property of the Issuer or such Restricted Subsidiary securing Indebtedness unless the Second Priority Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Second Priority Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien or (ii) any Lien securing any First Priority Lien Obligation of the Issuer or any Subsidiary Guarantor without effectively providing that the Second Priority Notes or the applicable Subsidiary Guarantee, as the case may be, shall be granted a second priority security interest (subject to Permitted Liens) upon the assets or property constituting the collateral for such First Priority Lien Obligations, except as set forth under “— Security for the Second Priority Notes”; provided, however, that if granting such second priority security interest requires the consent of a third party, the Issuer will use commercially reasonable efforts to obtain such consent with respect to the second priority security interest for the benefit of the Trustee on behalf of the holders of the Second Priority Notes; provided, further, however, that if such third party does not consent to the granting of such second priority security interest after the use of commercially reasonable efforts, the Issuer will not be required to provide such security interest.

Clause (i) of the preceding paragraph will not require the Issuer or any Restricted Subsidiary of the Issuer to secure the Second Priority Notes if the Lien consists of a Permitted Lien. Any Lien which is granted to secure the Second Priority Notes or such Subsidiary Guarantee under clause (i) of the preceding paragraph (unless also granted pursuant to clause (ii) of the preceding paragraph) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Second Priority Notes or such Subsidiary Guarantee under such clause (i).
Reports and Other Information.   The Indenture provides that, from and after the Escrow Release Date, notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),
(1)
within the time period specified in the SEC’s rules and regulations, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2)
within the time period specified in the SEC’s rules and regulations, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(3)
promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form), and

(4)
any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Second Priority Notes, including by posting such reports on the primary website of the Issuer or its Subsidiaries, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act it being understood that the Trustee shall have no responsibility whatsoever to determine whether any filings have been made with the SEC or reports have been posted on such website.
In the event that:
(a)
the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and

(b)
such parent entity of the Issuer is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Issuer, such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant. In addition, the Issuer will make such information available to prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Second Priority Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Second Priority Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available; provided, however, that the Trustee shall have no responsibility whatsoever to determine whether or not the Issuer has made such filing.

(a)
So long as the Parent Guarantee is in effect, or (b) in the event that any direct or indirect parent of the Issuer is or becomes a guarantor of the Guaranteed Obligations, the Indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to the Parent Guarantor, or to such direct or indirect parent, as applicable; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Parent Guarantor, or to such direct or indirect parent, and any of their respective Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Subsidiary Guarantors and the other Subsidiaries of the Issuer on a standalone basis, on the other hand.

Future Subsidiary Guarantors.   The Indenture provides that, from and after the Escrow Release Date, the Issuer will cause
(i)
each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that

(a)
guarantees any Indebtedness of the Issuer or any of its Restricted Subsidiaries, or

(b)
incurs any Indebtedness or issues any shares of Disqualified Stock permitted to be Incurred or issued pursuant to clauses (a) or (1) of the second paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or not permitted to be Incurred by such covenant, and

(ii)
each other Restricted Subsidiary (other than a Receivables Subsidiary and other than a Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia) that Incurs or guarantees any First Priority Lien Obligations, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Second Priority Notes. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Subsidiary Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
Each Subsidiary Guarantee shall be released in accordance with the provisions of the Indenture described under “— Subsidiary Guarantees and Parent Guarantee.”
Amendment of Security Documents.   From and after the Escrow Release Date, the Issuer shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders of the Second Priority Notes in any material respect, except as described above under “— Security for the Second Priority Notes” or as permitted under “— Amendments and Waivers.”
After-Acquired Property.   The Indenture provides that, from and after the Escrow Release Date, upon the acquisition by any Issuer or any Subsidiary Guarantor of any First Priority After-Acquired Property, the Issuer or such Subsidiary Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Trustee a perfected security interest, subject only to Permitted Liens, in such First Priority After-Acquired Property and to have such First Priority After-Acquired Property (but subject to certain limitations, if applicable, including as described under “— Security for the Second Priority Notes”) added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such First Priority After-Acquired Property to the same extent and with the same force and effect; provided, however, that if granting such second priority security interest in such First Priority After-Acquired Property requires the consent of a third party, the Issuer will use commercially reasonable efforts to obtain such consent with respect to the second priority interest for the benefit of the Trustee on behalf of the holders of the Second Priority Notes; provided further, however, that if such third party does not consent to the granting of such second priority security interest after the use of such commercially reasonable efforts, the Issuer or such Subsidiary Guarantor, as the case may be, will not be required to provide such security interest.

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets
The Indenture provides that, from and after the Escrow Release Date, the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to any Person unless:
(1)
the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory of the United States (the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Second Priority Notes is a corporation;

(2)
the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Indenture, the Second Priority Notes and the Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)
immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default shall have occurred and be continuing;

(4)
immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(a)
the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)
the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5)
each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations under the Indenture and the Second Priority Notes; and

(6)
the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the Indenture, the Second Priority Notes and the Security Documents, and in such event the Issuer will automatically be released and discharged from its obligations under the Indenture, the Second Priority Notes and the Security Documents. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not

increased thereby. This “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.
The Indenture further provides that, subject to certain limitations in the Indenture governing release of a Subsidiary Guarantee upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Subsidiary Guarantor, no Subsidiary Guarantor will, and the Issuer will not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in this prospectus) unless:
(1)
either (a) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory of the United States (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Subsidiary Guarantor”) and the Successor Subsidiary Guarantor (if other than such Subsidiary Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture, such Subsidiary Guarantor’s Subsidiary Guarantee and the Security Documents pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and the Collateral Agent, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the subheading “— Certain Covenants — Asset Sales”; and

(2)
the Successor Subsidiary Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. Subject to certain limitations described in the Indenture, the Successor Subsidiary Guarantor (if other than such Subsidiary Guarantor) will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture, such Subsidiary Guarantor’s Subsidiary Guarantee and the Security Documents, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under the Indenture, such Subsidiary Guarantor’s Subsidiary Guarantee and the Security Documents. Notwithstanding the foregoing, (1) a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Guarantor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Subsidiary Guarantor is not increased thereby and (2) a Subsidiary Guarantor may merge, amalgamate or consolidate with another Subsidiary Guarantor or the Issuer.

In addition, notwithstanding the foregoing, any Subsidiary Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to (x) the Issuer or any Subsidiary Guarantor or (y) any Restricted Subsidiary of the Issuer that is not a Subsidiary Guarantor; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers since the Issue Date shall not exceed 5.0% of the consolidated assets of the Issuer and the Subsidiary Guarantors as shown on the most recent available balance sheet of the Issuer and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date (excluding Transfers in connection with the Transactions described in this prospectus).
Defaults
An Event of Default is defined in the Indenture with respect to a series of Second Priority Notes as:
(1)
a default in any payment of interest (including any additional interest) on any Second Priority Note of such series when the same becomes due and payable and such default continues for a period of 30 days,

(2)
a default in the payment of principal or premium, if any, of any Second Priority Note of such series when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3)
the failure by the Issuer or any of its Restricted Subsidiaries to comply with the covenant described under “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” above,

(4)
the failure by the Issuer or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the Second Priority Notes of such series or the Indenture,

(5)
the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(6)
certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(7)
failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days following the entry thereof  (the “judgment default provision”),

(8)
any Subsidiary Guarantee of a Significant Subsidiary with respect to such series of Second Priority Notes ceases to be in full force and effect (except as contemplated by the terms thereof) or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or any Subsidiary Guarantee with respect to such series of Second Priority Notes and such Default continues for 10 days,

(9)
unless all of the Collateral has been released from the second priority Liens in accordance with the provisions of the Security Documents with respect to such series of Second Priority Notes, the Issuer shall assert or any Subsidiary Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of the Issuer, the Issuer fails to cause such Subsidiary to rescind such assertions within 30 days after the Issuer has actual knowledge of such assertions, or

(10)
the failure by the Issuer or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Second Priority Notes of such series and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (8) and (9) the “security default provisions”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
However, a Default under clause (4) or (10) will not constitute an Event of Default until the Trustee notifies the Issuer or the holders of 25% in principal amount of the outstanding Second Priority Notes of such series notify the Issuer and the Trustee of the Default and the Issuer does not cure such Default within the time specified in clause (4) or (10) hereof after receipt of such notice.
If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs with respect to a series of Second Priority Notes and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Second Priority Notes of such series by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Second Priority Notes of such series to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of  (1) five

Business Days after the giving of written notice to the Issuer and the Representatives under the Credit Agreements and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Second Priority Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Second Priority Notes may rescind any such acceleration with respect to the Second Priority Notes and its consequences.
In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof  (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Second Priority Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Second Priority Notes as described above be annulled, waived or rescinded upon the happening of any such events.
Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Second Priority Notes unless:
(1)
such holder has previously given the Trustee written notice that an Event of Default is continuing,

(2)
holders of at least 25% in principal amount of the outstanding Second Priority Notes of the applicable series have requested the Trustee to pursue the remedy,

(3)
such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense,

(4)
the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)
the holders of a majority in principal amount of the outstanding Second Priority Notes of the applicable series have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Second Priority Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
The Indenture provides that if a Default occurs and is continuing and if it is actually known to a Trust Officer of the Trustee, the Trustee shall send to each holder of Second Priority Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Second Priority Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding notice is in the interests of the holders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.
Amendments and Waivers
Subject to certain exceptions, the Indenture and the Security Documents may be amended with respect to each series of Second Priority Notes with the consent of the holders of a majority in principal amount of the Second Priority Notes of such series then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Second Priority Notes of such series then outstanding. However, without the consent of each holder of an outstanding Second Priority Note affected, no amendment may, among other things:
(1)
reduce the amount of Second Priority Notes whose holders must consent to an amendment,

(2)
reduce the rate of or extend the time for payment of interest on any Second Priority Note,

(3)
reduce the principal of or change the Stated Maturity of any Second Priority Note,

(4)
(a) reduce the premium payable upon the redemption of any Second Priority Note or change the time at which any Second Priority Note may be redeemed as described under “— Optional Redemption” above or (b) reduce the price payable upon redemption of any Second Priority Note or change the time at which any Second Priority Note may be redeemed,

(5)
make any Second Priority Note payable in money other than that stated in such Second Priority Note,

(6)
expressly subordinate the Second Priority Notes or any Subsidiary Guarantee to any other Indebtedness of the Issuer or any Subsidiary Guarantor,

(7)
impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Second Priority Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Second Priority Notes,

(8)
make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(9)
modify any Subsidiary Guarantee in any manner adverse to the holders, or

(10)
make any change in the provisions in the Escrow Agreement, the Intercreditor Agreement or the Indenture dealing with the application of gross proceeds of Collateral that would adversely affect the holders of the Second Priority Notes.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Second Priority Notes of a series then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of the Indenture and the Security Documents with respect to the Second Priority Notes of such series.
Without the consent of any holder, the Issuer and Trustee may amend the Indenture, any Security Document or the Intercreditor Agreement to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Issuer under the Indenture and the Second Priority Notes, to provide for assumption by the Company of the Note Obligations of the Escrow Issuer and the simultaneous release of the Note Obligations of the Escrow Issuer, to provide for the assumption by a Successor Subsidiary Guarantor of the obligations of a Subsidiary Guarantor under the Indenture and its Subsidiary Guarantee, to provide for uncertificated Second Priority Notes in addition to or in place of certificated Second Priority Notes (provided that the uncertificated Second Priority Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Second Priority Notes are described in Section 163(f)(2)(B) of the Code), to add a guarantee with respect to the Second Priority Notes, to secure the Second Priority Notes, to add additional assets as Collateral, to release Collateral from the Lien pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Indenture, the Security Documents or the

Intercreditor Agreement, to modify the Security Documents and/or the Intercreditor Agreement to secure additional extensions of credit and add additional secured creditors holding First Priority Lien Obligations and Other Second-Lien Obligations so long as such First Priority Lien Obligations and Other Second-Lien Obligations are not prohibited by the provisions of the Credit Agreements, the Existing Second Priority Notes Indentures or the Indenture, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA, to effect any provision of the Indenture or to make certain changes to the Indenture to provide for the issuance of additional Second Priority Notes, to provide for the issuance of additional Second Priority Notes which shall have terms substantially identical in all material respects to the Second Priority Notes and which shall be treated, together with any outstanding Second Priority Notes as a single series of securities, or to conform the text of the Indenture or the Second Priority Notes to any provision of the “Description of Second Priority Notes” section of this prospectus to the extent that such a provision in the “Description of Second Priority Notes” section of this prospectus was intended to be a verbatim recitation of a provision of the Indenture or the Second Priority Notes. In addition, the Intercreditor Agreement will provide that subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents with respect to First Priority Lien Obligations will apply automatically to the comparable Security Documents and the comparable security documents with respect to the Existing Second Priority Notes.
The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment It is sufficient if such consent approves the substance of the proposed amendment.
After an amendment under the Indenture becomes effective, the Issuer is required to mail to the respective holders a notice briefly describing such amendment. However, the failure to give such notice to all holders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.
No Personal Liability of Directors, Officers, Employees, Managers and Stockholders
No director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuer under the Second Priority Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Second Priority Notes by accepting a Second Priority Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Second Priority Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Transfer and Exchange
A noteholder may transfer or exchange Second Priority Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Second Priority Note selected for redemption or to transfer or exchange any Second Priority Note for a period of 15 days prior to the mailing of a notice of redemption of Second Priority Notes. The Second Priority Notes will be issued in registered form and the registered holder of a Second Priority Note will be treated as the owner of such Second Priority Note for all purposes.
Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Second Priority Notes, as expressly provided for in the Indenture) as to all outstanding Second Priority Notes when:
(1)
either (a) all the Second Priority Notes theretofore authenticated and delivered (except lost, stolen or destroyed Second Priority Notes which have been replaced or paid and Second Priority Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Second Priority Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Second Priority Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Second Priority Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided that in respect of any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption;
(2)
the Issuer and/or the Subsidiary Guarantors have paid all other sums payable under the Indenture; and

(3)
the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance
The Issuer at any time may terminate all of its obligations under the Second Priority Notes and the Indenture with respect to the holders of the Second Priority Notes (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Second Priority Notes, to replace mutilated, destroyed, lost or stolen Second Priority Notes and to maintain a registrar and Paying Agent in respect of the Second Priority Notes. The Issuer at any time may terminate its obligations under the covenants described under “— Certain Covenants” for the benefit of the holders of the Second Priority Notes, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the security default provisions described under “— Defaults” (but only to the extent that those provisions relate to the Defaults with respect to the Second Priority Notes) and the undertakings and covenants contained under “— Change of Control” and “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”) for the benefit of the holders of the Second Priority Notes. If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee and the Security Documents so long as no Second Priority Notes are then outstanding.
The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Second Priority Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Second Priority Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8), (9) or (10) under “— Defaults” or because of the failure of the Issuer to comply with clause (4) under “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”
In order to exercise its defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations deemed sufficient in the opinion of a nationally recognized firm of public accountants for the payment of principal, premium (if any) and interest on the Second Priority Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including (i) the passage of 123 days after the deposit, during which 123-day period no default occurs under clause (6) under “— Defaults” with respect to the Issuer, which default is continuing at the end of such period, and (ii) delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Second Priority Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law); provided that in respect of any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of the redemption only required to be deposited with the Trustee on or prior to the date of the redemption. Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all of the notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.
Concerning the Trustee
U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the Second Priority Notes.
Governing Law
The Indenture provides that it and the Second Priority Notes will be governed by, and construed in accordance with, the laws of the State of New York.
Registration Rights; Additional Interest
The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as holders. See “Where You Can Find Additional Information.”
The Company, the Subsidiary Guarantors and the initial purchasers entered into a registration rights agreement with respect to the Second Priority Notes (the “Registration Rights Agreement”) on the Escrow Release Date. Pursuant to the Registration Rights Agreement, the Issuer and the Note Guarantors agreed to use their commercially reasonable efforts to (x) within 220 days of the Escrow Release Date, file with the SEC and (y) within 270 days of the Escrow Release Date, cause to become effective a registration statement, on the appropriate form under the Securities Act, relating to an offer to exchange the Second Priority Notes for registered notes with terms identical to the Second Priority Notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in interest rate as described below). Following the effectiveness of the exchange offer registration statement, the Issuer and the Subsidiary Guarantors will offer to the holders who are able to make certain representations the opportunity to exchange their outstanding notes for exchange notes.
If, with respect to the Second Priority Notes:
(1)
the Issuer and the Subsidiary Guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2)
any holder notifies the Issuer prior to the 20th day following consummation of the exchange offer that:

(a)
it is prohibited by law or SEC policy from participating in the exchange offer; or

(b)
it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus (other than by reason of such holder’s status as our affiliate) and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c)
it is a broker-dealer and owns Second Priority Notes acquired directly from the Issuer or any of its affiliates, the Issuer and the Subsidiary Guarantors will be obligated, with respect to the

Second Priority Notes, to file with the SEC a shelf registration statement (the “Shelf Registration”) to cover resales of the Second Priority Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. The Issuer and the Subsidiary Guarantors will use their commercially reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.
The Registration Rights Agreement provides that:
(1)
unless the exchange offer would not be permitted by applicable law or SEC policy, the Issuer and the Subsidiary Guarantors will use their commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 270 days after the Escrow Release Date;

(2)
unless the exchange offer would not be permitted by applicable law or SEC policy, the Issuer and the Subsidiary Guarantors will commence the exchange offer; and

(3)
if obligated to file the shelf registration statement, the Issuer and the Subsidiary Guarantors will file the shelf registration statement with the SEC on or prior to 220 days after such filing obligation arises and will use their commercially reasonable efforts to cause the Shelf Registration to be declared effective by the SEC on or prior to 270 days after such obligation arises.

If:
(1)
any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”);

(2)
the Issuer and the Subsidiary Guarantors fail to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the exchange offer registration statement; or

(3)
the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable, subject to certain exceptions, in connection with resales or exchanges of Second Priority Notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (3) above, a “Registration Default”), then the Issuer and the Subsidiary Guarantors will pay additional interest to each holder, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to 0.25% per annum of the principal amount of Second Priority Notes held by such holder.

The amount of the additional interest will increase by an additional 0.25% per annum of the principal amount of such Second Priority Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of 1.0% per annum of the principal amount of such Second Priority Notes.
All references in the Indenture, in any context, to any interest payable on or with respect to the Second Priority Notes shall be deemed to include any additional interest payable pursuant to the Registration Rights Agreement.
All accrued additional interest will be paid by the Issuer and the Note Guarantors on each interest payment date to the holder of the Global Note (as defined below) on the regular record date by wire transfer of immediately available funds and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.
Following the cure of all Registration Defaults, the accrual of additional interest will cease.
Holders will be required to make certain representations to the Issuer (as described in the Registration Rights Agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement within the time periods set forth in the Registration Rights Agreement in order to have their Second Priority Notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above. By acquiring Second Priority Notes, a holder will be deemed to have agreed to indemnify the Issuer and the Subsidiary Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from the Issuer.
Book-Entry, Delivery and Form
The Second Priority Notes were originally offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”) and in offshore transactions in reliance on Regulation S (“Regulation S Notes”).
The Second Priority Notes were originally issued in registered, global form or in registered, certificated form in minimum denominations of  $2,000 and integral multiples of  $1,000 in excess of  $2,000.
Rule 144A Notes were initially represented by one or more global notes in registered form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes were initially represented by one or more global notes in registered form without interest coupons (collectively, the “Temporary Regulation S Global Notes”).
Beneficial ownership interests in a Temporary Regulation S Global Note will be exchangeable for interests in a Rule 144A Global Note, a permanent global note (the “Permanent Regulation S Global Note”) or a definitive note in registered certificated form (a “Certificated Note”) only after the expiration of the period through and including the 40th day after the later of the commencement and the closing of the original offering (the “Distribution Compliance Period”) and then only (1) upon certification in form reasonably satisfactory to the Trustee that beneficial ownership interests in such Temporary Regulation S Global Note are owned either by non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act, and (2) in the case of an exchange for a Certificated Note, in compliance with the requirements described under “— Exchange of Global Notes for Certificated Notes.”
The Temporary Regulation S Global Note and the Permanent Regulation S Global Note are referred to herein as the “Regulation S Global Notes” and the Rule 144A Global Notes and the Regulation S Global Notes are collectively referred to herein as the “Global Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.
The Global Notes were deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See “— Exchanges Among Global Notes.”
Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Second Priority Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Second Priority Notes in certificated form.
Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Notice to Investors.” Regulation S Notes will also be subject to certain restrictions on transfer and will also bear the legend as described under “Notice to Investors.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.
Depositary Procedures
The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
DTC has advised the Company that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants.
The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.
DTC has also advised us that, pursuant to procedures established by it:
(1)
upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states may require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of an interest in the Global Notes will not have Second Priority Notes registered in their names, will not receive physical delivery of Second Priority Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.
Payments in respect of the principal of, premium on, if any, and interest and additional interest, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the Second Priority Notes, including the Global Notes, are registered as the owners of the Second Priority Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:
(1)
any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)
any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon the due date for any payment in respect of securities such as the Second Priority Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Second Priority Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Second Priority Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Subject to the transfer restrictions set forth under “Notice to Investors,” transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.
DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Second Priority Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Second Priority Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Second Priority Notes, DTC reserves the right to exchange the Global Notes for legended Second Priority Notes in certificated form, and to distribute such Second Priority Notes to its participants.
Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
A Global Note is exchangeable for Certificated Notes if:
(1)
DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Issuer within 90 days; or

(2)
the Issuer, at its option (and subject to the procedures of DTC), elects to cause the issuance of Certificated Notes; or

(3)
there has occurred and is continuing a Default with respect to the Second Priority Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.
Exchange of Certificated Notes for Global Notes
Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Second Priority Notes. See “Notice to Investors.”
Exchanges Between Regulation S Notes and Rule 144A Notes
Beneficial interests in the Temporary Regulation S Global Note may be exchanged for beneficial interests in the Permanent Regulation S Global Note or the Rule 144A Global Note only after the expiration of the Distribution Compliance Period and then only upon certification in form reasonably satisfactory to the Trustee that, among other things, (1) beneficial ownership interests in such Temporary Regulation S Global Note are owned by or being transferred to either non-U.S. persons or U.S. persons who purchased such interests in a transaction that did not require registration under the Securities Act and (2) such transfer is being made in accordance with all applicable securities laws of the States of the United States of America and other jurisdictions.
Beneficial interest in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144.
Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect the changes in the principal amounts of the Regulation S Global Note and the Rule 144A Global Note, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest.
Same Day Settlement and Payment
The Company will make payments in respect of the Notes represented by the Global Notes, including principal, premium, if any, interest and additional interest, if any, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, premium, if any, interest and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Certain Definitions
“2008 First Priority Notes” means the First Priority Senior Secured Floating Rate Notes due 2015 issued by the Issuer on April 21, 2008.
“2008 First Priority Notes Transactions” means the Captive Acquisition, the transactions related thereto (including entry into the Bridge Loan Credit Agreement) and the offering of the 2008 First Priority Notes on April 21, 2008.
“2009 Escrow Issuers” means (i) Berry Plastics Escrow LLC, a wholly owned Unrestricted Subsidiary of the Company and (ii) Berry Plastics Escrow Corporation, a wholly owned Unrestricted Subsidiary of the Company.
“Acquired Indebtedness” means, with respect to any specified Person:
(1)
Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2)
Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. “Additional Notes” has the meaning given to such term under the heading “General.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and

“under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Applicable Premium” means, with respect to any Second Priority Note on any applicable redemption date, the greater of:
(1)
1% of the then outstanding principal amount of the Second Priority Note; and

(2)
the excess of:

(a)
the present value at such redemption date of  (i) the redemption price of the Second Priority Note, at October 15, 2018 (such redemption price being set forth in the applicable table appearing above under “— Optional Redemption”) plus (ii) all required interest payments due on the Second Priority Note through October 15, 2018 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)
the then outstanding principal amount of the Second Priority Note.

“Asset Sale” means:
(1)
the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2)
the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:
(a)
a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business;

(b)
the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c)
any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “— Certain Covenants — Limitation on Restricted Payments”;

(d)
any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $10.0 million;

(e)
any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f)
any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(g)
foreclosure on assets of the Issuer or any of its Restricted Subsidiaries;

(h)
any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)
the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j)
any sale of inventory or other assets in the ordinary course of business;

(k)
any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l)
a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing; and

(m)
the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property.

“Avintiv Acquisition” means the merger of Berry Plastics Acquisition Corporation IX, a wholly owned subsidiary of the Company (“Berry Merger Sub”), with and into the Avintiv Target with the Avintiv Target being the surviving corporation pursuant to, and as contemplated by, the Avintiv Acquisition Documents.
“Avintiv Acquisition Documents” means the Agreement and Plan of Merger, dated as of July 30, 2015, by and among the Company, Berry Merger Sub, the Avintiv Target and Blackstone Capital Partners (Cayman) V L.P. (in its capacity as securityholder representative), as amended from time to time, and any other document entered into in connection with either of the foregoing, in each case as amended, supplemented or modified from time to time prior to the Escrow Release Date or thereafter (so long as any amendment, supplement or modification after the Escrow Release Date, together with all other amendments, supplements and modifications after the Escrow Release Date, taken as a whole, is not more disadvantageous to the holders of the Second Priority Notes in any material respect than the Avintiv Acquisition Documents as in effect on the Escrow Release Date).
“Avintiv Target” means AVINTIV Inc., a Delaware corporation, and its subsidiaries.
“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement and any other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of any Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.
“Bankruptcy Code” means Title 11 of the United States Code.
“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for relief of debtors.
“Berry Assumption” means the consummation of the transactions whereby (a) the Company assumed all of the obligations of the Escrow Issuer under the Second Priority Notes and the Indenture, (b) the Parent Guarantor and the Subsidiaries of the Company required to provide Guarantees as described in “— Subsidiary Guarantees and Parent Guarantee” on the Escrow Release Date guaranteed such obligations pursuant to a supplemental indenture and other agreements and (c) the Escrow Issuer was released from the Note Obligations.
“Berry Senior Subordinated Notes” means the 11% Senior Subordinated Notes due 2016 of the Issuer issued on September 20, 2006.
“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.
“Borrowing Base” means, as of any date of determination, an amount equal to the sum without duplication of  (x) 80% of the book value of accounts receivable of the Issuer and its Restricted Subsidiaries on a consolidated basis and (y) 50% of the book value of the inventory of the Issuer and its Restricted Subsidiaries on a consolidated basis, in each case as of the most recently ended fiscal month of the Issuer for which internal consolidated financial statements of the Issuer are available (such date, the “Borrowing Base Reference Date”). For purposes of such computation, the Issuer shall give pro forma effect to any

Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business that the Issuer or any of its Restricted Subsidiaries has made after the Borrowing Base Reference Date. For purposes of this definition, any pro forma calculations shall be made in good faith by an Officer of the Issuer.
“Bridge Loan Credit Agreement” means the Senior Secured Bridge Loan Credit Agreement dated as of February 5, 2008, by and among the Company, the agents and lenders party thereto.
“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.
“Capital Stock” means:
(1)
in the case of a corporation, corporate stock or shares;

(2)
in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)
in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)
any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
“Captive Acquisition” means the acquisition by the Company of substantially all of the outstanding shares of Capital Stock of Captive Holdings, Inc. pursuant to the Captive Merger Agreement.
“Captive Holdings” means Captive Holdings, LLC, a Delaware limited liability company.
“Captive Merger Agreement” means the stock purchase agreement, dated as of December 21, 2007, by and among the Company, Captive Holdings, Inc., and Captive Holdings, as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the Second Priority Notes in any material respect than the Captive Merger Agreement as in effect on the Issue Date).
“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer described in the definition of  “Contribution Indebtedness.”
“Cash Equivalents” means:
(1)
U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)
securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3)
certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of  $250.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)
repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)
commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)
readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)
Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and

(8)
investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.
“Collateral Account” means a segregated securities account, established in the name of the Trustee for the benefit of the Trustee and the holders of the Second Priority Notes, that includes only cash and Cash Equivalents, the proceeds thereof and interest earned thereon.
“Collateral Agent” means U.S. Bank National Association in its capacity as “Collateral Agent” under the Indenture and under the Security Documents and any successors thereto in such capacity.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:
(1)
consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees); plus

(2)
consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)
commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; minus

(4)
interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:
(1)
any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, any severance expenses, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, plant shutdown costs, acquisition integration costs and any expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments made under (i) the Original Acquisition Documents or otherwise related to the Original Transactions, or (ii) the Pliant Acquisition Documents or otherwise related to the Pliant Transactions or (iii) the Avintiv Acquisition Documents or otherwise related to the Avintiv Acquisition, in each case, shall be excluded;

(2)
any increase in amortization or depreciation or any one-time non-cash charges or increases or reductions in Net Income, in each case resulting from purchase accounting in connection with the Original Transactions or any acquisition that is consummated after September 20, 2006 shall be excluded;

(3)
the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)
any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5)
any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;

(6)
any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7)
the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8)
solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “— Certain Covenants — Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9)
an amount equal to the amount of Tax Distributions actually made to any parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “— Certain Covenants — Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)
any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards (“SFAS”) Nos. 142 and 144 and the amortization of intangibles arising pursuant to SFAS No. 141 shall be excluded;

(11)
any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12)
any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after September 20, 2006 related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Original Transactions, the Pliant Transactions or the Avintiv Acquisition (or, solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “— Certain Covenants — Limitation on Restricted Payments,” the 2008 First Priority Notes Transactions, the Pliant Transactions and the Avintiv

Acquisition, but not the Original Transactions) or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on September 20, 2006 of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;
(13)
accruals and reserves that are established within 12 months after September 20, 2006 and that are so required to be established in accordance with GAAP shall be excluded;

(14)
solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)
(a)(i) the non-cash portion of  “straight-line” rent expense shall be excluded and (ii) the cash portion of  “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by SFAS No. 133 shall be excluded;

(16)
unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of SFAS No. 52 shall be excluded; and

(17)
solely for the purpose of calculating Restricted Payments, the difference, if positive, of the Consolidated Taxes of the Issuer calculated in accordance with GAAP and the actual Consolidated Taxes paid in cash by the Issuer during any Reference Period shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, (i) there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (5) and (6) of the definition of Cumulative Credit contained therein and (ii) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “— Certain Covenants — Limitation on Restricted Payments,” each instance of “September 20, 2006” appearing in clauses (2), (12) and (13) of this definition of Consolidated Net Income shall be replaced with “December 31, 2010.”
“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.
“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:
(1)
to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)
to advance or supply funds:

(a)
for the purchase or payment of any such primary obligation; or

(b)
to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)
to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Subsidiary Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer or such Subsidiary Guarantor after September 20, 2006; provided that:
(1)
such cash contributions have not been used to make a Restricted Payment,

(2)
if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Issuer or such Subsidiary Guarantor, as the case may be, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Second Priority Notes, and

(3)
such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement Documents” means the collective reference to the Credit Agreements, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.
“Credit Agreements” means (i)(A) the Term Loan Credit Agreement and (B) the Revolving Credit Agreement and (ii) whether or not the credit agreements referred to in clause (i) remain outstanding, if designated by the Issuer to be included in the definition of  “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.
“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.
“Discharge of Senior Lender Claims” means, except to the extent otherwise provided in the Intercreditor Agreement, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of  (a) all Obligations in respect of all outstanding First Priority Lien Obligations and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the Revolving Credit Agreement, in each case after or concurrently with the termination of all commitments to extend credit thereunder and (b) any other First Priority Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid; provided that the Discharge of Senior Lender Claims shall not be deemed to have occurred if such payments are made with the proceeds of other First Priority Lien Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or First Priority Lien Obligations. In the event the First Priority Lien Obligations are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the First Priority Lien Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:
(1)
matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Second Priority Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Second Priority Notes (including the purchase of any Second Priority Notes tendered pursuant thereto)),

(2)
is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or (3 is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the Second Priority Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.
“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary or a Qualified CFC Holding Company.
“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:
(1)
Consolidated Taxes; plus

(2)
Consolidated Interest Expense; plus

(3)
Consolidated Non-cash Charges; plus

(4)
business optimization expenses and other restructuring charges or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closures, retention, systems establishment costs and excess pension charges); provided that with respect to each business optimization expense or other restructuring charge, the Issuer shall have delivered to the Trustee an Officers’ Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus

(5)
the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the terms of the agreements between the Sponsors and the Issuer and its Subsidiaries as described with particularity in this prospectus and as in effect on the Escrow Release Date; less, without duplication,

(6)
non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering” means any public or private sale after September 20, 2006 of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:
(1)
public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2)
any such public or private sale that constitutes an Excluded Contribution.

“Escrow Redemption Date” means a date that is no earlier than the Conditions Precedent Date and no later than 10 Business Days after the Conditions Precedent Date.
“Escrow Redemption Price” means an amount of cash equal to gross cash proceeds of the Second Priority Notes plus interest accrued on the aggregate principal amount of the Second Priority Notes from the Issue Date to, but excluding, the Escrow Redemption Date, calculated using a rate of 6.00% per annum.
“Escrow Release Date” means October 1, 2015.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after September 20, 2006 from:
(1)
contributions to its common equity capital, and

(2)
the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.
“Existing Second Priority Notes” means the 5.50% Second Priority Senior Secured Notes due 2022 issued by the Company on May 12, 2014 and the 5.125% Second Priority Senior Secured Notes due 2023 issued by the Company on June 5, 2015.
“Existing Second Priority Notes Collateral Agent” means U.S. Bank National Association, as collateral agent for the holders of the Existing Second Priority Notes and any successors thereto in such capacity.
“Existing Second Priority Notes Indentures” means the indentures respectively dated as of May 12, 2014 and June 5, 2015, each among the Issuer, the trustee named therein from time to time, and certain other parties thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of the Indenture.
“Existing Second Priority Notes Obligations” means any Obligations in respect of the Existing Second Priority Notes, the Existing Second Priority Notes Indentures or the Existing Second Priority Notes Security Documents, including, for the avoidance of doubt, obligations in respect of exchange notes and guarantees thereof.
“Existing Second Priority Notes Security Documents” means the security agreements, pledge agreements, collateral assignments and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the collateral for the Existing Second Priority Notes as contemplated by the Existing Second Priority Notes Indentures.

“Existing Second Priority Notes Trustee” means U.S. Bank National Association, as trustee for the holders of the Existing Second Priority Notes and any successors thereto in such capacity.
“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.
“First Lien Agent” means each of the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent and the Revolving Facility Collateral Agent, and if any other First Priority Lien Obligations are outstanding, the Persons elected, designated or appointed as administrative agent, trustee or similar representative or as collateral agent by or on behalf of the holders of each series of such outstanding Obligations.
“First Priority After-Acquired Property” means any property (other than the initial collateral) of the Issuer or any Subsidiary Guarantor that secures any Secured Bank Indebtedness.
“First Priority Lien Obligations” means (i) all Secured Bank Indebtedness, (ii) all other Obligations (not constituting Indebtedness) of the Issuer and its Restricted Subsidiaries under the agreements governing Secured Bank Indebtedness and (iii) all other Obligations of the Issuer or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case owing to a Person that is a holder of Indebtedness described in clause (i) or Obligations described in clause (ii) or an Affiliate of such holder at the time of entry into such Hedging Obligations or Obligations in respect of cash management services.
“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made after September 20, 2006 and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (including the Original Transactions), discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or cost synergies reasonably expected to result from the applicable pro forma event and (2) all pro forma adjustments of the nature used in similar calculations in the Existing Second Priority Notes Indentures (as in effect on the Issue Date). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.
“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:
(1)
Consolidated Interest Expense of such Person for such period, and

(2)
all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on September 20, 2006. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.
“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:
(1)
currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)
other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a Second Priority Note is registered on the Registrar’s books.
“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:
(1)
the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)
to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3)
to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4)
to the extent not otherwise included, with respect to the Issuer and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include
(1)
Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money;

(2)
deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing; or (5) obligations under the Original Acquisition Documents or the Pliant Acquisition Documents.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.
“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.
“Intercreditor Agreement” means the Second Amended and Restated Intercreditor Agreement, dated as of February 5, 2008, as supplemented on April 21, 2008, December 3, 2009, April 30, 2010, November 19, 2010, May 12, 2014 and June 5, 2015, by and among the Existing Second Priority Notes Trustee, the Existing Second Priority Notes Collateral Agent, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, the Subsidiaries of the Company party thereto and Berry Plastics Group, Inc., as supplemented as of the Escrow Release Date by the execution and delivery of a joinder agreement by the Collateral Agent, the Trustee, the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, the Existing Second Priority Notes Trustee, the Existing Second Priority Notes Collateral Agent, Berry Plastics Group, Inc., the Company and the Subsidiary Guarantors, as may be amended, restated or otherwise supplemented.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.
“Investment Grade Securities” means:
(1)
securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof  (other than Cash Equivalents),

(2)
securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB-(or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3)
investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/ or distribution, and

(4)
corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of  “Unrestricted Subsidiary” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:
(1)
“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)
the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b)
the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)
any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means the date on which the Second Priority Notes were originally issued.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent of the Issuer, as applicable, was approved by a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable.
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
“Mortgages” means the mortgages (which may be in the form of mortgage amendments to mortgages securing other Indebtedness), trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Real Property subject to mortgages, each in form and substance reasonably satisfactory to the Collateral Agent and the Issuer, as amended, supplemented or otherwise modified from time to time.
“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof  (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “— Certain Covenants — Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
“Note Obligations” means any Obligations in respect of the Second Priority Notes, the Indenture or the Security Documents, including, for the avoidance of doubt, obligations in respect of exchange notes and guarantees thereof.
“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Second Priority Notes shall not include fees or indemnifications in favor of the Trustee, the Collateral Agent and other third parties other than the holders of the Second Priority Notes.
“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.
“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel which is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.
“Original Acquisition” means the acquisition by Affiliates of the Sponsors of substantially all of the outstanding shares of capital stock of the Company, pursuant to the Original Merger Agreement.
“Original Acquisition Documents” means the Original Merger Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the Second Priority Notes in any material respect than the Original Acquisition Documents as in effect on the Issue Date).
“Original Merger Agreement” means the agreement and plan of merger, dated as of June 28, 2006, by and among BPC Holding Corporation, BPC Acquisition Corp., a Delaware corporation and Berry Plastics Group, Inc., as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the Second Priority Notes in any material respect than the Original Merger Agreement as in effect on the Issue Date).
“Original Transactions” means the Original Acquisition and the transactions related thereto, the offering by the Company of certain second priority notes on September 20, 2006, the issuance and sale of the Berry Senior Subordinated Notes on September 20, 2006 and borrowings made on September 20, 2006 pursuant to the credit agreement of the Company in effect on such date.
“Other Second-Lien Obligations” means other Indebtedness of the Issuer and its Restricted Subsidiaries that is equally and ratably secured with the Second Priority Notes and is designated by the Issuer as an Other Second-Lien Obligation.
“Parent Guarantor” means Berry Plastics Group, Inc., a Delaware corporation.
“Parent Guarantee” means the guarantee by Parent Guarantor of the obligations of the Issuer under the Indenture and the Second Priority Notes in accordance with the provisions of the Indenture.
“Parent Pari Passu Indebtedness” means any Indebtedness of the Parent Guarantor which ranks pari passu in right of payment to the Parent Guarantee.
“Parent Subordinated Indebtedness” means any Indebtedness of the Parent Guarantor which is by its terms subordinated in right of payment to the Parent Guarantee.
“Pari Passu Indebtedness” means:
(1)
with respect to the Issuer, the Second Priority Notes and any Indebtedness which ranks pari passu in right of payment to the Second Priority Notes; and

(2)
with respect to any Subsidiary Guarantor, its Subsidiary Guarantee and any Indebtedness which ranks pari passu in right of payment to such Subsidiary Guarantor’s Subsidiary Guarantee.

“Paying Agent” means an office or agency maintained by the Issuer pursuant to the terms of the Indenture, where notes may be presented for payment.
“Permitted Holders” means, at any time, the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.
“Permitted Investments” means:
(1)
any Investment in the Issuer or any Restricted Subsidiary;

(2)
any Investment in Cash Equivalents or Investment Grade Securities;

(3)
any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4)
any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of  “— Certain Covenants — Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)
any Investment existing on, or made pursuant to binding commitments existing on, the Escrow Release Date;

(6)
advances to employees, taken together with all other advances made pursuant to this clause (6), not to exceed $15.0 million at any one time outstanding;

(7)
any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)
Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(9)
any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of  (x) $250.0 million and (y) 5.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)
additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of  (x) $300.0 million and (y) 6.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)
loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12)
Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “— Certain Covenants — Limitation on Restricted Payments”;

(13)
any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “— Certain Covenants — Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11)(b) of such paragraph);

(14)
Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)
guarantees issued in accordance with the covenants described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Future Subsidiary Guarantors”;

(16)
Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(17)
any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an Equity Interest;

(18)
additional Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date not to exceed at any one time in the aggregate outstanding, $15.0 million; and

(19)
Investments of a Restricted Subsidiary of the Issuer acquired after the Escrow Release Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “— Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Escrow Release Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Liens” means, with respect to any Person:
(1)
pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)
Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)
Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)
Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)
minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)
(A) Liens on assets of a Restricted Subsidiary that is not a Subsidiary Guarantor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (B) Liens securing an aggregate principal amount of First Priority Lien Obligations not to exceed the sum of  (I) the greater of  (x) the aggregate amount of Indebtedness permitted to be incurred pursuant to clause (a)(x) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 4.00 to 1.00 and (11) the aggregate amount of Indebtedness permitted to be incurred pursuant to clause (a)(y) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (C) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (provided that in the case of clause (t), such Lien does not extend to the property or assets of any Subsidiary of the Issuer other than a Foreign Subsidiary);
(7)
Liens existing on the Issue Date (including after giving effect to the Transactions);

(8)
Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9)
Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10)
Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)
Liens securing Hedging Obligations not incurred in violation of the Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)
Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)
leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14)
Liens arising from financing statement filings under the Uniform Commercial Code or equivalent statute of another jurisdiction regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15)
Liens in favor of the Issuer or any Subsidiary Guarantor;

(16)
Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17)
deposits made in the ordinary course of business to secure liability to insurance carriers;

(18)
Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)
grants of software and other technology licenses in the ordinary course of business;

(20)
Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6)(B), (7), (8), (9), (10), (11), (15) and (26) of this definition of  “Permitted Liens”; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of  (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11), (15) and (26) of this definition of  “Permitted Liens” at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided, further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B), for purposes of clause (1) under “Description of Second Priority Notes — Release of Collateral” and for purposes of the definition of Secured Bank Indebtedness;

(21)
Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(22)
judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23)
Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24)
Liens incurred to secure cash management services in the ordinary course of business;

(25)
other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $50.0 million at any one time outstanding;

(26)
Liens securing the Note Obligations; and

(27)
Liens on the Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Collateral.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Pliant Acquisition Documents” means the Plan of Reorganization proposed by Apollo Management VI, L.P. on behalf of Apollo Investment Fund VI, L.P., that was filed with the Bankruptcy Court for the District of Delaware in the bankruptcy cases of Pliant Corporation and certain of its Subsidiaries on August 14, 2009 and November 12, 2009, together with all exhibits, schedules and annexes thereto, and the Findings of Fact, Conclusions of Law, and Order Pursuant to 11 U.S.C. § 1129 and Fed. R. Bankr. P. 3020 Confirming the Joint Plan of Reorganization proposed by Apollo Management VI, L.P. on behalf of Apollo Investment Fund, VI, L.P., entered on October 6, 2009 and December 1, 2009 by the Bankruptcy Court for the District of Delaware in the bankruptcy cases of Pliant Corporation and certain of its Subsidiaries and any other document entered into in connection with either of the foregoing, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the Second Priority Notes in any material respect than the Pliant Acquisition Documents as in effect on the Issue Date).

“Pliant Transactions” means the acquisition by the Company of the equity interests of Pliant Corporation as described in the Pliant Acquisition Documents, the transactions related thereto, the offering of second priority and first priority notes by the 2009 Escrow Issuers on November 12, 2009, the entry into the related escrow agreements, the assumption by the Company of the obligations in respect of such notes and the related indentures, and the transactions related thereto, including the acquisition by the Company of the equity interests of Pliant Corporation and the transactions related thereto.
“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.
“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.
“Qualified CFC Holding Company” means a Wholly Owned Subsidiary of the Issuer that is a limited liability company, the primary asset of which consists of Equity Interests in either (i) a Foreign Subsidiary or (ii) a limited liability company the primary asset of which consists of Equity Interests in a Foreign Subsidiary.
“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:
(1)
the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2)
all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3)
the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Existing Second Priority Notes and the Second Priority Notes or any Refinancing Indebtedness with respect to the Second Priority Notes shall not be deemed a Qualified Receivables Financing.
“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Second Priority Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.
“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Issuer or any Subsidiary Guarantor, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.
“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.
“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.
“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:
(a)
no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)
with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c)
to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.
“Reference Period” has the meaning given to such term in the definition of  “Cumulative Credit.”
“Representative” means the trustee, agent or representative (if any) for an issue of Indebtedness; provided that if, and for so long as, such Indebtedness lacks such a Representative, then the Representative for such Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Indebtedness.
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Second Priority Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.
“Revolving Credit Agreement” means the Amended and Restated Revolving Credit Agreement, dated April 3, 2007, by and among the Company, Berry Plastics Group, Inc., certain Subsidiaries of the Company, Bank of America, N.A., as administrative agent, and the other lenders party thereto, as amended by the amendments thereto, dated as of December 14, 2007, January 11, 2008, June 28, 2011 and May 14, 2015, and as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.
“Revolving Facility Administrative Agent” means Bank of America, N.A., as administrative agent for the lenders under the Revolving Credit Agreement, together with its successors and permitted assigns under the Revolving Credit Agreement exercising substantially the same rights and powers, or such other agent as may from time to time be appointed thereunder.
“Revolving Facility Collateral Agent” means Bank of America, N.A., as collateral agent for the lenders under the Revolving Credit Agreement and under the security documents in connection therewith, together with its successors and permitted assigns under the Revolving Credit Agreement or the security documents in connection therewith exercising substantially the same rights and powers, or such other agent as may from time to time be appointed thereunder.
“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.
“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof. “SEC” means the Securities and Exchange Commission.
“Second Priority Designated Agent” means such agent or trustee as is designated “Second Priority Designated Agent” under the Intercreditor Agreement by Second Priority Secured Parties holding a majority in principal amount of the Second Priority Obligations then outstanding.
“Second Priority Obligations” means the Note Obligations, the Existing Second Priority Notes Obligations and any Obligations in respect of Other Second-Lien Obligations.
“Second Priority Secured Parties” means the Note Secured Parties and all other Persons holding any Second Priority Obligations, including the collateral agent for any Other Second-Lien Obligations.
“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (6)(B) of the definition of  “Permitted Lien.”
“Secured Indebtedness” means any Indebtedness secured by a Lien.
“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) an amount equal to (a) the amount of Secured Indebtedness (other than Secured Indebtedness incurred pursuant to clause (a)(y) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) that constitutes First Priority Lien Obligations minus (b) the amount of cash and Cash Equivalents of such Person and its Restricted Subsidiaries as of such date to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period; provided that the Issuer may elect, pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Issuer or any of its Restricted Subsidiaries has determined to make and/or made after September 20, 2006 and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (including the Original Transactions), discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officers’ Certificate, to reflect (1) operating expense reductions and other operating improvements or cost synergies reasonably expected to result from the applicable pro forma event and (2) all pro forma adjustments of the nature used in similar calculations in the Existing Second Priority Notes Indentures (as in effect on the Issue Date).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Security Documents” means the security agreements, pledge agreements, collateral assignments, Mortgages and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in favor of the Collateral Agent in the Collateral as contemplated by the Indenture.
“Senior Lender Collateral” means all of the assets of the Issuer or any Subsidiary Guarantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any First Priority Lien Obligations.
“Senior Lender Intercreditor Agreement” means the Second Amended and Restated Senior Lender Priority and Intercreditor Agreement, dated as of February 5, 2008, as supplemented on April 21, 2008 and December 3, 2009, by and among the Term Facility Administrative Agent, the Term Loan Collateral Agent, the Revolving Facility Administrative Agent, the Revolving Facility Collateral Agent, the Company, certain Subsidiaries of the Issuer and Berry Plastics Group, Inc., as amended, supplemented or otherwise modified from time to time.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.
“Sponsors” means (i) Apollo Management, L.P., Graham Partners, Inc. and any of their respective Affiliates (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo

Sponsors; provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Issuer.
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).
“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Second Priority Notes, and (b) with respect to any Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor which is by its terms subordinated in right of payment to its Subsidiary Guarantee.
“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Subsidiary Guarantee” means any guarantee, other than the Parent Guarantee, of the obligations of the Issuer under the Indenture and the Second Priority Notes by any Restricted Subsidiary in accordance with the provisions of the Indenture.
“Subsidiary Guarantor” means any Restricted Subsidiary that Incurs a Subsidiary Guarantee; provided that upon the release or discharge of such Person from its Subsidiary Guarantee in accordance with the Indenture, such Person ceases to be a Subsidiary Guarantor. For the avoidance of doubt, Parent shall not constitute a Subsidiary Guarantor.
“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “— Certain Covenants — Limitation on Restricted Payments.”
“Tax Receivable Agreement” means that certain Income Tax Receivable Agreement, dated as of November 29, 2012, among Berry Plastics Group, Inc., a Delaware corporation, and Apollo Management Fund VI, L.P., a limited partnership, as amended, restated, replaced or otherwise modified from time to time.
“Term Facility Administrative Agent” means Credit Suisse, Cayman Islands Branch, as administrative agent for the lenders under the Term Loan Credit Agreement, together with its successors and permitted assigns under the Term Loan Credit Agreement exercising substantially the same rights and powers, or such other agent as may from time to time be appointed thereunder.
“Term Loan Collateral Agent” means Credit Suisse, Cayman Islands Branch, as collateral agent for the lenders under the Term Loan Credit Agreement, together with its respective successors and permitted assigns under the Term Loan Credit Agreement exercising substantially the same rights and powers, or such other agent as may from time to time be appointed thereunder.

“Term Loan Credit Agreement” means that certain Second Amended and Restated Term Loan Credit Agreement, dated April 3, 2007, by and among the Company, Berry Plastics Group, Inc., Credit Suisse, Cayman Islands Branch, as administrative agent, and the other lenders party thereto, as amended by the Incremental Assumption Agreement, dated as of February 8, 2013, and the Incremental Assumption Agreement, dated as of January 6, 2014, and as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof.
“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture, except as otherwise provided therein.
“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.
“Transactions” means the Avintiv Acquisition, the transactions related thereto, the offering of the Second Priority Notes on the Issue Date, the incurrence of incremental term loans and the Berry Assumption and the transactions related thereto, including the acquisition by the Issuer of the equity interests of Avintiv Target and the transactions related thereto.
“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H 15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to October 15, 2018; provided, however, that if the period from such redemption date to October 15, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Trust Officer” means:
(1)
any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2)
who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.
“Unrestricted Subsidiary” means:
(1)
BP Parallel LLC, Berry Plastics Escrow LLC and the Escrow Issuer in each case, for so long as such Person is a Subsidiary of the Issuer and is not designated as a Restricted Subsidiary by the Board of Directors of the Issuer in the manner provided below;

(2)
any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(3)
any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:
(a)
the Subsidiary to be so designated has total consolidated assets of  $1,000 or less; or

(b)
if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:
(x)
(1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)
no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
“U.S. Government Obligations” means securities that are:
(1)
direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.
“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.
“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain material U.S. federal income tax (and, with respect to non-U.S. holders (as defined below) estate tax) consequences relating to the exchange of the outstanding notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes, but does not purport to be an analysis of all potential tax effects. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date hereof and all of which are subject to change (possibly with retroactive effect) or to different interpretations. This summary is limited to persons who hold the notes as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances (such as the application of the alternative minimum tax) or to holders subject to special rules such as financial institutions, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, tax-exempt entities, U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, insurance companies, partnerships, S corporations and other pass-through entities and investors in such entities, dealers in securities or foreign currencies, persons holding notes as part of a hedge, straddle, “constructive sale,” “conversion” or other integrated transaction, persons subject to U.S. federal estate or gift tax arising from the purchase, ownership, or disposition of the notes, or former U.S. citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code or the effect of any state, local or foreign laws. We have not sought and will not seek any rulings from the Internal Revenue Service, which we refer to as the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the initial notes for exchange notes or the ownership or disposition of the exchange notes or that any such position would not be sustained.
As discussed further below, we believe that the exchange of the outstanding notes for the exchange notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. Accordingly, the material U.S. federal income tax consequences of the ownership and disposition of the outstanding notes, as discussed in the Final Offering Memorandum dated September 16, 2015, remain applicable with respect to the ownership and disposition of the exchange notes, which material U.S. federal income tax consequences are summarized below in substantially the same form as set forth in such Final Offering Memorandum.
PLEASE CONSULT YOUR OWN TAX ADVISER REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, STATE, LOCAL AND FOREIGN TAX LAWS AND TAX TREATIES.
As used herein, a “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of source, or (d) a trust if  (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust validly elected to be treated as a U.S. person under applicable Treasury regulations. A Non-U.S. Holder is a beneficial owner of notes, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns any of the notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of notes that are partnerships or partners in such partnerships should consult their own tax advisors.
Possible Treatment as Contingent Payment Debt Instruments
The terms of the notes provide for payments by us in excess of stated interest or principal, or prior to their scheduled payment dates, under certain circumstances. According to the applicable Treasury regulations, the possibility that certain payments in excess of stated interest or principal, or prior to their scheduled payment dates, will be made will not affect the amount of income a holder recognizes in advance of the payment of such excess or accelerated amounts if there is only a remote chance as of the date the notes were issued that such payments will be made. We intend to take the position that any payment of such excess or accelerated amounts should not be taxable to a holder or otherwise affect the tax treatment of the notes prior to a change in circumstances relating to these contingencies. This position (and this summary) are based on the assumption that, as of the date of the issuance of the notes, the likelihood that we will pay such excess or accelerated amounts is remote. Our position that these contingencies are remote is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position, a holder might be required to include income on its notes in excess of stated interest calculated without regard to such contingencies and might be required to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event a contingency occurs, it would affect the amount, timing and character of the income or loss recognized by a holder.
U.S. Holders
The following discussion applies to you only if you are a U.S. Holder as defined above.
Payments of Interest
Payments of stated interest on a note will generally be taxable to U.S. Holders as ordinary interest income at the time such interest payments are accrued or received, depending on the holder’s regular method of accounting for U.S. federal income tax purposes.
Original Issue Discount
If the stated redemption price at maturity of the notes exceeds the issue price of the notes by more than a statutorily defined de minimis amount, the notes would be issued with original issue discount, which we refer to as OID, for U.S. federal income tax purposes. The “stated redemption price at maturity” of the notes is equal to the sum of all payments on the notes other than payments of stated interest. Since the notes as issued did not possess OID, U.S. Holders will not be required to include OID in income for U.S. federal income tax purposes with respect to either the initial notes or the exchange notes.
Sale, Exchange or Redemption of the Notes
Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which, to the extent not previously included in income, will be treated as ordinary interest income), and such holder’s tax basis in the note. A U.S. Holder’s tax basis in the note will generally be equal to the amount such holder paid for the note. Any gain or loss recognized on the disposition of a note will generally be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder held the note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.
We believe that the exchange of the outstanding notes for the exchange notes, which are debt securities identical to the outstanding notes, but registered under the Securities Act, pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, we believe that (1) a holder will not recognize taxable gain or loss as a result of exchanging such holder’s outstanding notes for exchange notes; (2) the holding period of the exchange notes received by the holder should include the holding period of such holder’s initial notes; and (3) the adjusted tax basis of the exchange notes received should be the same as the adjusted tax basis of the initial notes exchanged therefore immediately before the exchange.

Assumption by BPC
We believe that the assumption of the outstanding notes by BPC from the Escrow Issuer, did not constitute a significant modification of the notes and therefore would not result in a deemed exchange of such notes for U.S. federal income tax purposes. As a result, the assumption would not result in any U.S. federal income tax consequences to U.S. Holders. It is possible, however, that the IRS could treat the assumption as a significant modification of the notes for United States federal income tax purposes, resulting in a deemed exchange of such notes held by a U.S. Holder for “new” notes. If such a position were taken and sustained, the deemed exchange would be fully taxable to such U.S. Holders unless the deemed exchange qualifies as a recapitalization for U.S. federal income tax purposes. In addition, regardless of whether the deemed exchange would qualify as a recapitalization, a U.S. Holder could be treated as acquiring the “new” notes with a greater amount of OID than the OID, if any, on the original notes. This would occur if the issue price of the “new” notes as of the date of the deemed exchange (based on the fair market value of the notes if either the original notes or the “new” notes are treated as publicly traded for U.S. federal income tax purposes) was less than the adjusted issue price of the original notes. Such OID would be included in income as it accrued, regardless of such holder’s regular method of tax accounting, and regardless of when any related cash was actually received. If the deemed exchange qualifies as a recapitalization, however, a holder may be entitled to offset any such additional OID inclusions by an amount equal to the excess of the holder’s basis in the “new” notes over the price of the “new” notes. Further, regardless of whether the deemed exchange would qualify as a recapitalization, a U.S. Holder could recognize ordinary interest income to the extent that any portion of the “new” notes is attributable to accrued but unpaid qualified stated interest not previously taken into income.
Medicare Tax
A 3.8% Medicare tax will be imposed on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers or $125,000 in the case of married individuals filing separately) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally will include interest, including interest paid with respect to a note, and net gain attributable to the disposition of property not held in a trade or business, including net gain from the sale, exchange, redemption or other taxable disposition of a note held for investment, reduced by any deductions properly allocable to such income or net gain. If you are a U.S. Holder who is an individual, or that is an estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in a note.
Backup Withholding and Information Reporting
In general, a U.S. Holder will be subject to U.S. federal backup withholding on payments on the notes and the proceeds of a sale or other disposition of the notes if such holder fails to provide its correct taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.
In addition, information reporting generally will apply to certain payments of interest on the notes and to the proceeds of the sale or other disposition (including a retirement or a redemption) of a note paid to a U.S. Holder unless such holder is an exempt recipient.
Non-U.S. Holders
The following discussion applies to you only if you are a Non-U.S. Holder as defined above.
Special rules may apply to you if you are a “controlled foreign corporation,” “passive foreign investment company,” a company that accumulates earnings for the purpose of avoiding tax or, in certain circumstances, a United States individual who is an expatriate. In such case, you should consult your tax advisor to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.

Payments of Interest
Subject to the discussion below regarding effectively connected income, FATCA (as defined below) and backup withholding, payments of interest on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that:
•
the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the Issuer’s voting stock;

•
the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which the Issuer is a “related person” within the meaning of the Code; and

•
Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In addition, for this exemption from U.S. federal withholding tax to apply, a Non-U.S. Holder must provide the applicable withholding agent with a properly completed and executed Form W-8BEN or IRS Form W-8BEN-E, or other appropriate documentation, as provided for in Treasury regulations, certifying that it is not a U.S. person. If the Non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder will be required to provide appropriate documentation to the agent. Such holder’s agent will then be required to provide such documentation to the applicable withholding agent.
If a Non-U.S. Holder does not satisfy the above requirements, payments of interest on the notes that is not effectively connected income (as discussed below) to such Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%. Such Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is exempt from or subject to a reduced rate of U.S. federal withholding tax, provided that a properly completed and executed Form W-8BEN or IRS Form W-8BEN-E, or other appropriate documentation, claiming the exemption from or reduction in withholding is furnished to the applicable withholding agent and any other applicable procedures are complied with.
If interest on a note is effectively connected with a U.S. trade or business by a Non-U.S. Holder and, if a tax treaty applies, and the interest is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder within the United States, then such interest shall be treated as described below under “— Effectively Connected Income.”
Sale, Exchange or Redemption of the Notes
Subject to the discussion below regarding FATCA and backup withholding, any gain realized on the sale, exchange, redemption or other taxable disposition of a note (other than amounts properly attributable to accrued and unpaid interest, to the extent not previously included in income, which generally will be treated as described under “— Non-U.S. Holders — Payments of Interest” or “— Non-U.S. Holders — Effectively Connected Income”) will be exempt from U.S. federal income and withholding tax, unless:
•
the gain is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States; or

•
if the Non-U.S. Holder is an individual, such Non-U.S. Holder is present in the United States for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

See the discussion below under “— Non-U.S. Holders — Effectively Connected Income” if the gain derived from the disposition is described in the first bullet point above. If the Non-U.S. Holder is an individual described in the second bullet point above, the Non-U.S. Holder will be subject to U.S. federal income tax on the gain derived from the disposition at a 30% rate (or such lower rate as may be prescribed under an applicable income tax treaty), which gain may be offset by U.S.-source capital losses.

Exchange Offer
The exchange of notes for registered notes in the exchange offer should not constitute a taxable event for a Non-U.S. Holder. Consequently, a Non-U.S. Holder should be treated similarly to a U.S. Holder as described under “— U.S. Holders — Sale, Exchange or Redemption of the Notes.”
Assumption by BPC
The assumption of the notes by BPC would not subject a Non-U.S. Holder to U.S. federal income tax if, as we believe, such assumption would not give rise to a deemed exchange of the notes for “new” notes. Moreover, even if there were a deemed exchange, such exchange generally would result in tax only if such deemed exchange were not considered a recapitalization for U.S. federal income tax purposes and such Non-U.S. Holder were subject to U.S. tax as described in “— Non-U.S. Holders — Sale, Exchange or Redemption of the Notes.” As noted in more detail in “— U.S. Holders — Assumption by BPC,” a deemed exchange might result in “new” notes with a greater amount of OID.
Effectively Connected Income
If interest or gain recognized on a note is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States, then such interest or gain will be exempt from the U.S. federal withholding tax discussed above if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed Form W-8ECI or other appropriate Form W-8. Such interest or gain, however, will generally be subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates. In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such holder qualifies for a lower rate under an applicable income tax treaty.
Foreign Account Tax Compliance
Under Sections 1471 through 1474 of the Code and applicable Treasury regulations issued thereunder (“FATCA”), a 30% withholding tax may be imposed on payments of interest on debt obligations issued by a U.S. issuer; and, beginning January 1, 2017, gross proceeds received on the disposition of such instruments. In general, FATCA withholding would apply to such payments made to holders of those obligations (including intermediaries) that are foreign financial institutions that have not entered into agreements with the IRS to collect and provide information to the IRS regarding their U.S. account holders and are not otherwise exempt from such requirement, and to certain other foreign holders that do not provide certain information to the applicable withholding agent, which may include the name, address, taxpayer identification number and certain other information with respect to direct and certain indirect U.S. account holders. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the information reporting required under FATCA. Such intergovernmental agreements will reduce, but not eliminate, the risk of FATCA withholding for investors in, or holding notes through financial institutions in such countries. If FATCA withholding were to apply to the notes, neither we nor any paying agent nor any other person would be required to pay additional amounts as a result of such withholding.
Backup Withholding and Information Reporting
Payments of interest, and proceeds of a sale or other disposition of the notes to a Non-U.S. Holder may be subject to annual information reporting and U.S. federal backup withholding unless such Non-U.S. Holder provides the certification described above under either “— Non-U.S. Holders — Payments of Interest” or “— Non-U.S. Holders — Effectively Connected Income” or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any), provided that the required information is furnished to the IRS in a timely manner. In addition, the applicable withholding agent generally will be required to file information returns with the IRS reporting interest payments on the notes. Copies of the information returns may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

BUSINESS
We are including the following description of our business to recast the presentation of certain financial information and related disclosures included in our Annual Report on Form 10-K for the year ended September 26, 2015, which was filed with the Securities and Exchange Commission on November 23, 2015 (the “Annual Report”), solely to reflect the previously reported change in our reportable segments. This information is provided solely to present recast segment reporting financial information to reflect organizational structure changes we implemented in November 2015. Accordingly, the following business description speaks as of the original filing date of the Annual Report, does not reflect events that may have occurred subsequent to the original filing date, and should be read in conjunction with ‘our other filings with the Securities and Exchange Commission since the date of the Annual Report, which are incorporated by reference herein.
General
Berry Plastics Group, Inc. (“Berry,” “we,” or the “Company”) is a leading provider of value-added plastic consumer packaging, specialty, and engineered materials with a track record of delivering high-quality customized solutions to our customers. Representative examples of our products include specialty closures, prescription vials, specialty films, adhesives, corrosion protection materials, and nonwovens, as well as drink cups, thin-wall containers, and bottles. We sell our products predominantly into stable, consumer-oriented end-markets, such as healthcare, personal care, and food and beverage.
We believe that we have created one of the largest product libraries in our industry, allowing us to be a comprehensive solution provider to our customers. Our customers consist of a diverse mix of leading global, national, mid-sized regional and local specialty businesses. The size and scope of our customer network allows us to introduce new products we develop or acquire to a vast audience that is familiar with our brand. In fiscal 2015, no single customer represented more than approximately 2% of net sales and our top ten customers represented 16% of net sales. We believe our manufacturing processes and our ability to leverage our scale to reduce expenses on items, such as raw materials, position us as a low-cost manufacturer relative to our competitors.
Historically, our business was organized into four operating segments: Rigid Open Top, Rigid Closed Top, (which together make up our Rigid Packaging business), Engineered Materials, and Flexible Packaging. In November 2015, the Company reorganized into three operating segments: Consumer Packaging, Health, Hygiene & Specialties, and Engineered Materials. The Consumer Packaging segment consists of our historical Rigid Open Top and Rigid Closed Top segments, the food and consumer films business that was historically reported in our Flexible Packaging segment, and the custom shrink films business that was historically reported in our Engineered Materials segment. The Health, Hygiene & Specialties segment includes the recently acquired AVINTIV, Inc. (“Avintiv”) business, which is described in more detail below, as well as the personal care films and international businesses that were historically reported in our Flexible Packaging segment. The Engineered Materials segment includes the historical Engineered Materials segment, excluding the custom shrink films business, and the converter films business that was historically reported in our Flexible Packaging segment. Additional financial information about our business segments is provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Notes to Consolidated Financial Statements,” which are included elsewhere herein.
Recent Acquisitions
Rexam Healthcare Containers and Closures
In June 2014, the Company acquired Rexam’s Healthcare Containers and Closures business (“C&C”) for a purchase price of  $133 million, net of cash acquired. The C&C business produces bottles, closures, and specialty products for pharmaceutical and over-the-counter healthcare applications. The C&C acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on their fair values at the acquisition date. The acquired assets and assumed liabilities consisted of working capital of  $32 million, property and equipment of  $85 million, non-current deferred tax asset of  $3 million, intangible assets of  $9 million, goodwill of  $7 million, and other long-term liabilities of  $3 million.

AVINTIV Inc.
In October 2015, the Company acquired 100% of the capital stock of Avintiv for a purchase price of approximately $2.3 billion which is preliminary and subject to adjustment. Avintiv is one of the world’s leading developers, producers, and marketers of nonwoven specialty materials used in hygiene, infection prevention, personal care, and high-performance solutions. With 23 locations in 14 countries, an employee base of over 4,500 people, and the broadest range of process technologies in the industry, Avintiv’s strategically located manufacturing facilities position it as a global supplier to many of the same leading consumer and industrial product manufacturers that Berry supplies and utilize similar key raw materials as Berry’s existing business. To finance the purchase, the Company issued $400 million aggregate principal amount of 6.0% second priority senior secured notes due 2022 and entered into an incremental assumption agreement to increase the commitments under the Company’s existing term loan credit agreement by $2.1 billion due 2022.
Recent Developments
Revolving Line of Credit
In May 2015, the Company amended the credit agreement relating to its existing $650 million secured revolving credit facility to extend the maturity date of the revolving credit facility from June 2016 to May 2020 and to reduce interest margins and certain commitment fees.
5 1∕8% Second Priority Senior Secured Notes
In June 2015, the Company issued $700 million of 5 1∕8% second priority senior secured notes due July 2023. Interest on the 5 1∕8% second priority senior secured notes is due semi-annually on January 15 and July 15. Proceeds from the issuance and existing liquidity were used to satisfy and discharge all of the outstanding 9 3∕4% second priority senior secured notes. The Company recognized a $94 million loss on extinguishment of debt, including $83 million of early tender and redemption costs and an $11 million write-off of deferred financing fees.
Interest Rate Swap
In September 2015, the Company entered into an interest rate swap transaction to protect $1 billion of outstanding variable rate term loan debt from future interest rate volatility. The agreement swapped the greater of a three-month variable LIBOR contract or 1.00% for a fixed annual rate of 1.7185%, with an effective date in December 2015 and expiration in June 2019.
Product Overview
Consumer Packaging
Our Consumer Packaging segment primarily consists of the following product groups:
Containers.   We manufacture a collection of nationally branded container products which range from four ounces to five gallons and are offered in various styles with accompanying lids, bails and handles, some of which we produce, as well as a wide array of decorating options.
Foodservice.   We believe we are one of the largest providers of large size thermoformed polypropylene (“PP”) and injection-molded plastic drink cups in the U.S. We manufacture plastic cups that range in size from 12 to 64 ounces, primarily for quick service and family dining restaurants, convenience stores, stadiums, and retail stores.
Closures and Overcaps.   We believe we are a leading producer of closures and overcaps across several of our product lines, including continuous-thread and child-resistant closures, as well as aerosol overcaps. We sell our closures into numerous end markets, including household chemical, healthcare, food and beverage, and personal care.

Bottles and Prescription Containers.   The target markets of our bottle and prescription container businesses are similar to the target markets of our closure business. We believe we are a leader in various food and beverage, vitamin and nutritional, and prescription container markets.
Tubes.   We offer a complete line of extruded and laminate tubes in a wide variety of sizes. We believe we are one of the largest suppliers of extruded plastic squeeze tubes in the U.S. The majority of our tubes are sold in the personal care market, but we also sell our tubes in the pharmaceutical and household chemical markets.
Food and Consumer Films.   We are a converter of printed bags, pouches, and rollstock. We believe we are a leading supplier of printed film products for the fresh bakery, tortilla, and frozen vegetable markets. We also manufacture barrier films used for cereal, cookie, cracker and dry mix packages that are sold directly to food manufactures.
Engineered Materials
The Engineered Materials business primarily includes the following product groups:
Corrosion Protection Products.   We believe we are a leading global producer of anti-corrosion products to infrastructure, rehabilitation and new pipeline projects throughout the world. These products are used in oil, gas, and water supply and construction applications. Our customers primarily include contractors managing discrete construction projects around the world as well as distributors and applicators.
Tape Products.   We believe we are a leading North American manufacturer of cloth and foil tape products. Other tape products include high-quality, high-performance liners of splicing and laminating tapes, flame-retardant tapes, vinyl-coated and carton sealing tapes, electrical, double-faced cloth, masking, mounting, OEM, and medical and specialty tapes. Tape products are sold primarily through distributors and directly to end users for industrial, HVAC, automotive, construction, and retail market applications.
Retail Bags.   We sell a diversified portfolio of polyethylene based film products to end users in the retail markets. Our products include drop cloths and retail trash bags. These products are sold primarily through wholesale outlets, hardware stores and home centers, paint stores, and mass merchandisers.
PVC Films.   We believe we are a world leader in polyvinyl chloride (“PVC”) films offering a broad array of PVC meat film. Our products are used primarily to wrap fresh meats, poultry, and produce for supermarket applications. In addition, we offer a line of boxed products for food service and retail sales. We service many of the leading supermarket chains, club stores, and wholesalers.
Institutional Can Liners.   We sell trash-can liners and food bags for offices, restaurants, schools, hospitals, hotels, municipalities, and manufacturing facilities.
Stretch and Shrink Films.   We manufacture both hand and machine-wrap stretch films and custom shrink films, which are used to prepare products and packages for storage and shipping. We sell stretch and shrink film products to a diverse mix of end users.
Converter Films.   We manufacture specialty coated and laminated products for a wide variety of packaging applications as well as a wide range of highly specialized, made-to-order film products. The key end markets and applications for our products include healthcare, industrial and military pouches, roll wrap, multi-wall bags, and fiber drum packaging.
Health, Hygiene & Specialties
The Health, Hygiene & Specialties segment is organized by geographic region as follows:
North America.   We manufacture a broad collection products including baby diapers, feminine hygiene products, substrates for dryer sheets, medical garment materials, household cleaning wipes, filters and protective house wrap. Markets served include personal care, infection prevention, and high performance solutions.
South America.   We sell baby diapers, feminine hygiene, specialty agriculture and industrial products. This region’s key end markets include personal care, hygiene and agriculture.

Europe.   We manufacture a broad array products including cable wrap, baby diapers, geosynthetics, adult incontinence, surgical drapes, face masks and specialty filtration products servicing the personal care, infection prevention, hygiene, and specialty industrial markets.
Asia.   We are primarily a manufacturer of baby diapers, servicing our global healthcare customers.
Marketing, Sales, and Competition
We reach our large and diversified customer base through our regional direct field sales force of dedicated professionals and the strategic use of distributors. Our regional field sales, production and support staff meet with customers to understand their needs and improve our product offerings and services. Our scale enables us to dedicate certain sales and marketing efforts to particular products or customers, when applicable, which enables us to develop expertise that we believe is valued by our customers. In addition, because we serve common customers across segments, we have the ability to efficiently utilize our sales and marketing resources to minimize costs.
The major markets in which the Company sells its products are highly competitive. Areas of competition include service, innovation, quality, and price. This competition is significant as to both the size and the number of competing firms. Competitors include but are not limited to Silgan, Aptar, Reynolds, AEP, Intertape, 3M, Clopay, Tredegar, and Bemis.
Research, Product Development and Design
We believe our technology base and research and development support are among the best in the industries we serve. Many of our customers work in partnership with our technical representatives to develop new, more competitive products. Our design professionals work directly with our customers to develop new styles and use computer-generated graphics to enable our customers to visualize the finished product. Expenditures for research and development activities were $33 million, $32 million, and $28 million in fiscal 2015, 2014 and 2013, respectively.
Raw Materials
Our primary raw material is plastic resin. In addition, we use butyl rubber, tackifying resins, chemicals and adhesives, paper and packaging materials, linerboard, rayon, and foil in various manufacturing processes. These raw materials are available from multiple sources and in general we purchase from a variety of global suppliers. In certain regions we may source specific raw materials from a limited number of suppliers or on a sole-source basis. While temporary shortages of raw materials can occur, we expect to continue to successfully manage raw material supplies without significant supply interruptions.
Employees
As of the end of the 2015 fiscal year, we employed approximately 16,000 employees with approximately 12% of those employees being covered by collective bargaining agreements. There are four agreements, representing approximately 7% of employees, due for renegotiation in fiscal 2016. The remaining agreements expire after fiscal year 2016. Our relations with employees under collective bargaining agreements remain satisfactory and there have been no significant work stoppages or other labor disputes during the past three years.
Avintiv acquisition — Avintiv has approximately 4,500 employees worldwide. Approximately 52% of these employees are represented by labor unions or works councils that have entered into separate collective bargaining agreements with Avintiv. All of these collective bargaining agreements will expire within one year. We believe these employee relations are satisfactory.
Patents, Trademarks and Other Intellectual Property
We customarily seek patent and trademark protection for our products and brands while seeking to protect our proprietary know-how. While important to our business in the aggregate, sales of any one individually patented product are not considered material to any specific segment or the consolidated results.

Environmental Matters and Government Regulation
Our past and present operations and our past and present ownership and operations of real property are subject to extensive and changing federal, state, local, and foreign environmental laws and regulations pertaining to the discharge of materials into the environment, handling and disposition of waste, and cleanup of contaminated soil and ground water, or otherwise relating to the protection of the environment. We believe that we are in substantial compliance with applicable environmental laws and regulations. However, we cannot predict with any certainty that we will not in the future incur liability with respect to noncompliance with environmental laws and regulations, contamination of sites formerly or currently owned or operated by us (including contamination caused by prior owners and operators of such sites) or the off-site disposal of regulated materials, which could be material.
We may from time to time be required to conduct remediation of releases of regulated materials at our owned or operated facilities. None of our pending remediation projects are expected to result in material costs. Like any manufacturer, we are also subject to the possibility that we may receive notices of potential liability in connection with materials that were sent to third-party recycling, treatment, and/or disposal facilities under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and comparable state statutes, which impose liability for investigation and remediation of contamination without regard to fault or the legality of the conduct that contributed to the contamination, and for damages to natural resources. Liability under CERCLA is retroactive, and, under certain circumstances, liability for the entire cost of a cleanup can be imposed on any responsible party. We are not aware that any such notices are currently pending which are expected to result in material costs.
The Food and Drug Administration (“FDA”) regulates the material content of direct-contact food and drug packages, including certain packages we manufacture pursuant to the Federal Food, Drug and Cosmetics Act. Certain of our products are also regulated by the Consumer Product Safety Commission (“CPSC”) pursuant to various federal laws, including the Consumer Product Safety Act and the Poison Prevention Packaging Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall such products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell our products. In addition, laws exist in certain states restricting the sale of packaging with certain levels of heavy metals, imposing fines and penalties for noncompliance. Although we believe that we use FDA approved resins and pigments in our products that directly contact food and drug products, and we believe our products are in material compliance with all applicable requirements, we remain subject to the risk that our products could be found not to be in compliance with such requirements.
The plastics industry, including us, is subject to existing and potential federal, state, local and foreign legislation designed to reduce solid waste by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees, and limits on the use of plastic products. In particular, certain states have enacted legislation requiring products packaged in plastic containers to comply with standards intended to encourage recycling and increased use of recycled materials. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of these and other similar measures. We believe that the legislation promulgated to date and such initiatives to date have not had a material adverse effect on us. There can be no assurance that any such future legislative or regulatory efforts or future initiatives would not have a material adverse effect on us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS FOR FISCAL 2015 AND 2014
We are including the following section to recast the presentation of certain financial information and related disclosures included under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our Annual Report solely to reflect the previously reported change in our reportable segments. This information is provided solely to present recast segment reporting financial information to reflect organizational structure changes we implemented in November 2015. Accordingly, this section speaks as of the original filing date of the Annual Report, does not reflect events that may have occurred subsequent to the original filing date, and should be read in conjunction with our other filings with the Securities and Exchange Commission since the date of the Annual Report, which are incorporated by reference herein.
You should read the following discussion in conjunction with the consolidated financial statements of Berry and its subsidiaries and the accompanying notes thereto, which information is included elsewhere herein. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section in Berry’s Annual Report on Form 10-K for fiscal 2015 filed with the Securities and Exchange Commission on November 23, 2015. Our actual results may differ materially from those contained in any forward-looking statements. Segment level discussion of the results is disclosed in a manner consistent with the organization structure at the end of the presented period.
Overview
Berry is a leading provider of value-added plastic consumer packaging, specialty, and engineered materials with a track record of delivering high-quality customized solutions to our customers. Representative examples of our products include specialty closures, prescription vials, specialty films, adhesives, corrosion protection materials, as well as drink cups, thin-wall containers, and bottles. We sell our products predominantly into stable, consumer-oriented end-markets, such as healthcare, personal care, and food and beverage.
We believe that we have created one of the largest product libraries in our industry, allowing us to be a comprehensive solution provider to our customers. Our customers consist of a diverse mix of leading global, national, mid-sized regional and local specialty businesses. The size and scope of our customer network allows us to introduce new products we develop or acquire to a vast audience that is familiar with our brand. In fiscal 2015, no single customer represented more than approximately 2% of net sales and our top ten customers represented 16% of net sales. We believe our manufacturing processes and our ability to leverage our scale to reduce expenses on items, such as raw materials, position us as a low-cost manufacturer relative to our competitors.
Executive Summary
Business.   We operate in the following three segments: Consumer Packaging, Heath, Hygiene & Specialties, and Engineered Materials. The Consumer Packaging business sells primarily containers, foodservice items, closures, overcaps, bottles, prescription containers, food and consumer films, and tubes. Businesses in the Health, Hygiene & Specialties primarily sells materials geared towards personal care, infection prevention, and other specialty applications. Our Engineered Materials segment primarily sells pipeline corrosion protection solutions, tapes and adhesives, polyethylene based film products, converter films and can liners.
Raw Material Trends.   Our primary raw material is plastic resin. Polypropylene and polyethylene account for approximately 90% of our plastic resin pounds purchased. Plastic resins are subject to price fluctuations, including those arising from supply shortages and changes in the prices of natural gas, crude oil and other petrochemical intermediates from which resins are produced. The average industry prices, as published in Chem Data, per pound were as follows by fiscal year:
	Polyethylene Butene Film			Polypropylene
	2015	2014	2013	2015	2014	2013
1st quarter	$.86	$.82	$.69	$.92	$.89	$.76
2nd quarter	.75	.85	.74	.73	.95	.96
3rd quarter	.76	.86	.77	.68	.91	.84
4th quarter	.73	.87	.79	.66	.92	.89

Due to differences in the timing of passing through resin cost changes to our customers on escalator/de-escalator programs, segments are negatively impacted in the short term when plastic resin costs increase and are positively impacted in the short term when plastic resin costs decrease. This timing lag in passing through raw material cost changes could affect our results as plastic resin costs fluctuate.
Outlook.   The Company is impacted by general economic and industrial growth, plastic resin availability and affordability, and general industrial production. Our business has both geographic and end market diversity, which reduces the effect of any one of these factors on our overall performance. Our results are affected by our ability to pass through raw material cost changes to our customers, improve manufacturing productivity and adapt to volume changes of our customers. Consumer demand for packaged food products has been under pressure for over two years. This has put pressure on industry margins and asset utilization rates, which the Company has been able to partially offset by pricing actions, asset consolidations, introduction of new products and synergies from acquisitions. During the first half of fiscal 2015 we received a favorable impact on cash from operating activities from the declining resin prices. As resin prices stabilize, we do not expect to receive this benefit from falling resin prices in fiscal 2016. Additionally, our fiscal 2016 Adjusted Free Cash Flow guidance of  $475 million assumes flat overall volumes, with our new Health, Hygiene & Specialties division expected to grow above the overall Company average. Components of adjusted free cash flow include $817 million of cash flow from operations, less $285 million of additions to property, plant, and equipment and $57 million of payments under our tax receivable agreement. For further information related to Adjusted Free Cash Flow as a non-GAAP (as defined below) financial measure, see “Liquidity and Capital Resources.”
Recent Developments
Revolving Line of Credit
In May 2015, the Company amended the credit agreement relating to its existing $650 million secured revolving credit facility to extend the maturity date of the revolving credit facility from June 2016 to May 2020 and to reduce interest margins and certain commitment fees.
5 1∕8% Second Priority Senior Secured Notes
In June 2015, the Company issued $700 million of 5 1∕8% second priority senior secured notes due July 2023. Interest on the 5 1∕8% second priority senior secured notes is due semi-annually on January 15 and July 15. Proceeds from the issuance and existing liquidity were used to satisfy and discharge all of the outstanding 9¾% second priority senior secured notes. The Company recognized a $94 million loss on extinguishment of debt, including $83 million of early tender and redemption costs and an $11 million write-off of deferred financing fees.
Interest Rate Swap
In September 2015, the Company entered into an interest rate swap transaction to protect $1 billion of outstanding variable rate term loan debt from future interest rate volatility. The agreement swapped the greater of a three-month variable LIBOR contract or 1.00% for a fixed annual rate of 1.7185%, with an effective date in December 2015 and expiration in June 2019.
Recent Acquisitions
Our acquisition strategy is focused on improving our long-term financial performance, enhancing our market positions, and expanding our existing and complementary product lines. We seek to obtain businesses for attractive post-synergy multiples, creating value for our stockholders from synergy realization, leveraging the acquired products across our customer base, creating new platforms for future growth, and assuming best practices from the businesses we acquire. The Company has included the expected benefits of acquisition integrations and restructuring plans within our unrealized synergies, which are in turn recognized in earnings after an acquisition has been fully integrated or the restructuring plan is completed. While the expected benefits on earnings is estimated at the commencement of each transaction, once the execution of the plan and integration occur, we are generally unable to accurately estimate or track what the ultimate effects have been due to system integrations and movements of activities to multiple facilities. As historical business combinations and restructuring plans have not allowed us to accurately separate realized synergies compared to what was initially identified, we measure the synergy realization based on the overall segment profitability post integration.
Fiscal 2014 Acquisitions
In fiscal 2014, the Company completed 3 acquisitions which included the Rexam’s C&C for a purchase price of  $133 million, net of cash acquired, Graphic Flexible Packaging LLC’s flexible plastics and films business for a purchase price of  $61 million, net of cash acquired, and a controlling interest (75%) in Qingdao P&B Co., Ltd. for a purchase price of  $35 million, net of cash acquired. See note 2 to the consolidated financial statements for further discussion on the respective acquisitions.
AVINTIV Inc.
In October 2015, the Company acquired 100% of the capital stock of Avintiv for a purchase price of approximately $2.3 billion which is preliminary and subject to adjustment. Avintiv is one of the world’s leading developers, producers, and marketers of nonwoven specialty materials used in hygiene, infection prevention, personal care, and high-performance solutions. With 23 locations in 14 countries, an employee base of over 4,500 people, and the broadest range of process technologies in the industry, Avintiv’s strategically located manufacturing facilities position it as a global supplier to many of the same leading consumer and industrial product manufacturers that Berry supplies and utilize similar key raw materials as Berry’s existing business. To finance the purchase, the Company issued $400 million aggregate principal amount of 6.0% second priority senior secured notes due 2022 and entered into an incremental assumption agreement to increase the commitments under the Company’s existing term loan credit agreement by $2.1 billion due 2022. See note 17 to the consolidated financial statements for further discussion on the Avintiv acquisition.
Discussion of Results of Operations for Fiscal 2015 Compared to Fiscal 2014
Consolidated Overview	Fiscal Year
	2015	2014	$ Change	% Change
Net sales	$4,881	$4,958	$(77)	(2)%
Operating income	$408	$316	$92	29%
Operating income percentage of net sales	8%	6%
The net sales decrease of  $77 million from fiscal 2014 is primarily attributed to a 3% base volume decline primarily related to soft customer demand, selling price decreases of 2% due to the pass through of lower raw material costs, and a 1% negative impact from foreign currency changes partially offset by net sales from businesses acquired in the last twelve months.
The operating income increase of  $92 million from fiscal 2014 is primarily attributed to a $42 million improvement in the relationship of net selling price to raw material and freight costs, $6 million of operating income from businesses acquired in the last twelve months, a $17 million decrease in depreciation and amortization expense, a $19 million improvement in operating performance in manufacturing, and a $56 million decrease in business integration expenses. The $56 million decrease in business integration expenses primarily consisted of a decrease in restructuring and impairment costs of  $17 million and a $39 million decrease in costs attributed primarily to manufacturing inefficiencies associated with the 2014 cost reduction plan and acquisition integration costs. These improvements were partially offset by $26 million from base volume declines, a $15 million increase in selling, general and administrative expenses, and a $7 million negative impact from foreign currency changes. Business integration expenses consist of restructuring and impairment charges, manufacturing inefficiencies associated with cost reduction plans, major innovation start-up and other business optimization costs. Acquisition operating income (loss) is generally analyzed in total until the acquisition has been included in our results for a full year.

Consumer Packaging	Fiscal Year
	2015	2014	$ Change	% Change
Net sales	$2,870	$2,904	$(34)	(1)%
Operating income	$229	$164	$65	40%
Operating income percentage of net sales	8%	6%
Net sales in the Consumer Packaging segment decreased by $34 million from fiscal 2014 primarily due to a 3% base volume decline and selling price decreases of 2% due to the pass through of lower raw material costs, partially offset by acquisition volume of 4% attributed to the United States portion of the Healthcare Containers and Closures business purchased from Rexam (“C&C”). The base volume decline is primarily related to a decline in dairy container product sales due to soft customer demand and general market softness in our closure product offerings.
The operating income increase of  $65 million from fiscal 2014 primarily is attributed to $19 million of improvement in the relationship of net selling price to raw material and freight costs, an $8 million improvement in operating performance in manufacturing, a $7 million decrease in depreciation and amortization expense, and a $53 million decrease in business integration expenses. The $53 million decrease primarily consisted of a decrease in restructuring and impairment costs of  $13 million and a $40 million decrease in costs attributed to manufacturing inefficiencies associated with the 2014 cost reduction plan. These improvements were partially offset by $20 million in base volume declines.
Health, Hygiene & Specialties	Fiscal Year
	2015	2014	$ Change	% Change
Net sales	$502	$450	$52	12%
Operating income	$31	$20	$11	55%
Operating income percentage of net sales	6%	4%
Net sales in the Health, Hygiene & Specialties segment increased by $52 million from fiscal 2014 primarily as a result of acquisition volume of 19% primarily attributed to the international C&C business purchased from Rexam and net selling price increases of 3%, partially offset by a base volume decline of 4%, and a 6% negative impact from foreign currency changes.
The operating income increase of  $11 million from fiscal 2014 is primarily attributed to an $8 million improvement in operating performance in manufacturing, $8 million of improvement in the relationship of net selling price to raw material and freight costs, and an $8 million benefit from businesses acquired in the last 12 months, partially offset by an $8 million increase in selling, general, and administrative expenses, $2 million in base volume declines, and a $4 million negative impact from foreign currency changes.
Engineered Materials	Fiscal Year
	2015	2014	$ Change	% Change
Net sales	$1,509	$1,604	$(95)	(6)%
Operating income	$148	$132	$16	12%
Operating income percentage of net sales	10%	8%
Net sales in the Engineered Materials segment decreased by $95 million from fiscal 2014 primarily as a result of selling price decreases of 2% due to the pass through of lower raw material costs , a 2% base volume decline, and a 2% negative impact from foreign currency. The base volume decline is primarily attributed to general market softness and lost import revenues in our home and party product offerings.
The operating income increase of  $16 million from fiscal 2014 is primarily attributed to a $15 million improvement in the relationship of net selling price to raw material and freight costs, a $3 million improvement in operating performance in manufacturing, a decrease in restructuring and impairment costs of  $4 million, and a $10 million decrease in depreciation and amortization expense, partially offset by a $7 million increase in selling, general, and administrative expenses, a $3 million negative impact from foreign currency changes, and $4 million in base volume declines.

Debt extinguishment	Fiscal Year
	2015	2014	$ Change	% Change
Debt extinguishment	$94	$35	$59	169%
Debt extinguishment increase of  $59 million from fiscal 2014 primarily due to tender and redemption costs associated with the discharge of the 9¾% second priority senior secured notes in fiscal 2015 compared to the various costs related to the discharge of the 9½% second priority senior secured notes in fiscal 2014.
Other expense (income), net	Fiscal Year
	2015	2014	$ Change	% Change
Other expense (income), net	$1	$(7)	$8	114%
The other expense (income) increase of  $8 million from fiscal 2014 is primarily the result of losses realized on the sale and disposal of assets in fiscal 2015 compared to gains on the sale of assets in fiscal 2014.
Interest expense	Fiscal Year
	2015	2014	$ Change	% Change
Interest expense, net	$191	$221	$(30)	(14)%
Interest expense decreased $30 million from fiscal 2014 primarily as the result of the retirement of the 9¾% second priority senior secured notes and corresponding issuance of the 5 1∕8% second priority senior secured notes in June 2015 as well as the retirement of the 9½% second priority senior secured notes and corresponding issuance of the 5½% second priority senior secured notes in May 2014.
Income tax expense	Fiscal Year
	2015	2014	$ Change	% Change
Income tax expense	$36	$4	$32	800%
We recorded an income tax expense of  $36 million in fiscal 2015. The effective tax rate for fiscal 2015 compared to fiscal 2014 is impacted by discrete items, the inclusion of certain international entities for which a full valuation allowance is recognized, and $20 million of federal and state research and development tax credits recognized in fiscal 2014.
Changes in Comprehensive Income
The $27 million decrease in comprehensive income from fiscal 2014 is primarily attributed to a $29 million increase in currency translation losses and a $19 million unfavorable change in the fair value of interest rate hedges, net of tax partially offset by a $24 million increase in net income. Currency translation losses are primarily related to non-U.S. subsidiaries with a functional currency other than the U.S. Dollar whereby assets and liabilities are translated from the respective functional currency into U.S. Dollars using period-end exchange rates. The change in currency translation losses were primarily attributed to locations utilizing the Euro, Canadian Dollar, Mexican Peso, and Brazilian Real as their functional currency. As part of the overall risk management, the Company uses derivative instruments to reduce exposure to changes in interest rates attributed to the Company’s floating-rate borrowings and records changes to the fair value of these instruments in Accumulated other comprehensive income. The $19 million unfavorable change in fair value of these instruments in fiscal 2015 versus fiscal 2014 is primarily attributed to a decrease in the forward interest curve between measurement dates.
Discussion of Results of Operations for Fiscal 2014 Compared to Fiscal 2013
Consolidated Overview	Fiscal Year
	2014	2013	$ Change	% Change
Net sales	$4,958	$4,647	$311	7%
Operating income	$316	$386	$(70)	(18)%
Operating income percentage of net sales	6%	8%

Net sales increased from $4,647 million in fiscal 2013 to $4,958 million in fiscal 2014. This increase is primarily attributed to net sales from businesses acquired in the last twelve months of 4% and selling price increases of 4% due to higher resin prices partially offset by base volume declines.
Operating income decreased from $386 million in fiscal 2013 to $316 million in fiscal 2014. This decrease is primarily attributed to $27 million of raw material and freight cost inflation in excess of net selling price increases, $19 million from base volume declines described above, a $2 million increase in depreciation and amortization expense, and a $57 million increase in business integration expense, partially offset by a $7 million benefit from businesses acquired in the last twelve months, an $8 million decline in selling, general and administrative expenses, and a $20 million improvement in manufacturing efficiencies. The $57 million increase in business integration expense primarily consisted of an increase in restructuring and impairment costs of  $16 million, an increase of  $9 million related to major innovation start-up costs and the remaining $32 million primarily being costs attributed to manufacturing inefficiencies associated with the 2014 cost reduction plan and acquisition integration costs. Manufacturing inefficiencies represent abnormal period costs including wasted materials, unplanned facility or equipment downtime, and excess labor incurred at both rationalized and receiving facilities.
Consumer Packaging	Fiscal Year
	2014	2013	$ Change	% Change
Net sales	$2,904	$2,791	$113	4%
Operating income	$164	$258	$(94)	(36)%
Operating income percentage of net sales	6%	9%
Net sales in the Consumer Packaging segment increased from $2,791 million in fiscal 2013 to $2,904 million in fiscal 2014 due to acquisition volume of 3% and net selling price increases of 3%, partially offset by base volume declines of 2%. The volume decline was primarily attributed to softness in thermoformed drink cups and container product offerings, as well as soft customer demand across other food and consumer product lines.
Operating income for the Consumer Packaging segment decreased from $258 million in fiscal 2013 to $164 million in fiscal 2014. This decrease is primarily attributed to $15 million from base volume declines, a $12 million decline in the relationship of net selling price to raw material and freight costs, a $4 million increase in depreciation and amortization, and a $66 million increase in business integration expense primarily consisting of an increase in restructuring and impairment costs of  $19 million, an increase of  $9 million related to major innovation start-up costs and the remaining $38 million primarily being costs attributed to manufacturing inefficiencies associated with the 2014 cost reduction plan, partially offset by a $3 million decline in selling, general and administrative expenses. Manufacturing inefficiencies represent abnormal period costs including wasted materials, unplanned facility or equipment downtime, and excess labor incurred at both rationalized and receiving facilities.
Health, Hygiene & Specialties	Fiscal Year
	2014	2013	$ Change	% Change
Net sales	$450	$353	$97	27%
Operating income	$20	$8	$12	150%
Operating income percentage of net sales	4%	2%
Net sales in the Health, Hygiene & Specialties segment increased from $353 million in fiscal 2013 to $450 million in fiscal 2014 as a result of net selling price increases of 1%, product realignment of 2% and acquisition volume of 26%, partially offset by base volume declines of 1%.
Operating income for the Health, Hygiene & Specialties segment increased from $8 million in fiscal 2013 to $20 million in fiscal 2014. The increase is attributed to a $2 million increase in the relationship of net selling price to raw material costs, $6 million from businesses acquired in the last twelve months, and a $6 million decrease in depreciation and amortization expense, partially offset by base volume declines of  $3 million.

Engineered Materials	Fiscal Year
	2014	2013	$ Change	% Change
Net sales	$1,604	$1,503	$101	7%
Operating income	$132	$120	$12	10%
Operating income percentage of net sales	8%	8%
The Engineered Materials segment net sales increased from $1,503 million in fiscal 2013 to $1,604 million in fiscal 2014 as a result of net selling price increases of 5% and acquisition volume of 2%, partially offset by exited business of 1%.
Operating income for the Engineered Materials segment increased from $120 million in fiscal 2013 to $132 million in fiscal 2014. This increase is primarily attributed to a $20 million improvement in manufacturing operating performance, $3 million decline in restructuring expense, a $5 million decline in acquisition integration expenses, and a $4 million decline in selling, general and administrative expenses, partially offset by $17 million of raw material cost inflation in excess of net selling prices and a $3 million increase in depreciation and amortization expense.
Debt extinguishment	Fiscal Year
	2014	2013	$ Change	% Change
Debt extinguishment	$35	$64	$(29)	(45)%
Debt extinguishment decreased from $64 million in fiscal 2013 to $35 million in fiscal 2014. The decrease is primarily attributed to the various debt extinguishment costs that resulted from our incremental term loan restructuring and use of the proceeds from our initial public offering in fiscal 2013 compared to the debt extinguishment costs related to the discharge of the outstanding 9½% second priority senior secured notes in fiscal 2014.
Other income	Fiscal Year
	2014	2013	$ Change	% Change
Other income, net	$(7)	$(7)	$—	—%
Other income remained flat at $7 million in fiscal 2013 and fiscal 2014 primarily due to the change in the fair value of derivative instruments in fiscal 2013 offset by gains recognized on asset disposals in fiscal 2014.
Interest expense	Fiscal Year
	2014	2013	$ Change	% Change
Interest expense, net	$221	$244	$(23)	(9)%
Interest expense decreased from $244 million in fiscal 2013 to $221 million in fiscal 2014 primarily as the result of the various debt extinguishments and refinancings completed in the last twenty four months.
Income tax expense	Fiscal Year
	2014	2013	$ Change	% Change
Income tax expense	$4	$28	$(24)	(86)%
We recorded an income tax expense of  $4 million in fiscal 2014 compared to $28 million in fiscal 2013. The effective tax rate is impacted by the relative impact of discrete items and certain international entities for which a full valuation allowance is recognized and $20 million of federal and state research and development tax credits recognized in fiscal 2014.
Changes in Comprehensive Income
The $49 million decrease in comprehensive income from fiscal 2013 is primarily attributed to an $11 million increase in currency translation losses, a $12 million unfavorable change in the fair value of interest rate hedges, net of tax, and a $28 million unfavorable change in the fair value adjustment to the Company’s pension plans, net of tax partially offset by a $5 million increase in net income. Currency translation losses are primarily related to non-U.S. subsidiaries with a functional currency other than the U.S. Dollar whereby assets and liabilities are translated from the respective functional currency into U.S. Dollars using period-end exchange rates. The change in currency translation losses were primarily attributed to locations utilizing the Euro and Mexican Peso as their functional currency. The $28 million unfavorable change in the fair value adjustment of the Company’s pension plans, net of tax is a result of the change in the discount rate assumption used in the valuation of those plans in fiscal 2013. As part of the overall risk management, the Company uses derivative instruments to reduce exposure to changes in interest rates attributed to the Company’s floating-rate borrowings and records changes to the fair value of these instruments in Accumulated other comprehensive income. The $12 million unfavorable change in fair value of these instruments in fiscal 2014 versus fiscal 2013 is primarily attributed to a decrease in the forward interest curve between measurement dates.
Liquidity and Capital Resources
Senior Secured Credit Facility
We manage our global cash requirements considering (i) available funds among the many subsidiaries through which we conduct business, (ii) the geographic location of our liquidity needs, and (iii) the cost to access international cash balances. We have senior secured credit facilities consisting of  $2.4 billion of term loans and a $650 million asset based revolving line of credit. The revolving credit facility matures in May 2020, $1.0 billion of the term loans mature in January 2021, and the remaining $1.4 billion of term loans mature in February 2020. The availability under the revolving line of credit is the lesser of  $650 million or an amount determined by a defined borrowing base which is calculated based on available accounts receivable and inventory. The revolving line of credit allows up to $130 million of letters of credit to be issued instead of borrowings under the revolving line of credit. At the end of fiscal 2015, the Company had no outstanding balance on the revolving credit facility, $37 million of outstanding letters of credit and a $142 million borrowing base reserve, resulting in unused borrowing capacity of  $471 million under the revolving line of credit. The Company was in compliance with all covenants at the end of fiscal 2015.
Our fixed charge coverage ratio, as defined in the revolving credit facility, is calculated based on a numerator consisting of Adjusted EBITDA (as defined below) less pro forma adjustments, income taxes paid in cash and capital expenditures, and a denominator consisting of scheduled principal payments in respect of indebtedness for borrowed money, interest expense and certain distributions. We are obligated to sustain a minimum fixed charge coverage ratio of 1.0 to 1.0 under the revolving credit facility at any time when the aggregate unused capacity under the revolving credit facility is less than 10% of the lesser of the revolving credit facility commitments and the borrowing base (and for 10 business days following the date upon which availability exceeds such threshold) or during the continuation of an event of default. Our fixed charge ratio was 2.9 to 1.0 at the end of fiscal 2015.
Despite not having financial maintenance covenants, our debt agreements contain certain negative covenants. The failure to comply with these negative covenants could restrict our ability to incur additional indebtedness, effect acquisitions, enter into certain significant business combinations, make distributions or redeem indebtedness. The term loan facility contains a negative covenant first lien secured leverage ratio covenant of 4.0 to 1.0 on a pro forma basis for a proposed transaction, such as an acquisition or incurrence of additional first lien debt. Our first lien secured leverage ratio was 2.8 to 1.0 at the end of fiscal 2015. In addition to its regular principal payments, in October 2014, the Company elected to make a voluntary one-time $100 million principal payment on the outstanding term loan, using existing liquidity.

A key financial metric utilized in the calculation of the first lien leverage ratio is Adjusted EBITDA as defined in the Company’s senior secured credit facilities. The following table reconciles (i) our Adjusted EBITDA to net income and (ii) our Adjusted Free Cash Flow to cash flow from operating activities, in each case, for fiscal 2015 and the quarterly period ended September 26, 2015:
	Fiscal 2015	Quarterly Period Ended September 26, 2015
Adjusted EBITDA	$820	$205
Unrealized cost savings	(5)	—
Depreciation and amortization	(350)	(87)
Business optimization and other expense(a)	(44)	(9)
Restructuring and impairment	(13)	(2)
Debt extinguishment	(94)	—
Other expense (income), net	(1)	1
Interest expense, net	(191)	(39)
Income tax expense	(36)	(21)
Net income	$86	$48
Cash flow from operating activities	$637	$245
Net additions to property, plant and equipment	(162)	(56)
Payments of tax receivable agreement	(39)	—
Adjusted free cash flow	$436	$189
Cash flow from investing activities	(165)	(59)
Cash flow from financing activities	(365)	(17)

(a)
Includes business optimization, integration expenses and non-cash charges

Adjusted EBITDA and Adjusted Free Cash Flow, as presented in this document, are supplemental financial measures that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA and Adjusted Free Cash Flow are not GAAP financial measures and should not be considered as an alternative to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP. Adjusted EBITDA is used by our lenders for debt covenant compliance.
We define “Adjusted Free Cash Flow” as cash flow from operating activities less additions to property, plant and equipment and payments of the tax receivable agreement. We believe Adjusted Free Cash Flow is useful to an investor in evaluating our liquidity because Adjusted Free Cash Flow and similar measures are widely used by investors, securities analysts and other interested parties in our industry to measure a company’s liquidity without regard to revenue and expense recognition, which can vary depending upon accounting methods.
These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.

Contractual Obligations and Off Balance Sheet Transactions
Our contractual cash obligations at the end of fiscal 2015 are summarized in the following table which does not give any effect to the tax receivable agreement, including the $57 million payment made in October 2015, or income taxes payable as we cannot reasonably estimate the timing of future cash outflows associated with those commitments.
	Payments due by period as of the end of fiscal 2015
	Total	< 1 year	1 – 3 years	4 – 5 years	> 5 years
Long-term debt, excluding capital leases	$3,588	$14	$28	$1,327	$2,219
Capital leases(a)	142	28	48	42	24
Fixed interest rate payments	462	63	127	127	145
Variable interest rate payments(b)	464	86	171	169	38
Operating leases	334	50	85	62	137
Funding of pension and other postretirement obligations(c)	3	3	—	—	—
Total contractual cash obligations	$4,993	$244	$459	$1,727	$2,563

(a)
Includes anticipated interest of  $16 million over the life of the capital leases.

(b)
Based on applicable interest rates in effect end of fiscal 2015.

(c)
Pension and other postretirement contributions have been included in the above table for the next fiscal year. The amount is the estimated contributions to our defined benefit plans. The assumptions used by the actuary in calculating the projection includes weighted average return on pension assets of approximately 7.25% for fiscal 2015. The estimation may vary based on the actual return on our plan assets. See footnotes to the Consolidated Financial Statements of this Form 10-K for more information on these obligations.

Note:
Tables excludes $2.5 billion of financing related to the Avintiv acquisitions that occurred in fiscal 2016 and Redeemable non-controlling interest of  $12 million as of fiscal 2015.

Cash Flows from Operating Activities
Net cash provided by operating activities increased $107 million to $637 million in fiscal 2015. The change is primarily attributed to improved operating performance and improved working capital. The working capital improvement was primarily attributed to declining resin prices during fiscal 2015.
Net cash provided by operating activities increased $66 million to $530 million in fiscal 2014. The change is primarily attributed to improved working capital.
Cash Flows from Investing Activities
Net cash used in investing activities decreased $257 million to $165 million in fiscal 2015 primarily as a result of deceased acquisition activity and lower capital expenditures.
Net cash used in investing activities increased $175 million to $422 million in fiscal 2014 million primarily as a result of an increase in acquisition activity in the prior twelve months, offset by lower capital expenditures.
Cash Flows from Financing Activities
Net cash used in financing activities increased $246 million to $365 million in fiscal 2015. The change is primarily attributed to an increase in long-term debt repayments and increased debt financing costs related to the discharge of the 9¾% second priority senior secured notes.
Net cash used in financing activities decreased $45 million to $119 million in fiscal 2014. The change is primarily attributed to a decline in long-term repayments, net of proceeds from the initial public offering, partially offset by the $32 million of tax receivable agreement payments.

Liquidity Outlook
Tax receivable agreement —  In connection with the initial public offering, the Company entered into an income tax receivable agreement (“TRA”) that provides for the payment to pre-initial public offering stockholders, option holders and holders of our stock appreciation rights, 85% of the amount of cash savings, if any, in U.S. federal, foreign, state and local income tax that are actually realized (or are deemed to be realized in the case of a change of control) as a result of the utilization of our and our subsidiaries’ net operating losses attributable to periods prior to the initial public offering. The total TRA balance at the end of fiscal 2015 was $232 million, prior to the $57 million payment made in October of 2015.
At the end of fiscal 2015, our cash balance was $228 million, of which $65 million was located outside the U.S. The Company has deemed cash located outside the U.S. to be indefinitely reinvested and we intend to use this to finance our foreign operations and for future international expansion. We believe our existing U.S. based cash and cash flow from U.S. operations, together with available borrowings under our senior secured credit facilities, will be adequate to meet our liquidity needs over the next twelve months. We do not expect our free cash flow to be sufficient to cover all long-term debt obligations and intend to refinance these obligations prior to maturity. However, we cannot predict our future results of operations and our ability to meet our obligations involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section in the Company’s Form 10-K for fiscal 2015 filed with the Securities Exchange Commission on November 23, 2015.
Critical Accounting Policies and Estimates
We disclose those accounting policies that we consider to be significant in determining the amounts to be utilized for communicating our consolidated financial position, results of operations and cash flows in the first note to our consolidated financial statements included elsewhere herein. Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance GAAP. The preparation of financial statements in conformity with these principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Our estimates and judgments are based on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
Revenue Recognition.   Revenue from the sales of products is recognized at the time title and risks and rewards of ownership pass to the customer (either when the products reach the free-on-board shipping point or destination depending on the contractual terms), there is persuasive evidence of an arrangement, the sales price is fixed and determinable and collection is reasonably assured.
Accrued Rebates.   We offer various rebates to our customers in exchange for their purchases. These rebate programs are individually negotiated with our customers and contain a variety of different terms and conditions. Certain rebates are calculated as flat percentages of purchases, while others include tiered volume incentives. These rebates may be payable monthly, quarterly, or annually. The calculation of the accrued rebate balance involves significant management estimates, especially where the terms of the rebate involve tiered volume levels that require estimates of expected annual sales. These provisions are based on estimates derived from current program requirements and historical experience. We use all available information when calculating these reserves. Our accrual for customer rebates was $53 million and $50 million as of the end of fiscal 2015 and 2014, respectively.
Impairments of Long-Lived Assets.   In accordance with the guidance from the Financial Accounting Standards Board (“FASB”) for the impairment or disposal of long-lived assets we review long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. We recognized non-cash asset impairment of long-lived assets of $2 million, $7 million and $5 million in fiscal 2015, 2014 and 2013, respectively.
Goodwill and Other Indefinite Lived Intangible Assets.   We evaluate goodwill using a qualitative assessment to determine whether it is more likely than not that the fair value of any reporting unit is less that the carrying amount. If we determine that the fair value of the reporting unit is more likely than not below its carrying amount, we evaluate the goodwill of that reporting unit using a two-step impairment test. Otherwise, we conclude that no impairment is indicated and we do not perform the two-step impairment test.
Prior to the November 2015 segment realignment, for purposes of conducting our annual goodwill assessment, we had six reporting units, Rigid Open Top, Rigid Closed Top, Engineered Materials, Flexible Packaging, Tapes and International. We determined that each of the components within our respective reporting units should be aggregated and tested at the respective level as one reporting unit. We reached this conclusion because within each of our reporting units, we have similar products, production processes, markets served or management oversight which allows us to share assets and resources across the components. We regularly re-align our production equipment and manufacturing facilities in order to take advantage of cost savings opportunities, obtain synergies and create manufacturing efficiencies. We utilize our research and development centers, design center, tool shops, and graphics center which all provide benefits to each of the reporting units and work on new products that can benefit multiple components. We also believe that the goodwill is recoverable from the overall operations of the unit given the similarity in production processes, synergies from leveraging the combined resources, common raw materials, common research and development, similar margins, management oversight and similar distribution methodologies. There were no indicators of impairment in the fourth quarter that required us to perform a test for the recoverability of goodwill.
In conducting a qualitative assessment, the Company analyzes a variety of events or factors that may influence the fair value of the reporting unit, including; changes in the carrying amount of the reporting unit; relevant market data for both the company and its peer companies; industry outlooks; macroeconomic conditions; liquidity; changes in key personnel; and the Company’s competitive position. Significant judgment is used to evaluate the totality of these events and factors to make the determination of whether it is more likely than not that the fair value of the reporting unit is less than its carrying value.
We completed our qualitative screen as of the first date of the fourth fiscal quarter and determined that it was more likely than not that the fair value of each of our reporting units was greater than the carrying value, thus it was not necessary to perform Step 1 for any of our reporting units during fiscal 2015. We reached this conclusion based on the increased valuations within the packaging industry and projected future operating results of our reporting units. The identified increased valuations within the plastics packaging industry is supported by the Company’s increase in stock price, market capitalization, and total enterprise value. Future declines in packaging market multiple, significant declines in operating performance, or significant declines in sales could impact future impairment tests or may require a more frequent assessment.
Goodwill as of September 26, 2015, by reporting unit, post segment realignment, is as follows:
Goodwill as of September 26, 2015
Consumer Packaging	$1,520
Engineered Films	67
Tapes	17
Health, Hygiene & Specialties	48
$1,652

We also performed our annual impairment test for fiscal 2015 of our indefinite lived intangible assets, which relates to the “Berry Plastics” trade name and totaled $207 million at September 26, 2015 and determined that no impairment existed. The fair value is estimated based on the income approach. Our forecasts included revenue growth consistent with our historical revenue growth assumptions and inflation. Similar to our goodwill, significant declines in our sales or operating performance could impact future impairment tests or may require a more frequent assessment.
Deferred Taxes and Effective Tax Rates.   We estimate the effective tax rates (“ETR”) and associated liabilities or assets for each of our legal entities of ours in accordance with authoritative guidance. We use tax planning to minimize or defer tax liabilities to future periods. In recording ETRs and related liabilities and assets, we rely upon estimates, which are based upon our interpretation of U.S. and local tax laws as they apply to our legal entities and our overall tax structure. Audits by local tax jurisdictions, including the U.S. Government, could yield different interpretations from our own and cause the Company to owe more taxes than originally recorded. For interim periods, we accrue our tax provision at the ETR that we expect for the full year. As the actual results from our various businesses vary from our estimates earlier in the year, we adjust the succeeding interim periods’ ETRs to reflect our best estimate for the year-to-date results and for the full year. As part of the ETR, if we determine that a deferred tax asset arising from temporary differences is not likely to be utilized, we will establish a valuation allowance against that asset to record it at its expected realizable value. In multiple foreign jurisdictions, the Company believes that it will not generate sufficient future taxable income to realize the related tax benefits. The Company has provided a full valuation allowance against its foreign net operating losses included within the deferred tax assets in multiple foreign jurisdictions. The Company has not provided a valuation allowance on its federal net operating losses in the U.S. because it has cumulative income, federal taxable income, and has also determined that future reversals of its temporary taxable differences will occur in the same periods and are of the same nature as the temporary differences giving rise to the deferred tax assets. Changes in our valuation allowance could also impact our tax receivable agreement obligation. Our valuation allowance against deferred tax assets was $29 million and $56 million as of the end of fiscal 2015 and 2014, respectively.
Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, we believe that our consolidated financial statements provide a meaningful and fair perspective of the Company and its consolidated subsidiaries. This is not to suggest that other risk factors such as changes in economic conditions, changes in material costs, our ability to pass through changes in material costs, and others could not materially adversely impact our consolidated financial position, results of operations and cash flows in future periods.

PLAN OF DISTRIBUTION
Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending 180 days from the date on which this registration statement is declared effective, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. In addition, until August 10, 2016, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.
We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any such broker-dealer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. By delivering a prospectus, however, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.
Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:
•
may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer (including the expenses of one counsel for the holder of the outstanding notes) other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the exchange notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
Bryan Cave LLP, Atlanta, Georgia will pass upon certain legal matters in connection with the exchange notes offered hereby. Other counsels have passed upon certain legal matters relating to selected subsidiary guarantors in connection with the exchange notes offered hereby.
EXPERTS
The consolidated financial statements of Berry Plastics Group, Inc. for the years ended September 26, 2015 and September 27, 2014 and each of the three years in the period ended September 26, 2015, appearing in this Registration Statement, and the effectiveness of Berry Plastics Group, Inc.’s internal control over financial reporting as of September 26, 2015, appearing in Berry Plastics Group, Inc.’s Annual Report (Form 10-K) and incorporated herein by reference, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein or incorporated herein by reference. Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of AVINTIV Inc. at December 31, 2014 appearing in Berry Plastic Group Inc.’s Form 8-K/A filed December 17, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report appearing thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to our other filings with the SEC. The information that we incorporate by reference is considered a part of this prospectus and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference into this prospectus the documents set forth below that we have filed with the SEC, and any future filings by us under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement (except for any information therein that has been “furnished” rather than “filed” and any sections thereof which project future results or performance, which shall not be incorporated herein):
•
our Annual Report on Form 10-K for the fiscal year ended September 26, 2015, filed with the SEC on November 23, 2015;

•
our Quarterly Reports on Form 10-Q for the fiscal quarterly period ended January 2, 2016, filed with the SEC on February 11, 2016 and the fiscal quarterly period ended April 2, 2016, filed with the SEC on May 10, 2016;

•
our Current Reports* on Form 8-K, filed with the SEC on October 6, 2015, November 16, 2015, December 17, 2015 December 28, 2015, February 25, 2016 and May 10, 2016.

*
We are not incorporating and will not incorporate by reference into this prospectus past or future information on reports furnished or that will be furnished under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.

All documents we file later with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of our securities as described in this prospectus will be deemed to be incorporated by reference into this prospectus, other than information in the documents that is not deemed to be filed with the SEC. A statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that is incorporated by reference into this prospectus, modifies or supersedes that statement. Any statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy statements and other information regarding us at www.sec.gov. Our SEC filings are also available free of charge on our website at www.berryplastics.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus and you should not rely on any such information in making a decision to participate in the exchange offer.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Berry Plastics Group, Inc.
We have audited the accompanying consolidated balance sheets of Berry Plastics Group, Inc. as of September 26, 2015, and September 27, 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended September 26, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Berry Plastics Group, Inc. at September 26, 2015, and September 27, 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 26, 2015, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Berry Plastics Group, Inc.’s internal control over financial reporting as of September 26, 2015, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission “(2013 framework)” and our report dated November 23, 2015, expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Indianapolis, Indiana
November 23, 2015, except for Notes 1, 2, 10, 13, and 17 as to which the date is May 2, 2016.

Berry Plastics Group, Inc.
Consolidated Statements of Income
(in millions of dollars)
	Fiscal years ended
	September 26, 2015	September 27, 2014	September 28, 2013
Net sales	$4,881	$4,958	$4,647
Costs and expenses:
Cost of goods sold	4,012	4,190	3,835
Selling, general and administrative	357	320	307
Amortization of intangibles	91	102	105
Restructuring and impairment charges	13	30	14
Operating income	408	316	386
Debt extinguishment	94	35	64
Other expense (income), net	1	(7)	(7)
Interest expense, net	191	221	244
Income before income taxes	122	67	85
Income tax expense	36	4	28
Consolidated net income	86	63	57
Net income attributable to non-controlling interests	—	1	—
Net income attributable to the Company	$86	$62	$57
Net income per share:
Basic (see footnote 14)	$0.72	$0.53	$0.50
Diluted (see footnote 14)	$0.70	$0.51	$0.48
Berry Plastics Group, Inc.
Consolidated Statements of Comprehensive Income
(in millions of dollars)
	Fiscal years ended
	September 26, 2015	September 27, 2014	September 28, 2013
Consolidated net income	$86	$63	$57
Currency translation	(45)	(16)	(5)
Interest rate hedges	(33)	(3)	20
Defined benefit pension and retiree health benefit plans	(16)	(11)	34
Provision for income taxes related to other comprehensive income items	18	5	(20)
Comprehensive income	10	38	86
Comprehensive income attributable to non-controlling interests	—	1	—
Comprehensive income attributable to the Company	$10	$37	$86

See notes to consolidated financial statements.

Berry Plastics Group, Inc.
Consolidated Balance Sheets
(in millions of dollars)
	September 26, 2015	September 27, 2014
Assets
Current assets:
Cash and cash equivalents	$228	$129
Accounts receivable, net	434	491
Inventories	522	604
Deferred income taxes	162	166
Prepaid expenses and other current assets	37	42
Total current assets	1,383	1,432
Property, plant and equipment, net	1,294	1,364
Goodwill, intangible assets and deferred costs, net	2,349	2,455
Other assets	2	1
Total assets	$5,028	$5,252
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$330	$395
Accrued expenses and other current liabilities	338	314
Current portion of long-term debt	37	58
Total current liabilities	705	767
Long-term debt, less current portion	3,648	3,844
Deferred income taxes	387	386
Other long-term liabilities	341	356
Total liabilities	5,081	5,353
Commitments and contingencies	—	—
Redeemable non-controlling interest	12	13
Stockholders’ equity (deficit):
Common stock: (119.9 and 118.0 shares issued, respectively)	1	1
Additional paid-in capital	406	367
Non-controlling interest	3	3
Accumulated deficit	(356)	(442)
Accumulated other comprehensive loss	(119)	(43)
Total stockholders’ equity (deficit)	(65)	(114)
Total liabilities and stockholders’ equity (deficit)	$5,028	$5,252

See notes to consolidated financial statements.

Berry Plastics Group, Inc.
Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
(in millions of dollars)
	Common Stock	Additional Paid-in Capital	Notes Receivable- Common Stock	Non- Controlling Interest	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total
Balance at September 29, 2012	$1	$131	$(2)	$3	$(47)	$(561)	$(475)
Stock compensation expense	—	16	—	—	—	—	16
Repayment of note receivable	—	—	2	—	—	—	2
Proceeds from issuance of common stock	—	27	—	—	—	—	27
Termination of redeemable shares	—	23	—	—	—	—	23
Proceeds from initial public offering	—	438	—	—	—	—	438
Obligation under tax receivable agreement	—	(313)	—	—	—	—	(313)
Interest rate hedge, net of tax	—	—	—	—	10	—	10
Net income attributable to the Company	—	—	—	—	—	57	57
Currency translation	—	—	—	—	(5)	—	(5)
Defined benefit pension and retiree health benefit plans, net of tax	—	—	—	—	21	—	21
Derivative amortization, net of tax	—	—	—	—	3	—	3
Balance at September 28, 2013	$1	$322	$—	$3	$(18)	$(504)	$(196)
Stock compensation expense	—	15	—	—	—	—	15
Proceeds from issuance of common stock	—	17	—	—	—	—	17
Obligation under tax receivable agreement	—	13	—	—	—	—	13
Interest rate hedge, net of tax	—	—	—	—	(2)	—	(2)
Net income attributable to the Company	—	—	—	—	—	62	62
Currency translation	—	—	—	—	(16)	—	(16)
Defined benefit pension and retiree health benefit plans, net of tax	—	—	—	—	(7)	—	(7)
Balance at September 27, 2014	$1	$367	$—	$3	$(43)	$(442)	$(114)
Stock compensation expense	—	21	—	—	—	—	21
Proceeds from issuance of common stock	—	18	—	—	—	—	18
Interest rate hedge, net of tax	—	—	—	—	(21)	—	(21)
Net income attributable to the Company	—	—	—	—	—	86	86
Currency translation	—	—	—	—	(45)	—	(45)
Defined benefit pension and retiree health benefit plans, net of tax	—	—	—	—	(10)	—	(10)
Balance at September 26, 2015	$1	$406	$—	$3	$(119)	$(356)	$(65)

See notes to consolidated financial statements.

Berry Plastics Group, Inc.
Consolidated Statements of Cash Flows
(in millions of dollars)
	Fiscal years ended
	September 26, 2015	September 27, 2014	September 28, 2013
Cash Flows from Operating Activities:
Consolidated net income	$86	$63	$57
Net income attributable to non-controlling interests	—	1	—
Net income attributable to the Company	$86	$62	$57
Adjustments to reconcile net cash from operating activities:
Depreciation	259	256	236
Amortization of intangibles	91	102	105
Non-cash interest expense	6	7	14
Debt extinguishment	94	35	64
Settlement of interest rate hedge	—	—	16
Stock compensation expense	21	15	16
Deferred income tax	26	(4)	22
Impairment of long-lived assets	2	7	6
Other non-cash items	—	(3)	(6)
Changes in operating assets and liabilities:
Accounts receivable, net	46	5	3
Inventories	74	19	(43)
Prepaid expenses and other assets	(8)	(1)	15
Accounts payable and other liabilities	(60)	30	(41)
Net cash from operating activities	637	530	464
Cash Flows from Investing Activities:
Additions to property, plant and equipment	(180)	(215)	(239)
Proceeds from sale of assets	18	19	18
Acquisitions of business, net of cash acquired	(3)	(226)	(24)
Net cash from investing activities	(165)	(422)	(245)
Cash Flows from Financing Activities:
Proceeds from long-term borrowings	693	1,627	1,391
Repayment of long-term borrowings	(951)	(1,687)	(1,978)
Proceeds from issuance of common stock	18	17	27
Payment of tax receivable agreement	(39)	(32)	(5)
Proceeds from initial public offering	—	—	438
Repayment of notes receivable	—	—	2
Debt financing costs	(86)	(44)	(39)
Net cash from financing activities	(365)	(119)	(164)
Effect of currency translation on cash	(8)	(2)	—
Net change in cash and cash equivalents	99	(13)	55
Cash and cash equivalents at beginning of period	129	142	87
Cash and cash equivalents at end of period	$228	$129	$142

See notes to consolidated financial statements.

Berry Plastics Group, Inc.
Notes to Consolidated Financial Statements
(in millions of dollars, except as otherwise noted)
1.
Basis of Presentation and Summary of Significant Accounting Policies

Background
Berry Plastics Group, Inc. (“Berry” or the “Company”) is a leading provider of value-added plastic consumer packaging and engineered materials with a track record of delivering high-quality customized solutions to our customers. Representative examples of our products include specialty closures, prescription vials, specialty films, adhesives, corrosion protection materials, and nonwovens, as well as drink cups, thin-wall containers, and bottles. We sell our products predominantly into stable, consumer-oriented end-markets, such as healthcare, personal care, and food and beverage.
Basis of Presentation
Periods presented in these financial statements include fiscal periods ending September 26, 2015 (“fiscal 2015”), September 27, 2014 (“fiscal 2014”), and September 28, 2013 (“fiscal 2013”). Berry, through its wholly-owned subsidiaries operates in three primary segments: Consumer Packaging, Health, Hygiene & Specialties, and Engineered Materials. The Company’s customers are located principally throughout the United States, without significant concentration with any one customer. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. The Company’s fiscal year is based on fifty two week periods. The Company has evaluated subsequent events through the date the financial statements were issued.
In November 2015, the Company reorganized into three operating segments: Consumer Packaging, Health, Hygiene & Specialties, and Engineered Materials. The Consumer Packaging segment consists of our historical Rigid Open Top and Rigid Closed Top segments, the food and consumer films business that was historically reported in our Flexible Packaging segment, and the custom shrink films business that was historically reported in our Engineered Materials segment. The Health, Hygiene & Specialties segment includes the recently acquired Avintiv business, as well as the personal care films and international businesses that were historically reported in our Flexible Packaging segment. The Engineered Materials segment includes the historical Engineered Materials segment excluding the custom shrink films business, and the converter films business that was historically reported in our Flexible Packaging segment.
The consolidated financial statements include the accounts of Berry and its subsidiaries, all of which includes our wholly owned and majority owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. Where our ownership of consolidated subsidiaries is less than 100% the non-controlling interests are reflected in Non-controlling interest and Redeemable non-controlling interests.
Revenue Recognition
Revenue from the sales of products is recognized at the time title and risks and rewards of ownership pass to the customer, there is persuasive evidence of an arrangement, the sales price is fixed and determinable and collection is reasonably assured. Provisions for certain rebates, sales incentives, trade promotions, coupons, product returns and discounts to customers are accounted for as reductions in gross sales to arrive at net sales. In accordance with the Revenue Recognition standards of the Accounting Standards Codification (“Codification” or “ASC”), the Company provides for these items as reductions of revenue at the later of the date of the sale or the date the incentive is offered. These provisions are based on estimates derived from current program requirements and historical experience.
Shipping, handling, purchasing, receiving, inspecting, warehousing, and other costs of distribution are presented in Cost of goods sold in the Consolidated Statements of Income. The Company classifies amounts charged to its customers for shipping and handling in Net sales in the Consolidated Statements of Income.
Purchases of Raw Materials and Concentration of Risk
The largest supplier of the Company’s total resin material requirements represented approximately 21% of purchases in fiscal 2015. The Company uses a variety of suppliers to meet its resin requirements.

Research and Development
Research and development costs are expensed when incurred. The Company incurred research and development expenditures of  $33 million, $32 million, and $28 million in fiscal 2015, 2014, and 2013, respectively.
Stock-Based Compensation
The compensation guidance of the FASB requires that the compensation cost relating to share-based payment transactions be recognized in financial statements based on alternative fair value models. The share-based compensation cost is measured based on the fair value of the equity or liability instruments issued. The Company’s share-based compensation plan is more fully described in Note 12. The Company recorded total stock compensation expense of  $21 million, $15 million, and $16 million for fiscal 2015, 2014 and 2013, respectively.
In August 2013, the Company recorded an $8 million stock compensation charge related to certain modifications to prior Berry Plastics Incentive Plans, and amended outstanding non-qualified stock option agreements to reflect such modifications.
The Company utilizes the Black-Scholes option valuation model for estimating the fair value of the stock options. The model allows for the use of a range of assumptions. Expected volatilities utilized in the Black-Scholes model are based on implied volatilities from traded stocks of peer companies. Similarly, the dividend yield is based on historical experience and the estimate of future dividend yields. The risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the time of grant. The Company’s options have a ten year contractual life. For purposes of the valuation model in fiscal years 2015, 2014, and 2013, the Company used the simplified method for determining the granted options expected lives. The fair value for options granted has been estimated at the date of grant using a Black-Scholes model, with the following weighted average assumptions:
	Fiscal year
	2015	2014	2013
Risk-free interest rate	1.6%	1.3%	0.6%
Dividend yield	0.0%	0.0%	0.0%
Volatility factor	.30	.33	.38
Expected option life	7 years	7 years	7 years
Foreign Currency
For the non-U.S. subsidiaries that account in a functional currency other than U.S. Dollars, assets and liabilities are translated into U.S. Dollars using period-end exchange rates. Sales and expenses are translated at the average exchange rates in effect during the period. Foreign currency translation gains and losses are included as a component of Accumulated other comprehensive income (loss) within stockholders’ equity (deficit). Gains and losses resulting from foreign currency transactions are included in the Consolidated Statements of Income.
Cash and Cash Equivalents
All highly liquid investments purchased with a maturity of three months or less from the time of purchase are considered to be cash equivalents.
Allowance for Doubtful Accounts
The Company’s accounts receivable and related allowance for doubtful accounts are analyzed in detail on a quarterly basis and all significant customers with delinquent balances are reviewed to determine future collectability. The determinations are based on legal issues (such as bankruptcy status), past history, current financial and credit agency reports, and the experience of the credit representatives. Reserves are established in the quarter in which the Company makes the determination that the account is deemed uncollectible. The Company maintains additional reserves based on its historical bad debt experience. The following table summarizes the activity for fiscal years ended for the allowance for doubtful accounts:
	2015	2014	2013
Allowance for doubtful accounts, beginning	$3	$3	$3
Bad debt expense	2	—	1
Write-offs against allowance	(2)	—	(1)
Allowance for doubtful accounts, ending	$3	$3	$3

Inventories
Inventories are stated at the lower of cost or market and are valued using the first-in, first-out method. Management periodically reviews inventory balances, using recent and future expected sales to identify slow-moving and/or obsolete items. The cost of spare parts is charged to cost of goods sold when purchased. We evaluate our reserve for inventory obsolescence on a quarterly basis and review inventory on-hand to determine future salability. We base our determinations on the age of the inventory and the experience of our personnel. We reserve inventory that we deem to be not salable in the quarter in which we make the determination. We believe, based on past history and our policies and procedures, that our net inventory is salable. Our inventory reserves were $20 million and $19 million as of fiscal 2015 and fiscal 2014, respectively. Inventory as of fiscal 2015 and 2014 was:
	2015	2014
Inventories:
Finished goods	$309	$353
Raw materials	213	251
	$522	$604

Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets ranging from 15 to 25 years for buildings and improvements, 2 to 10 years for machinery, equipment, and tooling and over the term of the agreement for capital leases. Leasehold improvements are depreciated over the shorter of the useful life of the improvement or the lease term. Repairs and maintenance costs are charged to expense as incurred. The Company capitalized interest of  $6 million, $6 million, and $5 million in fiscal 2015, 2014, and 2013, respectively. Property, plant and equipment as of fiscal 2015 and 2014 was:
	2015	2014
Property, plant and equipment:
Land, buildings and improvements	$367	$363
Equipment and construction in progress	2,618	2,509
	2,985	2,872
Less accumulated depreciation	(1,691)	(1,508)
	$1,294	$1,364

Long-lived Assets
Long-lived assets, including property, plant and equipment and definite lived intangible assets are reviewed for impairment in accordance with the Property, plant and equipment standard of the ASC whenever facts and circumstances indicate that the carrying amount may not be recoverable. Specifically, this process involves comparing an asset’s carrying value to the estimated undiscounted future cash flows the asset is expected to generate over its remaining life. If this process were to result in the conclusion that the carrying value of a long-lived asset would not be recoverable, a write-down of the asset to fair value would be recorded through a charge to operations. Fair value is determined based upon discounted cash flows or appraisals as appropriate. Long-lived assets that are held for sale are reported at the lower of the assets’ carrying amount or fair value less costs related to the assets’ disposition. We recorded impairment charges totaling $2 million, $7 million, and $5 million to write-down long-lived assets to their net realizable valuables during fiscal years 2015, 2014, and 2013 respectively.
Goodwill
The Company follows the principles provided by the Goodwill and Other Intangibles standard of the ASC. Goodwill is not amortized but rather tested annually for impairment. The Company performs their annual impairment assessment on the first day of the fourth quarter in each respective fiscal year. The Company has recognized cumulative charges for goodwill impairment of  $165 million which occurred in fiscal 2011. For purposes of conducting our annual goodwill impairment test prior to the November 2015 realignment, the Company determined that we had six reporting units, Open Top, Rigid Closed Top, Engineered Films, Flexible Packaging, International and Tapes. We determined that each of the components within our respective reporting units should be aggregated. We reached this conclusion because within each of our reporting units, we have similar products, management oversight, production processes and markets served which allow us to share assets and resources across the product lines. We regularly re-align our production equipment and manufacturing facilities in order to take advantage of cost savings opportunities, obtain synergies and create manufacturing efficiencies. In addition, we utilize our research and development centers, design center, tool shops, and graphics center which all provide benefits to each of the reporting units and work on new products that can benefit multiple product lines. We also believe that the goodwill is recoverable from the overall operations of the unit given the similarity in production processes, synergies from leveraging the combined resources, common raw materials, common research and development, similar margins and similar distribution methodologies. In fiscal year 2015, the Company applied the qualitative assessment and determined that it is more likely than not that the fair value of the reporting unit exceeded the carrying amount of each of their reporting units. The Company reached this conclusion based on the increased valuations within the packaging industry and projected future operating results and an increase in the Company’s common stock price, market capitalization and total enterprise value. In fiscal 2014, the Company applied the qualitative assessment to determine whether it is more likely than not that the fair value of each reporting unit may be less than the carrying amount, and concluded that it was more likely than not that the fair value of each reporting unit exceeded the carrying except for the Rigid Open Top reporting unit due to the decline in that units operating income. The Company completed step 1 in Fiscal 2014 of the impairment test which indicated no impairment existed for Rigid Open Top. In fiscal 2013, the Company applied the qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit may be less than the carrying amount and determined that no impairment was indicated and therefore did not perform a two-step impairment test.
The changes in the carrying amount of goodwill by reportable segment are as follows:
	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Balance as of fiscal 2013	$1,524	$27	$83	$1,634
Foreign currency translation adjustment	(2)	—	(2)	(4)
Acquisitions (realignment), net	2	22	5	29
Balance as of fiscal 2014	$1,524	$49	$86	$1,659
Foreign currency translation adjustment	(5)	(2)	(2)	(9)
Acquisitions, net	1	1	—	2
Balance as of fiscal 2015	$1,520	$48	$84	$1,652

Deferred Financing Fees
Deferred financing fees are amortized to interest expense using the effective interest method over the lives of the respective debt agreements. Pursuant to ASC 835-30 the Company presents $5 million of its debt issuance costs on the balance sheet as a deduction from the carrying amount of the related debt liability instead of a deferred charge. In addition, the remaining $4 million of deferred charges, which relate to the Company’s revolving line of credit, are presented in Goodwill, intangible assets and deferred costs, net.
Intangible Assets
Customer relationships are being amortized using an accelerated amortization method which corresponds with the customer attrition rates used in the initial valuation of the intangibles over the estimated life of the relationships which range from 11 to 20 years. Trademarks that are expected to remain in use, which are indefinite lived intangible assets, are required to be reviewed for impairment annually. Technology intangibles are being amortized using the straight-line method over the estimated life of the technology which is 11 years. License intangibles are being amortized using the straight-line method over the life of the license which is 10 years. Patent intangibles are being amortized using the straight-line method over the shorter of the estimated life of the technology or the patent expiration date ranging from 10 to 20 years, with a weighted-average life of 15 years. The Company evaluates the remaining useful life of intangible assets on a periodic basis to determine whether events and circumstances warrant a revision to the remaining useful life. We completed the annual impairment test of our indefinite lived trade names and noted no impairment.
	Customer Relationships	Trademarks	Other Intangibles	Accumulated Amortization	Total
Balance as of fiscal 2013	$1,134	$283	$107	$(668)	$856
Adjustment for income taxes	(2)	—	(1)	—	(3)
Foreign currency translation adjustment	(3)	(1)	(2)	4	(2)
Amortization expense	—	—	—	(102)	(102)
Acquisition intangibles	38	—	5	—	43
Balance as of fiscal 2014	$1,167	$282	$109	$(766)	$792
Adjustment for income taxes	(3)	—	—	—	(3)
Foreign currency translation adjustment	(6)	(1)	(3)	4	(6)
Amortization expense	—	—	—	(91)	(91)
Acquisition intangibles	1	—	—	—	1
Balance as of fiscal 2015	$1,159	$281	$106	$(853)	$693

Insurable Liabilities
The Company records liabilities for the self-insured portion of workers’ compensation, health, product, general and auto liabilities. The determination of these liabilities and related expenses is dependent on claims experience. For most of these liabilities, claims incurred but not yet reported are estimated based upon historical claims experience.
Income Taxes
The Company accounts for income taxes under the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company’s financial statements or income tax returns. Income taxes are recognized during the period in which the underlying transactions are recorded. Deferred taxes, with the exception of non-deductible goodwill, are provided for temporary differences between amounts of assets and liabilities as recorded for financial reporting purposes and such amounts as measured by tax laws. If the Company determines that a deferred tax asset arising from temporary differences is not likely to be utilized, the Company will establish a valuation allowance against that asset to record it at its expected realizable value. The Company recognizes uncertain tax positions when it is more likely than not that the tax position will be sustained upon examination by relevant taxing authorities, based on the technical merits of the position. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company’s effective tax rate is dependent on many factors including:

the impact of enacted tax laws in jurisdictions in which the Company operates; the amount of earnings by jurisdiction, due to varying tax rates in each country; and the Company’s ability to utilize foreign tax credits related to foreign taxes paid on foreign earnings that will be remitted to the U.S.
Comprehensive Income (Loss)
Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss). Other comprehensive losses include net unrealized gains or losses resulting from currency translations of foreign subsidiaries, changes in the value of our derivative instruments and adjustments to the pension liability.
The accumulated balances related to each component of other comprehensive income (loss) were as follows (amounts below are net of taxes):
	Currency Translation	Defined Benefit Pension and Retiree Health Benefit Plans	Interest Rate Hedges	Accumulated Other Comprehensive Loss
Balance as of fiscal 2012	$(15)	$(29)	$(3)	$(47)
Other comprehensive income (loss)	(5)	34	20	49
Provision for income taxes	—	(13)	(7)	(20)
Balance as of fiscal 2013	$(20)	$(8)	$10	$(18)
Other comprehensive loss	(16)	(11)	(3)	(30)
Provision for income taxes	—	4	1	5
Balance as of fiscal 2014	$(36)	$(15)	$8	$(43)
Other comprehensive loss	(45)	(16)	(33)	(94)
Provision for income taxes	—	6	12	18
Balance as of fiscal 2015	$(81)	$(25)	$(13)	$(119)

Accrued Rebates
The Company offers various rebates to customers based on purchases. These rebate programs are individually negotiated with customers and contain a variety of different terms and conditions. Certain rebates are calculated as flat percentages of purchases, while others included tiered volume incentives. These rebates may be payable monthly, quarterly, or annually. The calculation of the accrued rebate balance involves significant management estimates, especially where the terms of the rebate involve tiered volume levels that require estimates of expected annual sales. These provisions are based on estimates derived from current program requirements and historical experience. The accrual for customer rebates was $53 million and $50 million at the end of fiscal 2015 and 2014, respectively and is included in Accrued expenses and other current liabilities.
Pension
Pension benefit costs include assumptions for the discount rate, retirement age, and expected return on plan assets. Retiree medical plan costs include assumptions for the discount rate, retirement age, and health-care-cost trend rates. Periodically, the Company evaluates the discount rate and the expected return on plan assets in its defined benefit pension and retiree health benefit plans. In evaluating these assumptions, the Company considers many factors, including an evaluation of the discount rates, expected return on plan assets and the health-care-cost trend rates of other companies; historical assumptions compared with actual results; an analysis of current market conditions and asset allocations; and the views of advisers.
Net Income Per Share
The Company calculates basic net income per share based on the weighted-average number of outstanding common shares. The Company calculates diluted net income per share based on the weighted-average number of outstanding common shares plus the effect of dilutive securities.

Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make extensive use of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of sales and expenses. Actual results could differ materially from these estimates. Changes in estimates are recorded in results of operations in the period that the event or circumstances giving rise to such changes occur.
Recently Issued Accounting Pronouncements
Income Taxes
In July 2013, the FASB issued Accounting Standards Update No. 2013-11: Income Taxes (Topic 740), Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the FASB Emerging Issues Task Force) (“ASU 2013-11”). An entity is required to present unrecognized tax benefits as a decrease in a net operating loss, similar tax loss or tax credit carryforward if certain criteria are met. The determination of whether a deferred tax asset is available is based on the unrecognized tax benefit and the deferred tax asset that exists at the reporting date and presumes disallowance of the tax position at the reporting date. The guidance will eliminate the diversity in practice in the presentation of unrecognized tax benefits but will not alter the way in which entities assess deferred tax assets for realizability. The adoption of ASU 2013-11 did not have an impact on the Company’s consolidated financial statements.
Revenue Recognition
In May 2014, the FASB issued a final standard on revenue recognition. Under the new standard, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In order to do so, an entity would follow the five-step process for in-scope transactions: 1) identify the contract with a customer, 2) identify the separate performance obligations in the contract, 3) determine the transaction price, 4) allocate the transaction price to the separate performance obligations in the contract, and 5) recognize revenue when (or as) the entity satisfies a performance obligation. For public entities, the provisions of the new standard are effective for annual reporting periods beginning after December 15, 2017 and interim periods therein. Early adoption for annual reporting periods beginning after December 15, 2016 is permitted. An entity can apply the new revenue standard retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the standard recognized at the date of initial application in retained earnings. There are areas within the standard that are currently under review and reconsideration by the FASB, which could lead to future updates to the standard. As the outcomes of this process could lead to changes to the standard, we are still in the process of determining our approach to the adoption of this new standard, and the anticipated impact to the consolidated financial statements.
Classification of Debt Issuance Costs
In April 2015, the FASB issued Accounting Standards Update No. 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This standard amends existing guidance to require the presentation of debt issuance costs in the balance sheet as a deduction from the carrying amount of the related debt liability instead of a deferred charge. It is effective for annual reporting periods beginning after December 15, 2015, but early adoption is permitted. The Company has elected to early adopt this guidance. The effects of the adoption for fiscal years ended September 26, 2015 and September 27, 2014, were a $5 million and $16 million, respectively, reduction of Goodwill, intangible assets, and deferred costs, net and Long-term debt, less current portion on the consolidated balance sheets by amounts classified as deferred costs.

Inventory
In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory to simplify the guidance on the subsequent measurement of inventory, excluding inventory measured using last-in, first out or the retail inventory method. Under the new standard, inventory should be at the lower of cost and net realizable value. The new accounting guidance is effective for interim and annual periods beginning after December 15, 2016 with early adoption permitted. We are evaluating the effect this guidance will have on our consolidated financial statements and related disclosures, but do not expect the standard to have a material effect on our financial statements.
Business Combinations
In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805) — Simplifying the accounting for Measurement-Period Adjustments requires that the cumulative impact of a measurement period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified. Entities should present separately on the face of the income statement or disclose in the footnotes the portion of the measurement period adjustment recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment had been recognized as of the acquisition date. The new guidance is effective for interim and annual periods beginning after December 15, 2015 with early adoption permitted. We are evaluating the effect this guidance will have on our consolidated financial statements and related disclosures, but do not expect the standard to have a material effect on our financial statements.
2.
Acquisition

Graphic Flexible Packaging LLC’s Flexible Plastics and Films
In September 2013, the Company acquired Graphic Flexible Packaging LLC’s flexible plastics and films business (“Graphic Plastics”) for a purchase price of  $61 million, net of cash acquired. Graphic Plastics is a producer of wraps, films, pouches, and bags for the food, medical, industrial, personal care, and pet food markets. The Graphic Plastics medical and personal care business is operated in the Health, Hygiene & Specialties segment, the food business is operated in the Consumer Packaging segment, and the remaining business is operated in the Engineered Materials segment. To finance the purchase, the Company used existing liquidity. The Graphic Plastics acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. The acquired assets and assumed liabilities consisted of working capital of  $8 million, property and equipment of  $18 million, intangible assets of  $25 million, goodwill of  $14 million and other long-term liabilities of  $4 million.
Qingdao P&B Co., Ltd
In January 2014, the Company acquired the controlling interest (75%) of Qingdao P&B Co., Ltd (“P&B”) for a purchase price of  $35 million, net of cash acquired. P&B utilizes thermoform, injection, and automated assembly manufacturing processes to produce products for multiple markets across China as well as globally, most predominately serving the food and personal care markets. P&B is operated in the Health, Hygiene & Specialties segment. To finance the purchase, the Company used existing liquidity. The P&B acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. As part of the P&B acquisition, the non-controlling interest holder has a put option, and the Company has a call option on the remaining 25% interest in P&B that becomes effective three years from the date of purchase. Upon execution of the put or call option, the purchase price for the remaining equity interest will be determined based on the fair value at the date of execution. The non-controlling interest of P&B is recorded in Redeemable non-controlling interest and will be carried at fair value with adjustments in the fair value being recorded in Additional paid-in capital. The acquired assets and assumed liabilities consisted of working capital of  $9 million, property and equipment of  $24 million, intangible assets of  $11 million, goodwill of  $10 million, other long-term liabilities of  $4 million and Redeemable non-controlling interest of  $13 million.

Rexam Healthcare Containers and Closures
In June 2014, the Company acquired Rexam’s C&C for a purchase price of  $133 million, net of cash acquired. The C&C business produces bottles, closures and specialty products for pharmaceutical and over-the-counter applications. Facilities located in the U.S. are operated in the Consumer Packaging segment, and locations outside the U.S. are operated in the Health, Hygiene & Specialties segment. To finance the purchase, the Company used existing liquidity. The C&C acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price has been allocated to the identifiable assets and liabilities based on estimated fair values at the acquisition date. The acquired assets and assumed liabilities consisted of working capital of  $32 million, property and equipment of  $85 million, non-current deferred tax asset of  $3 million, intangible assets of  $9 million, goodwill of  $7 million, and other long-term liabilities of  $3 million.
3.
Long-Term Debt

Revolving Line of Credit
In May 2015, the Company amended the credit agreement relating to its existing $650 million secured revolving credit facility to extend the maturity date of the revolving credit facility from June 2016 to May 2020 and to reduce interest margins and certain commitment fees.
5 1∕8% Second Priority Senior Secured Notes
In June 2015, the Company issued $700 million of 5 1∕8% second priority senior secured notes due July 2023. Interest on the 5 1∕8% second priority senior secured notes is due semi-annually on January 15 and July 15. Proceeds from the issuance and existing liquidity were used to satisfy and discharge all of the outstanding 9 3∕4% second priority senior secured notes. The Company recognized a $94 million loss on extinguishment of debt, including $83 million of early tender and redemption costs and an $11 million write-off of deferred financing fees.
Long-term debt consists of the following:
	Maturity Date	September 26, 2015	September 27, 2014
Term loan	February 2020	$1,369	$1,383
Term loan	January 2021	1,019	1,122
Revolving line of credit	May 2020	—	—
5 1∕8% Second Priority Senior Secured Notes	July 2023	700	—
5 1∕2% Second Priority Senior Secured Notes	May 2022	500	500
9 3∕4% Second Priority Senior Secured Notes	Retired	—	800
Debt discounts and deferred fees		(29)	(36)
Capital leases and other	Various	126	133
Total long-term debt		3,685	3,902
Current portion of long-term debt		(37)	(58)
Long-term debt, less current portion		$3,648	$3,844

Berry Plastics Corporation Senior Secured Credit Facility
Our wholly owned subsidiary Berry Plastics Corporation’s senior secured credit facilities consist of $2.4 billion of term loans and a $650 million asset-based revolving line of credit. The availability under the revolving line of credit is the lesser of  $650 million or based on a defined borrowing base which is calculated based on available accounts receivable and inventory.
The borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, as determined at the Company’s option, either (a) a base rate determined by reference to the higher of  (1) the prime rate of Credit Suisse, Cayman Islands Branch, as administrative agent, in the case of the term loan facility or Bank of America, N.A., as administrative agent, in the case of the revolving credit facility and (2) the U.S. federal funds rate plus 1/2 of 1% or (b) LIBOR determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing Bank Compliance for certain additional costs. The applicable margin for LIBOR rate borrowings under the revolving credit facility range from 1.25% to 1.75%, term loan maturing in January 2021 is 2.75% annum with a LIBOR floor of 1.00% and the term loan maturing in February 2020 is 2.50% per annum with a LIBOR floor of 1.00%.
In addition to paying interest on outstanding principal under the senior secured credit facilities, the Company is required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.25% to 0.325% per annum depending on the average daily available unused borrowing capacity. The Company also pays a customary letter of credit fee, including a fronting fee of 0.125% per annum of the stated amount of each outstanding letter of credit, and customary agency fees.
The term loan facility requires minimum quarterly principal payments of  $4 million, with the remaining amount payable upon maturity. The Company may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans. In October 2014, the Company elected to make a voluntary one-time $100 million principal payment on the $1 billion outstanding term loan, using existing liquidity. The senior secured credit facilities contain various restrictive covenants that, among other things and subject to specified exceptions, prohibit the Company from prepaying other indebtedness, and restrict its ability to incur indebtedness or liens, make investments or declare or pay any dividends. All obligations under the senior secured credit facilities are unconditionally guaranteed by the Company and, subject to certain exceptions, each of the Company’s existing and future direct and indirect domestic subsidiaries. The guarantees of those obligations are secured by substantially all of the Company’s assets as well as those of each domestic subsidiary guarantor.
Our fixed charge coverage ratio, as defined in the revolving credit facility, is calculated based on a numerator consisting of adjusted EBITDA less pro forma adjustments, income taxes paid in cash and capital expenditures, and a denominator consisting of scheduled principal payments in respect of indebtedness for borrowed money, interest expense and certain distributions. We are obligated to sustain a minimum fixed charge coverage ratio of 1.0 to 1.0 under the revolving credit facility at any time when the aggregate unused capacity under the revolving credit facility is less than 10% of the lesser of the revolving credit facility commitments and the borrowing base (and for 10 business days following the date upon which availability exceeds such threshold) or during the continuation of an event of default. At the end of fiscal 2015, the Company had unused borrowing capacity of  $471 million under the revolving credit facility and thus was not subject to the minimum fixed charge coverage ratio covenant. Our fixed charge ratio was 2.9 to 1.0 at the end of fiscal 2015.
Despite not having financial maintenance covenants, our debt agreements contain certain negative covenants. The failure to comply with these negative covenants could restrict our ability to incur additional indebtedness, effect acquisitions, enter into certain significant business combinations, make distributions or redeem indebtedness. The term loan facility contains a negative covenant first lien secured leverage ratio covenant of 4.0 to 1.0 on a pro forma basis for a proposed transaction, such as an acquisition or incurrence of additional first lien debt. Our first lien secured leverage ratio was 2.8 to 1.0 at the end of fiscal 2015.
Future maturities of long-term debt as of fiscal year end 2015 are as follows:
Fiscal Year	Maturities
2016	$37
2017	35
2018	35
2019	33
2020	1,332
Thereafter	2,242
$3,714

Interest paid was $191 million, $214 million, and $245 million in fiscal 2015, 2014, and 2013, respectively.
4.
Financial Instruments and Fair Value Measurements

As part of the overall risk management, the Company uses derivative instruments to reduce exposure to changes in interest rates attributed to the Company’s floating-rate borrowings. For those derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge, or a hedge of a net investment in a foreign operation. To the extent hedging relationships are found to be effective, as determined by FASB guidance, changes in fair value of the derivatives are offset by changes in the fair value of the related hedged item are recorded to Accumulated other comprehensive loss. Management believes hedge effectiveness is evaluated properly in preparation of the financial statements, and did not identify any hedge ineffectiveness related to the interest rate swaps recorded on the Consolidated Balance Sheets in the current period.
Cash Flow Hedging Strategy
For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of Accumulated other comprehensive loss and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period or periods during which the hedged transaction affects earnings. The categorization of the framework used to price these derivative instruments is considered a Level 3, due to the subjective nature of the unobservable inputs used to determine the fair value.
In February 2013, the Company entered into an interest rate swap transaction to protect $1 billion of outstanding variable rate term loan debt from future interest rate volatility. The agreement swapped the greater of a three-month variable LIBOR contract or 1.00% for a fixed annual rate of 2.355%, with an effective date in May 2016 and expiration in May 2019. In June 2013, the Company elected to settle this derivative instrument and received $16 million as a result of this settlement. The offset is included in Accumulated other comprehensive loss and Deferred income taxes and will be amortized to Interest expense from May 2016 through May 2019, the original term of the swap agreement.
In March 2014, the Company entered into an interest rate swap transaction to manage cash flow variability associated with $1 billion of outstanding variable rate term loan debt. The agreement swaps the greater of a three-month variable LIBOR contract or 1.00% for a fixed annual rate of 2.59%, with an effective date in February 2016 and expiration in February 2019. The Company records changes in fair value in Accumulated other comprehensive income.
In September 2015, the Company entered into an interest rate swap transaction to protect $1 billion of outstanding variable rate term loan debt from future interest rate volatility. The agreement swapped the greater of a three-month variable LIBOR contract or 1.00% for a fixed annual rate of 1.7185%, with an effective date in December 2015 and expiration in June 2019. The Company records changes in fair value in Accumulated other comprehensive income.
	Liability Derivatives
	Balance Sheet Location	2015	2014
Interest rate swaps	Other long-term liabilities	$36	$3
The Fair Value Measurements and Disclosures section of the ASC defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and establishes a framework for measuring fair value. This section also establishes a three-level hierarchy (Level 1, 2, or 3) for fair value measurements based upon the observability of inputs to the valuation of an asset or liability as of the measurement date. This section also requires the consideration of the counterparty’s or the Company’s nonperformance risk when assessing fair value.

The Company’s interest rate swap fair values were determined using Level 2 inputs as other significant observable inputs were not available.
The Company’s financial instruments consist primarily of cash and cash equivalents, long-term debt, interest rate swap agreements and capital lease obligations. The book value of our long-term indebtedness exceeded fair value by $55 million as of fiscal 2015, while conversely, its fair value exceeded book value by $86 million as of fiscal 2014. The Company’s long-term debt fair values were determined using Level 2 inputs as other significant observable inputs were not available.
Non-recurring Fair Value Measurements
The Company has certain assets that are measured at fair value on a non-recurring basis under the circumstances and events described in Note 1 and Note 10. The assets are adjusted to fair value only when the carrying values exceed the fair values. The categorization of the framework used to price the assets is considered Level 3, due to the subjective nature of the unobservable inputs used to determine the fair value (see Note 1 and 10 for additional discussion). These assets include primarily our definite lived and indefinite lived intangible assets, including Goodwill and our property plant and equipment. The Company reviews Goodwill and other indefinite lived assets for impairment as of the first day of the fourth fiscal quarter each year, and more frequently if impairment indicators exist. The Company determined Goodwill and other indefinite lived assets were not impaired in our annual fiscal 2014 assessment and no impairment indicators existed in the current quarter.
Included in the following tables are the major categories of assets measured at fair value on a non-recurring basis along with the impairment loss recognized on the fair value measurement for the fiscal years then ended.
	As of the end of fiscal 2015
	Level 1	Level 2	Level 3	Total	Impairment
Indefinite-lived trademarks	$—	$—	$207	$207	$—
Goodwill	—	—	1,652	1,652	—
Definite lived intangible assets	—	—	486	486	—
Property, plant, and equipment	—	—	1,294	1,294	2
Total	$—	$—	$3,639	$3,639	$2

	As of the end of fiscal 2014
	Level 1	Level 2	Level 3	Total	Impairment
Indefinite-lived trademarks	$—	$—	$207	$207	$—
Goodwill	—	—	1,659	1,659	—
Definite lived intangible assets	—	—	585	585	—
Property, plant, and equipment	—	—	1,364	1,364	7
Total	$—	$—	$3,815	$3,815	$7

	As of the end of fiscal 2013
	Level 1	Level 2	Level 3	Total	Impairment
Indefinite-lived trademarks	$—	$—	$207	$207	$—
Goodwill	—	—	1,634	1,634	—
Definite lived intangible assets	—	—	649	649	5
Property, plant, and equipment	—	—	1,266	1,266	—
Total	$—	$—	$3,756	$3,756	$5

Valuation of Goodwill and Indefinite Lived Intangible Assets
ASC Topic 350 requires the Company to test goodwill for impairment at least annually. The Company conducts the impairment test on the first day of the fourth fiscal quarter, unless indications of impairment exist during an interim period. When assessing its goodwill for impairment, the Company utilizes a comparable company market approach in combination with a discounted cash flow analysis to determine the fair value of their reporting units and corroborate the fair values. The Company utilizes a relief from royalty method to value their indefinite lived trademarks and uses the forecasts that are consistent with those used in the reporting unit analysis. The Company’s reporting units are more fully discussed in Note 1. In fiscal 2015, fiscal 2014 and fiscal 2013 the Company determined no impairment existed. The Company did not recognize any impairment charges on the indefinite lived intangible assets in any of the years presented.
Valuation of Property, Plant and Equipment and Definite Lived Intangible Assets
The Company periodically realigns their manufacturing operations which results in facilities being closed and shut down and equipment transferred to other facilities or equipment being scrapped or sold. The Company utilizes appraised values to corroborate the fair value of the facilities and has utilized a scrap value based on prior facility shut downs to estimate the fair value of the equipment, which has approximated the actual value that was received. When impairment indicators exist, the Company will also perform an undiscounted cash flow analysis to determine the recoverability of the Company’s long-lived assets. The Company incurred an impairment charges of  $2 million and $7 million related to property, plant and equipment in fiscal years 2015 and 2014, respectively. The Company did not incur an impairment charge related to property, plant and equipment in fiscal 2013. The Company did not incur an impairment charge on definite lived intangible assets in fiscal 2015 or 2014. The Company did recognize an impairment charge of  $5 million on definite lived intangible assets related to the decision to exit certain businesses during fiscal 2013.
5.
Goodwill, Intangible Assets and Deferred Costs

The following table sets forth the gross carrying amount and accumulated amortization of the Company’s goodwill, intangible assets and deferred costs as of the fiscal year end:
	2015	2014	Amortization Period
Deferred financing fees – revolving line of credit	$4	$8	Effective Interest Method
Accumulated amortization	—	(4)
Deferred financing fees, net	4	4
Goodwill	1,652	1,659	Indefinite lived
Customer relationships	1,159	1,167	11 – 20 years
Trademarks (indefinite lived)	207	207	Indefinite lived
Trademarks (definite lived)	74	75	8 – 15 years
Other intangibles	106	109	10 – 20 years
Accumulated amortization	(853)	(766)
Intangible assets, net	693	792
Total goodwill, intangible assets and deferred costs	$2,349	$2,455

Future amortization expense for definite lived intangibles as of fiscal 2015 for the next five fiscal years is $84 million, $72 million, $55 million, $50 million and $46 million each year for fiscal years ending 2016, 2017, 2018, 2019, and 2020, respectively.

6.
Lease and Other Commitments and Contingencies

The Company leases certain property, plant and equipment under long-term lease agreements. Property, plant, and equipment under capital leases are reflected on the Company’s balance sheet as owned. The Company entered into new capital lease obligations totaling $29 million, $45 million, and $49 million during fiscal 2015, 2014, and 2013, respectively, with various lease expiration dates through 2025. The Company records amortization of capital leases in Cost of goods sold in the Consolidated Statement of Income. Assets under operating leases are not recorded on the Company’s balance sheet. Operating leases expire at various dates in the future with certain leases containing renewal options. The Company had minimum lease payments or contingent rentals of  $24 million and $24 million and asset retirement obligations of  $8 million and $7 million as of fiscal 2015 and 2014, respectively. Total rental expense from operating leases was $53 million, $54 million, and $53 million in fiscal 2015, 2014, and 2013, respectively.
Future minimum lease payments for capital leases and non-cancellable operating leases with initial terms in excess of one year as of fiscal year end 2015 are as follows:
	Capital Leases	Operating Leases
2016	$28	$50
2017	25	46
2018	23	39
2019	21	34
2020	21	28
Thereafter	24	137
	142	$334
Less: amount representing interest	(16)
Present value of net minimum lease payments	$126

The Company has entered into a series of sale-leaseback transactions, pursuant to which it sold certain facilities and is leasing these facilities back. The Company has a total deferred gain on these sale-leaseback transactions of  $28 million and is amortizing this over the respective lease of the facility.
Litigation
In July 2012, Berry Plastics Corporation (“BPC”) was sued by a customer for breach of contract, breach of express warranty, and breach of implied warranties. The customer alleged that in December 2007 and January 2008 BPC supplied the customer with defective woven polypropylene fabric used to manufacture containers that it then sold to its customers. In November 2015, a jury rendered a judgment in favor of the customer which is immaterial to the Company. The Company intends to appeal the judgment and file certain post-trial motions. While we are unable to predict the ultimate outcome of this matter, management expects any final judgment against BPC to be covered by insurance maintained by the Company.
The Company is party to various legal proceedings in addition to the above involving routine claims which are incidental to its business. Although the Company’s legal and financial liability with respect to such proceedings cannot be estimated with certainty, the Company believes that any ultimate liability would not be material to its financial position, results of operations or cash flows. The Company has various purchase commitments for raw materials, supplies and property and equipment incidental to the ordinary conduct of business.
Collective Bargaining Agreements
At the end of fiscal 2015, we employed approximately 16,000 employees, and approximately 12% of those employees are covered by collective bargaining agreements. There are four agreements, representing approximately 56% of union employees, due for renegotiation in fiscal 2016. The remaining agreements expire after fiscal 2016. Our relations with employees under collective bargaining agreements remain satisfactory and there have been no significant work stoppages or other labor disputes during the past three years.

7.
Accrued Expenses, Other Current Liabilities and Other Long-Term Liabilities

The following table sets forth the totals included in Accrued expenses and other current liabilities as of fiscal year end.
	2015	2014
Employee compensation, payroll, and other taxes	$102	$91
Interest	38	44
Rebates	53	50
Property taxes	13	13
Restructuring	10	13
Tax receivable agreement obligation	57	39
Other	65	64
	$338	$314

The following table sets forth the totals included in Other long-term liabilities as of fiscal year end.
	2015	2014
Lease retirement obligation	$32	$31
Sale-lease back deferred gain	28	30
Pension liability	57	45
Tax receivable agreement obligation	175	234
Interest rate swaps	36	3
Other	13	13
	$341	$356

8.
Income Taxes

The Company is being taxed at the U.S. corporate level as a C-Corporation and has provided U.S. Federal, State and foreign income taxes.
Significant components of income tax expense for the fiscal years ended are as follows:
	2015	2014	2013
Current:
United States
Federal	$—	—	$—
State	3	5	2
Non-U.S.	7	3	4
Current income tax provision	10	8	6
Deferred:
United States
Federal	31	3	26
State	(4)	(5)	(3)
Non-U.S.	(1)	(2)	(1)
Deferred income tax expense (benefit)	26	(4)	22
Expense for income taxes	$36	$4	$28

U.S. income from continuing operations before income taxes was $99 million, $58 million, and $77 million for fiscal 2015, 2014, and 2013, respectively. Non-U.S. income from continuing operations before income taxes was $23 million, $9 million, and $8 million for fiscal 2015, 2014, and 2013, respectively.

The reconciliation between U.S. Federal income taxes at the statutory rate and the Company’s benefit for income taxes on continuing operations for fiscal year end is follows:
	2015	2014	2013
U.S. Federal income tax expense at the statutory rate	$43	$23	$29
Adjustments to reconcile to the income tax provision:
U.S. State income tax expense	7	5	(1)
Changes in state valuation allowance	(7)	—	—
Research and development credits	(5)	(20)	—
Permanent differences	—	(2)	—
Changes in foreign valuation allowance	—	1	1
Rate differences between U.S. and foreign	(2)	(1)	(2)
APB 23	—	(1)	—
Other	—	(1)	1
Expense for income taxes	$36	$4	$28

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax liability as of fiscal year end are as follows:
	2015	2014
Deferred tax assets:
Allowance for doubtful accounts	$3	$3
Deferred gain on sale-leaseback	12	13
Accrued liabilities and reserves	84	58
Inventories	9	10
Net operating loss carryforward	130	248
Alternative minimum tax (AMT) credit carryforward	9	9
Research and development credit carryforward	22	22
Federal and state tax credits	7	13
Other	3	9
Total deferred tax assets	279	385
Valuation allowance	(29)	(56)
Total deferred tax assets, net of valuation allowance	250	329
Deferred tax liabilities:
Property, plant and equipment	137	157
Intangible assets	256	279
Debt extinguishment	79	107
Other	3	6
Total deferred tax liabilities	475	549
Net deferred tax liability	$(225)	$(220)

In the U.S. the Company had $361 million of federal net operating loss carryforwards as of fiscal 2015, which will be available to offset future taxable income. As of fiscal year end 2015, the Company had state and foreign net operating loss carryforwards of  $684 million and $52 million, respectively, which will be available to offset future taxable income. If not used, the federal net operating loss carryforwards will expire in future years beginning 2025 through 2031. AMT credit carryforwards totaling $9 million are available to the Company indefinitely to reduce future years’ federal income taxes. The state net operating loss carryforwards will expire in future years beginning in 2015 through 2033. The Company has $22 million and $7 million of federal and state Research and Development tax credits, respectively, that will expire in future years beginning 2027 through 2034. In addition, the Company has $4 million of other state tax credits that will expire in future years beginning in 2016 through 2020.
In connection with the initial public offering, the Company entered into an income tax receivable agreement that provides for the payment to pre-initial public offering stockholders, option holders and holders of our stock appreciation rights, 85% of the amount of cash savings, if any, in U.S. federal, foreign, state and local income tax that are actually realized (or are deemed to be realized in the case of a change of control) as a result of the utilization of our and our subsidiaries’ net operating losses attributable to periods prior to the initial public offering. Based on the Company’s assumptions using various items, including valuation analysis and current tax law, the Company recorded an obligation of  $313 million which was recognized as a reduction of Paid-in capital on the Consolidated Balance Sheets. The Company made payments of  $39 million, $32 million, and $5 million in fiscal years 2015, 2014, and 2013, respectively. The balance at the end of fiscal 2015 was $232 million, and the Company made its fiscal year 2016 payment of $57 million in October 2015.
The Company believes that it will not generate sufficient future taxable income to realize the tax benefits in certain foreign jurisdictions related to the deferred tax assets. The Company also has certain state net operating losses that may expire before they are fully utilized. Therefore, the Company has provided a full valuation allowance against certain of its foreign deferred tax assets and a valuation allowance against certain of its state deferred tax assets included within the deferred tax assets.
Prior changes in ownership have created limitations under Sec. 382 of the Internal Revenue Code on annual usage of net operating loss carryforwards. However, all of the Company’s Federal net operating loss carryforwards should be available for use within the next five years. As part of the effective tax rate calculation, if we determine that a deferred tax asset arising from temporary differences is not likely to be utilized, we will establish a valuation allowance against that asset to record it at its expected realizable value. The Company has not provided a valuation allowance on its federal net operating loss carryforwards in the U.S. because it has cumulative income, federal taxable income and has also determined that future reversals of its temporary taxable differences will occur in the same periods and are of the same nature as the temporary differences giving rise to the deferred tax assets. Our valuation allowance against deferred tax assets was $29 million and $56 million as of fiscal year end 2015 and 2014, respectively, related to the foreign and U.S. state operations. The Company paid cash taxes of  $9 million, $7 million, and $3 million in fiscal 2015, 2014, and 2013, respectively.
Uncertain Tax Positions
We adopted the provisions of the Income Taxes standard of the Codification. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with guidance provided by FASB and prescribes a recognition threshold of more-likely- than-not to be sustained upon examination. Our policy to include interest and penalties related to gross unrecognized tax benefits within our provision for income taxes did not change.
The following table summarizes the activity related to our gross unrecognized tax benefits for fiscal year end:
	2015	2014
Beginning unrecognized tax benefits	$14	$14
Gross increases – tax positions in prior periods	—	2
Gross increases – current period tax positions	1	1
Settlements	(1)	(2)
Lapse of statute of limitations	(1)	(1)
Ending unrecognized tax benefits	$13	$14

The amount of unrecognized tax benefits that, if recognized, would affect our effective tax rate was $7 million and $8 million for fiscal year end 2015 and 2014.

As of fiscal year end 2015, we had $2 million accrued for payment of interest and penalties related to our uncertain tax positions. Our penalties and interest related to uncertain tax positions are included in income tax expense.
We and our subsidiaries are routinely examined by various taxing authorities. Although we file U.S. federal, U.S. state, and foreign tax returns, our major tax jurisdiction is the U.S. The IRS has completed an examination of our 2003, 2010 and 2011 tax years. Our 2004 – 2009, 2012 and 2013 tax years remain subject to examination by the IRS. There are various other on-going audits in various other jurisdictions that are not material to our financial statements.
As of the end of fiscal 2015, we had unremitted earnings from foreign subsidiaries that are permanently reinvested for continued use in foreign operations, accordingly, no provision for U.S. federal or state income taxes has been provided thereon. If distributed, those earnings would result in additional income tax expense at approximately the U.S. statutory rate. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable due to the complexities associated with its hypothetical calculation.
9.
Retirement Plan

The Company maintains four defined benefit pension plans which cover certain manufacturing facilities. The Company also maintains a retiree health plan, which covers certain healthcare and life insurance benefits for certain retired employees and their spouses. Each of the four defined benefit plans and the retiree health plan are frozen plans. The Company uses fiscal year end as a measurement date for the retirement plans.
The Company sponsors two defined contribution 401(k) retirement plans covering substantially all employees. Contributions are based upon a fixed dollar amount for employees who participate and percentages of employee contributions at specified thresholds. Contribution expense for these plans was $7 million, $8 million, and $7 million for fiscal 2015, 2014, and 2013, respectively.
The projected benefit obligations of the Company’s plans presented herein are equal to the accumulated benefit obligations of such plans. The tables below exclude the obligations related to the foreign plans, which carry immaterial balances. The net amount of liability recognized is included in Other long-term liabilities on the Consolidated Balance Sheets.
	Defined Benefit Pension Plans		Retiree Health Plan
	2015	2014	2015	2014
Change in Projected Benefit Obligations (PBO)
PBO at beginning of period	$192	$178	$2	$2
Service cost	1	—	—	—
Interest cost	8	8	—	—
Actuarial loss (gain)	11	15	—	—
Benefit settlements	(9)	—	—	—
Benefits paid	(10)	(9)	—	—
PBO at end of period	$193	$192	$2	$2
Change in Fair Value of Plan Assets
Plan assets at beginning of period	$154	$141	$—	$—
Actual return on plan assets	3	15	—	—
Company contributions	4	7	—	—
Benefit settlements	(9)	—	—	—
Benefits paid	(10)	(9)	—	—
Plan assets at end of period	142	154	—	—
Net amount recognized	$(51)	$(38)	$(2)	$(2)

At the end of fiscal 2015 the Company had $45 million of net unrealized losses recorded in Accumulated other comprehensive loss on the Consolidated Balance Sheets. The Company expects $2 million to be realized in fiscal 2016, and the remaining to be recognized over the next 13 fiscal years.

The following table presents significant weighted-average assumptions used to determine benefit obligation and benefit cost for the fiscal years ended:
	Defined Benefit Pension Plans		Retiree Health Plan
	2015	2014	2015	2014
(Percents)
Weighted-average assumptions:
Discount rate for benefit obligation	4.0	4.0	3.0	2.9
Discount rate for net benefit cost	4.0	4.5	2.9	3.1
Expected return on plan assets for net benefit costs	7.25	8.0	N/A	N/A
In evaluating the expected return on plan assets, Berry considered its historical assumptions compared with actual results, an analysis of current market conditions, asset allocations, and the views of advisors. The return on plan assets is derived from target allocations and historical yield by asset type. Health-care-cost trend rates were assumed to increase at an annual rate of 7.0%. A one-percentage-point change in these assumed health care cost trend rates would not have a material impact on our postretirement benefit obligation.
In accordance with the guidance from the FASB for employers’ disclosure about postretirement benefit plan assets the table below discloses fair values of each pension plan asset category and level within the fair value hierarchy in which it falls. There were no material changes or transfers between level 3 assets and the other levels.
Fiscal 2015 Asset Category	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$8	$—	$—	$8
U.S. large cap comingled equity funds	—	37	—	37
U.S. mid cap equity mutual funds	24	—	—	24
U.S. small cap equity mutual funds	2	—	—	2
International equity mutual funds	6	—	—	6
Real estate equity investment funds	3	—	—	3
Corporate bond mutual funds	21	—	—	21
Corporate bonds	—	31	—	31
Guaranteed investment account	—	—	10	10
Total	$64	$68	$10	$142

Fiscal 2014 Asset Category	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$7	$—	$—	$7
U.S. large cap comingled equity funds	—	47	—	47
U.S. mid cap equity mutual funds	27	—	—	27
U.S. small cap equity mutual funds	6	—	—	6
International equity mutual funds	10	—	—	10
Real estate equity investment funds	3	—	—	3
Corporate bond mutual funds	28	—	—	28
Corporate bonds	—	15	—	15
Guaranteed investment account	—	—	11	11
Total	$81	$62	$11	$154

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid for the fiscal year end:
	Defined Benefit Pension Plans	Retiree Health Plan
2016	$10	$—
2017	10	—
2018	10	—
2019	10	—
2020	11	—
2021 − 2025	56	1
Net pension and retiree health benefit expense included the following components as of fiscal year end:
	2015	2014	2013
Defined Benefit Pension Plans
Service cost	$1	$—	$—
Interest cost	8	8	7
Amortization	1	—	3
Settlement charge	2	—	—
Expected return on plan assets	(12)	(11)	(10)
Net periodic benefit cost	$—	$(3)	$—

Our defined benefit pension plan asset allocations as of fiscal year end are as follows:
	2015	2014
Asset Category
Equity securities and equity-like instruments	51%	60%
Debt securities and debt-like	37	28
Other	12	12
Total	100%	100%

The Company’s retirement plan assets are invested with the objective of providing the plans the ability to fund current and future benefit payment requirements while minimizing annual Company contributions. The retirement plans held $17 million of the Company’s stock at the end of fiscal 2015. The Company re-addresses the allocation of its investments on a regular basis.
10.
Restructuring and Impairment Charges

The Company has announced various restructuring plans in the last three fiscal years which included shutting down facilities in all four of the Company’s operating segments. In all instances, the majority of the operations from rationalized facilities was transferred to other facilities within the respective division.
During fiscal 2013, the Company made the decision to exit certain operations in the Engineered Materials division. This decision resulted in a non-cash impairment charges of  $6 million related to certain intangible assets deemed to have no further value recorded in Restructuring and impairment charges on the Consolidated Statement of Income. The exited businesses were immaterial to the Company and the Engineered Materials segment.
During fiscal 2014, the Company initiated a cost reduction plan designed to deliver meaningful cost savings and improved equipment utilization. The Company announced the intention to shut down four facilities, three in the Consumer Packaging division, and one in the Engineered Materials division. The affected Consumer Packaging and Engineered Materials businesses accounted for approximately $153 million and $9 million of annual net sales, respectively.

During fiscal 2015, the Company announced the intention to shut down two facilities, one each in the Consumer Packaging and Engineered Materials divisions. The affected Consumer Packaging and Engineered Materials businesses accounted for approximately $24 million and $16 million of annual net sales, respectively.
Since 2013, total expected costs attributed to restructuring programs total $60 million with $3 million remaining to be recognized in the future.
	Expected Total Costs	Cumulative charges through Fiscal 2015	To be Recognized in Future
Severance and termination benefits	$18	$18	$—
Facility exit costs	27	24	3
Asset impairment	15	15	—
Total	$60	$57	$3

The tables below sets forth the significant components of the restructuring charges recognized for the fiscal years ended, by segment:
	2015	2014	2013
Consumer Packaging	$11	$24	$5
Health, Hygiene & Specialties	—	—	—
Engineered Materials	2	6	9
Consolidated	$13	$30	$14

The table below sets forth the activity with respect to the restructuring accrual:
	Employee Severance and Benefits	Facility Exit Costs	Non-cash charges	Total
Balance as of fiscal 2013	$2	2	—	4
Charges	9	14	7	30
Non-cash asset impairment	—	—	(7)	(7)
Cash payments	(6)	(8)	—	(14)
Balance as of fiscal 2014	$5	$8	$—	$13
Charges	4	7	2	13
Non-cash asset impairment	—	—	(2)	(2)
Cash payments	(7)	(7)	—	(14)
Balance as of fiscal 2015	$2	$8	$—	$10

11.
Related Party Transactions

In connection with the term loan refinancing entered into in January 2014, the Company paid a $1 million underwriting fee to Apollo Global Securities, LLC, an affiliate of Apollo that served as a manager of the offering.
The Company made payments related to the income tax receivable agreement (“TRA”) of  $39 million in October 2014 and $32 million in October 2013, of which Apollo Global Management, LLC received $33 million and $28 million, respectively. Mr. Robert V. Seminara, a member of the Company’s Board of Directors, has been employed by Apollo since 2003.

12.
Stockholders’ Equity

Equity Incentive Plans
In fiscal 2015, the Company adopted the 2015 Berry Plastics Group, Inc. Long-Term Incentive Plan (“2015 Plan”) to align its incentive plans with plans of similar public companies by permitting for, among other things, the issuance of performance-based awards. The 2015 Plan authorized the issuance of 7,500,000 shares, an increase of approximately 5 million over the remaining available for grant at the time of adoption. As of the adoption of the 2015 Plan, no shares were permitted to be issued any other previous Incentive Plans.
The Company recognized total stock-based compensation expense of  $21 million, $15 million, and $16 million for fiscal 2015, 2014 and 2013. The intrinsic value of options exercised in fiscal 2015 was $41 million.
Information related to the equity incentive plans as of the fiscal year end is as follows:
	2015		2014
	Number Of Shares (in thousands)	Weighted Average Exercise Price	Number Of Shares (in thousands)	Weighted Average Exercise Price
Options outstanding, beginning of period	10,504	$13.13	10,035	$9.96
Options granted	2,839	28.78	2,727	21.02
Options exercised	(1,929)	9.07	(2,137)	8.19
Options forfeited or cancelled	(63)	17.59	(121)	15.20
Options outstanding, end of period	11,351	$17.71	10,504	$13.13
Option price range at end of period	$3.04 − 33.91		$3.04 − 22.95
Options exercisable at end of period	4,786		5,098
Options available for grant at period end	7,500		5,349
Weighted average fair value of options granted during period	$9.51		$7.53
The fair value for options granted has been estimated at the date of grant using a Black-Scholes model, generally with the following weighted average assumptions:
	2015	2014	2013
Risk-free interest rate	1.6%	1.3%	.6%
Dividend yield	0.00%	0.00%	0.00%
Volatility factor	.30	.33	.38
Expected option life	7 years	7 years	7 years
The following table summarizes information about the options outstanding as of fiscal 2015:
Range of Exercise Prices	Number Outstanding	Intrinsic Value of Outstanding	Weighted Remaining Contractual Life	Weighted Exercise Price	Number Exercisable	Intrinsic Value of Exercisable	Unrecognized Compensation	Weighted Recognition Period
$3.04 – 33.91	11,351	$143	8 years	$17.71	4,786	$92	$25	2 years

13.
Segment and Geographic Data

Berry’s operations are organized into three reportable segments: Consumer Packaging, Health, Hygiene & Specialties, and Engineered Materials. The Company has manufacturing and distribution centers in the United States, Canada, Mexico, Belgium, France, Australia, Germany, Brazil, Malaysia, India, China, and the Netherlands. The North American operation represents 95% of the Company’s net sales, 96% of total long-lived assets, and 95% of the total assets. Selected information by reportable segment is presented in the following table.
	2015	2014	2013
Net sales
Consumer Packaging	$2,870	$2,904	$2,791
Health, Hygiene & Specialties	502	450	353
Engineered Materials	1,509	1,604	1,503
Total	$4,881	$4,958	$4,647
Operating income
Consumer Packaging	$229	$164	$258
Health, Hygiene & Specialties	31	20	8
Engineered Materials	148	132	120
Total	$408	$316	$386
Depreciation and amortization
Consumer Packaging	$237	$239	$228
Health, Hygiene & Specialties	35	31	29
Engineered Materials	78	88	84
Total	$350	$358	$341

	2015	2014
Total assets:
Consumer Packaging	$3,832	$3,991
Health, Hygiene & Specialties	385	392
Engineered Materials	811	869
Total assets	$5,028	$5,252
Goodwill:
Consumer Packaging	$1,520	$1,524
Health, Hygiene & Specialties	48	49
Engineered Materials	84	86
Total goodwill	$1,652	$1,659

14.
Net Income per Share

Basic net income per share is calculated by dividing the net income attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for common stock equivalents. Diluted net income per share is computed by dividing the net income attributable to common stockholders by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method and the if-converted method. For purposes of this calculation, stock options are considered to be common stock equivalents and are only included in the calculation of diluted net income per share when their effect is dilutive. The Company’s redeemable common stock is included in the weighted-average number of common shares outstanding for calculating basic and diluted net income per share.

The following tables and discussion provide a reconciliation of the numerator and denominator of the basic and diluted net income per share computations. The calculation below provides net income on both basic and diluted basis for fiscal year end.
(in millions, except per share amounts)	2015	2014	2013
Numerator
Net income attributable to the Company	$86	$62	$57
Denominator
Weighted average common shares outstanding – basic	119.1	116.9	113.5
Dilutive shares	4.3	4.6	6.0
Weighted average common and common equivalent shares outstanding – diluted	123.4	121.5	119.5
Per common share income (loss)
Basic	$0.72	$0.53	$0.50
Diluted	$0.70	$0.51	$0.48
15.
Guarantor and Non-Guarantor Financial Information

Berry Plastics Corporation (“Issuer”) has notes outstanding which are fully, jointly, severally, and unconditionally guaranteed by substantially all of Berry’s domestic subsidiaries. Separate narrative information or financial statements of the guarantor subsidiaries have not been included because they are 100% owned by the parent company and the guarantor subsidiaries unconditionally guarantee such debt on a joint and several basis. A guarantee of a guarantor of the securities will terminate upon the following customary circumstances: the sale of the capital stock of such guarantor if such sale complies with the indenture, the designation of such guarantor as an unrestricted subsidiary, the defeasance or discharge of the indenture, as a result of the holders of certain other indebtedness foreclosing on a pledge of the shares of a guarantor subsidiary or if such guarantor no longer guarantees certain other indebtedness of the Issuer. The guarantees are also limited as necessary to prevent them from constituting a fraudulent conveyance under applicable law and guarantees guaranteeing subordinated debt are subordinated to certain other of the Company’s debts. Presented below is condensed consolidating financial information for the parent, issuer, guarantor subsidiaries and non-guarantor subsidiaries. Our Issuer and guarantor financial information includes all of our domestic operating subsidiaries, our non-guarantor subsidiaries include our foreign subsidiaries, and BP Parallel, LLC. BP Parallel, LLC is the entity that we established to buyback debt securities of Berry Plastics Group, Inc. and Berry Plastics Corporation. Berry Plastics Group, Inc. uses the equity method to account for its ownership in Berry Plastics Corporation in the Condensed Consolidating Supplemental Financial Statements. Berry Plastics Corporation uses the equity method to account for its ownership in the guarantor and non-guarantor subsidiaries. All consolidating entries are included in the eliminations column along with the elimination of intercompany balances.

Condensed Supplemental Consolidated Statements of Operations
	Fiscal 2015
	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net sales	$—	$622	$3,807	$452	$—	$4,881
Cost of goods sold	—	526	3,128	358	—	4,012
Selling, general and administrative	—	64	244	49	—	357
Amortization of intangibles	—	8	75	8	—	91
Restructuring and impairment charges	—	—	13	—	—	13
Operating income	—	24	347	37	—	408
Debt extinguishment	—	94	—	—	—	94
Other expense (income), net	(3)	—	3	1	—	1
Interest expense, net	—	25	148	18	—	191
Equity in net income of subsidiaries	(119)	(210)	—	—	329	—
Income (loss) before income taxes	122	115	196	18	(329)	122
Income tax expense (benefit)	36	25	—	4	(29)	36
Consolidated net income (loss)	86	90	196	14	(300)	86
Net income (loss) attributable to non-controlling interests	—	—	—	—	—	—
Net income (loss) attributable to the Company	$86	$90	$196	$14	$(300)	$86
Currency translation	—	—	—	(45)	—	(45)
Interest rate hedges	—	(33)	—	—	—	(33)
Defined benefit pension and retiree benefit plans	—	(16)	—	—	—	(16)
Provision for income taxes related to other comprehensive income items	—	18	—	—	—	18
Comprehensive income (loss)	$86	$59	$196	$(31)	$(300)	$10

	Fiscal 2014
	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net sales	$—	$638	$3,904	$416	$—	$4,958
Cost of goods sold	—	557	3,284	349	—	4,190
Selling, general and administrative	—	52	232	36	—	320
Amortization of intangibles	—	10	84	8	—	102
Restructuring and impairment charges	—	—	30	—	—	30
Operating income	—	19	274	23	—	316
Debt extinguishment	—	35	—	—	—	35
Other income, net	(3)	—	(4)	—	—	(7)
Interest expense, net	34	27	176	(97)	81	221
Equity in net income of subsidiaries	(98)	(218)	—	—	316	—
Income (loss) before income taxes	67	175	102	120	(397)	67
Income tax expense (benefit)	4	44	—	5	(49)	4
Consolidated net income (loss)	63	131	102	115	(348)	63
Net income (loss) attributable to non-controlling interests	1	—	—	—	—	1
Net income (loss) attributable to the Company	$62	$131	$102	$115	$(348)	$62
Currency translation	—	—	—	(16)	—	(16)
Interest rate hedges	—	(3)	—	—	—	(3)
Defined benefit pension and retiree benefit plans	—	(11)	—	—	—	(11)
Provision for income taxes related to other comprehensive income items	—	5	—	—	—	5
Comprehensive income (loss)	$62	$122	$102	$99	$(348)	$37

	Fiscal 2013
	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Net sales	$—	$571	$3,706	$370	$—	$4,647
Cost of sales	—	506	3,021	308	—	3,835
Selling, general and administrative expenses	—	58	314	40	—	412
Restructuring and impairment charges, net	—	1	13	—	—	14
Operating income (loss)	—	6	358	22	—	386
Other income	—	56	1	—	—	57
Interest expense, net	47	24	201	(120)	92	244
Equity in net income of subsidiaries	(132)	(297)	—	—	429	—
Net income (loss) before income taxes	85	223	156	142	(521)	85
Income tax expense (benefit)	28	80	—	2	(82)	28
Net income (loss)	$57	$143	$156	$140	$(439)	$57
Currency translation	—	—	—	(5)	—	(5)
Interest rate hedges	—	20	—	—	—	20
Defined benefit pension and retiree benefit plans	—	34	—	—	—	34
Provision for income taxes related to other comprehensive income items	—	(20)	—	—	—	(20)
Comprehensive income (loss)	$57	$177	$156	$135	$(439)	$86

Condensed Supplemental Consolidated Balance Sheet
As of fiscal year end 2015
	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$—	$163	$—	$65	$—	$228
Accounts receivable, net	—	23	337	74	—	434
Intercompany receivable	329	2,963	—	83	(3,375)	—
Inventories	—	49	425	48	—	522
Deferred income taxes	162	—	—	—	—	162
Prepaid expenses and other current	—	22	5	10	—	37
Total current assets	491	3,220	767	280	(3,375)	1,383
Property, plant and equipment, net	—	79	1,111	104	—	1,294
Intangible assets, net	—	97	2,151	101	—	2,349
Investment in subsidiaries	75	1,456	—	—	(1,531)	—
Other assets	—	—	1	1	—	2
Total assets	$566	$4,852	$4,030	$486	$(4,906)	$5,028
Liabilities and equity
Current liabilities:
Accounts payable	$—	$28	$245	$57	$—	$330
Accrued expenses and other current liabilities	57	140	121	20	—	338
Intercompany payable	—	—	3,375	—	(3,375)	—
Current portion of long-term debt	—	37	—	—	—	37
Total current liabilities	57	205	3,741	77	(3,375)	705
Long-term debt, less current portion	—	3,647	—	1	—	3,648
Deferred income taxes	387	—	—	—	—	387
Other long-term liabilities	175	122	39	5	—	341
Total long-term liabilities	562	3,769	39	6	—	4,376
Total liabilities	619	3,974	3,780	83	(3,375)	5,081
Redeemable non-controlling interests	12	—	—	—	—	12
Other equity (deficit)	(65)	878	250	403	(1,531)	(65)
Total equity (deficit)	(65)	878	250	403	(1,531)	(65)
Total liabilities and equity (deficit)	$566	$4,852	$4,030	$486	$(4,906)	$5,028

Condensed Supplemental Consolidated Balance Sheet
As of fiscal year end 2014
	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Assets
Current assets:
Cash and cash equivalents	$—	$70	$15	$44	$—	$129
Accounts receivable, net of allowance	—	35	377	79	—	491
Intercompany receivable	319	3,343	—	87	(3,749)	—
Inventories	—	51	496	57	—	604
Deferred income taxes	166	—	—	—	—	166
Prepaid expenses and other current	—	15	13	14	—	42
Total current assets	485	3,514	901	281	(3,749)	1,432
Property, plant and equipment, net	—	84	1,162	118	—	1,364
Intangible assets, net	—	104	2,226	125	—	2,455
Investment in subsidiaries	69	1,237	—	—	(1,306)	—
Other assets	—	—	1	—	—	1
Total assets	$554	$4,939	$4,290	$524	$(5,055)	$5,252
Liabilities and equity
Current liabilities:
Accounts payable	$—	$31	$303	$61	$—	$395
Accrued and other current liabilities	35	127	132	20	—	314
Intercompany payable	—	—	3,749	—	(3,749)	—
Long-term debt-current portion	—	54	—	4	—	58
Total current liabilities	35	212	4,184	85	(3,749)	767
Long-term debt, less current portion	—	3,842	—	2	—	3,844
Deferred tax liabilities	386	—	—	—	—	386
Other long-term liabilities	234	76	42	4	—	356
Total long-term liabilities	620	3,918	42	6	—	4,586
Total liabilities	655	4,130	4,226	91	(3,749)	5,353
Redeemable non-controlling interests	13	—	—	—	—	13
Other equity (deficit)	(114)	809	64	433	(1,306)	(114)
Total equity (deficit)	(114)	809	64	433	(1,306)	(114)
Total liabilities and equity (deficit)	$554	$4,939	$4,290	$524	$(5,055)	$5,252

Condensed Supplemental Consolidated Statements of Cash Flows
	Fiscal 2015
	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Cash Flow from Operating Activities	$—	$60	$542	$34	$1	$637
Cash Flow from Investing Activities
Additions to property, plant, and equipment	—	(13)	(164)	(3)	—	(180)
Proceeds from sale of assets	—	—	18	—	—	18
Investment in Parent	—	—	—	—	—	—
(Contributions) distributions to/from subsidiaries	(18)	18	—	—	—	—
Intercompany advances (repayments)	—	368	—	—	(368)	—
Acquisition of business, net of cash acquired	—	—	(3)	—	—	(3)
Net cash from investing activities	(18)	373	(149)	(3)	(368)	(165)
Cash Flow from Financing Activities
Proceeds from long-term borrowings	—	693	—	—	—	693
Payment of tax receivable agreement	(39)	—	—	—	—	(39)
Proceed from issuance of common stock	18	—	—	—	—	18
Repayment of note receivable	—	—	—	—	—	—
Repayment of long-term borrowings	—	(947)	—	(4)	—	(951)
Changes in intercompany balances	39	—	(408)	2	367	—
Contribution from Parent	—	—	—	—	—	—
Debt financing costs	—	(86)	—	—	—	(86)
Net cash from financing activities	18	(340)	(408)	(2)	367	(365)
Effect of currency translation on cash	—	—	—	(8)	—	(8)
Net change in cash and cash equivalents	—	93	(15)	21	—	99
Cash and cash equivalents at beginning of period	—	70	15	44	—	129
Cash and cash equivalents at end of period	$—	$163	$—	$65	$—	$228

	Fiscal 2014
	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Cash Flow from Operating Activities	$—	$27	$473	$30	$—	$530
Cash Flow from Investing Activities
Additions to property, plant, and equipment	—	(6)	(200)	(9)	—	(215)
Proceeds from sale of assets	—	—	19	—	—	19
Investment in Parent	—	—	—	—	—	—
(Contributions) distributions to/from subsidiaries	723	(2)	—	721	(1,442)	—
Intercompany advances (repayments)	—	20	—	—	(20)	—
Investment in Issuer debt securities	—	—	—	—	—	—
Acquisition of business, net of cash acquired	—	—	(136)	(90)	—	(226)
Net cash from investing activities	723	12	(317)	622	(1,462)	(422)
Cash Flow from Financing Activities
Proceeds from long-term borrowings	—	1,627	—	—	—	1,627
Proceeds from initial public offering	—	—	—	—	—	—
Payment of tax receivable agreement	(32)	—	—	—	—	(32)
Proceed from issuance of common stock	17	—	—	—	—	17
Repayment of note receivable	—	—	—	—	—	—
Repayment of long-term borrowings	(740)	(1,668)	—	—	721	(1,687)
Changes in intercompany balances	32	—	(141)	89	20	—
Contribution from Parent	—	—	—	(721)	721	—
Debt financing costs	—	(44)	—	—	—	(44)
Net cash from financing activities	(723)	(85)	(141)	(632)	1,462	(119)
Effect of currency translation on cash	—	—	—	(2)	—	(2)
Net change in cash and cash equivalents	—	(46)	15	18	—	(13)
Cash and cash equivalents at beginning of period	—	116	—	26	—	142
Cash and cash equivalents at end of period	$—	$70	$15	$44	$—	$129

	Fiscal 2013
	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Total
Cash Flow from Operating Activities	$—	$11	$417	$36	$—	$464
Cash Flow from Investing Activities
Additions to property, plant, and equipment	—	(7)	(218)	(14)	—	(239)
Proceeds from disposal of assets	—	1	17	—	—	18
Investment in Parent	—	—	—	(21)	21	—
(Contributions) distributions to/from subsidiaries	(462)	441	—	—	21	—
Intercompany advances (repayments)	—	210	—	—	(210)	—
Investment in Issuer debt securities	—	—	—	—	—	—
Acquisition of business net of cash acquired	—	—	(24)	—	—	(24)
Net cash from investing activities	(462)	645	(225)	(35)	(168)	(245)
Cash Flow from Financing Activities
Proceeds from long-term debt	—	1,391	—	—	—	1,391
IPO proceeds	438	—	—	—	—	438
Payment of TRA	(5)	(5)	—	—	5	(5)
Proceed from issuance of common stock	27	—	—	—	—	27
Repayment of note receivable	2	2	—	—	(2)	2
Repayment of long-term debt	—	(1,955)	—	(2)	(21)	(1,978)
Changes in intercompany balances	—	—	(192)	(15)	207	—
Contribution from Parent	—	—	—	21	(21)	—
Deferred financing costs	—	(39)	—	—	—	(39)
Net cash from financing activities	462	(606)	(192)	4	168	(164)
Net change in cash and cash equivalents	—	50	—	5	—	55
Cash and cash equivalents at beginning of period	—	66	—	21	—	87
Cash and cash equivalents at end of period	$—	$116	$—	$26	$—	$142

16.
Quarterly Financial Data (Unaudited)

The following table contains selected unaudited quarterly financial data for fiscal years ended.
	2015				2014
	First	Second	Third	Fourth	First	Second	Third	Fourth
Net sales	$1,220	$1,224	$1,241	$1,196	$1,140	$1,210	$1,298	$1,310
Cost of sales	1,037	997	1,003	975	964	1,023	1,089	1,114
Gross profit	183	227	238	221	176	187	209	196
Net income (loss) attributable to the Company	$13	$38	$(13)	$48	$6	$12	$15	$29
Net income (loss) attributable to the Company per share:
Basic	0.11	0.32	(0.11)	0.40	0.05	0.10	0.13	0.25
Diluted	0.11	0.31	(0.11)	0.39	0.05	0.10	0.12	0.24

17.
Subsequent Events

AVINTIV Inc.
In October 2015, the Company acquired 100% of the capital stock of AVINTIV Inc. (“Avintiv”) for a purchase price of  $2.3 billion which is preliminary, unaudited and subject to adjustment. Avintiv is one of the world’s leading developers, producers, and marketers of nonwoven specialty materials used in hygiene, infection prevention, personal care, and high-performance solutions. With 23 locations in 14 countries, an employee base of over 4,500 people, and the broadest range of process technologies in the industry, Avintiv’s strategically located manufacturing facilities position it as a global supplier to many of the same leading consumer and industrial product manufacturers that the Company supplies and utilize similar key raw materials as the Company’s existing business. The acquired business will primarily be operated in Berry’s newly announced Health, Hygiene & Specialties reporting segment. To finance the purchase, the Company issued $400 million aggregate principal amount of 6.0% second priority senior secured notes due 2022 and entered into an incremental assumption agreement to increase the commitments under the Company’s existing term loan credit agreement by $2.1 billion due 2022.
The acquisition has been accounted for under the purchase method of accounting, and accordingly, the purchase price will be allocated to the identifiable assets and liabilities based on preliminary fair values at the acquisition date. The Company is in the process of determining the allocation of the purchase price to the fair value on fixed assets, intangibles, deferred income taxes and reviewing all of the working capital acquired. The preliminary unaudited allocation of purchase price and estimated fair values of acquired assets and assumed liabilities consisted of working capital of  $181 million, property and equipment of  $969 million, intangible assets of  $586 million, goodwill of  $802 million, other assets of  $46 million, a net deferred tax liability of  $114 million, and other long-term liabilities of  $207 million.
Unaudited pro forma net sales were $6,739 million and $6,666 million and unaudited pro forma net losses were $40 million and $47 million for fiscal 2015 and fiscal 2014, respectively. The unaudited pro forma net sales and net loss assume that the Avintiv acquisition had occurred as of the beginning of the respective periods. The results of the Providência and Dounor acquisitions have been included in Avintiv’s operations since June 11, 2014 and April 17, 2015, respectively. However, no pro forma adjustments have been made with respect to their operations prior to the date of acquisition by Avintiv as these acquisitions were not considered significant to Berry under Regulation S-X. The unaudited pro forma information presented above is for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Avintiv acquisition been consummated at the beginning of the respective period, nor is it necessarily indicative of future operating results. Further, the information reflects only pro forma adjustments for additional interest expense, depreciation, and amortization, net of the applicable income tax effects.
At the time of the acquisition of Avintiv, it indirectly owned a 71.25% controlling interest in Providência, their Brazilian subsidiary acquired in 2014. In November 2016, the Company, through a wholly-owned subsidiary, acquired the remaining 28.75% non-controlling ownership interest of Providência for $66 million of cash. As a result of this transaction, Providência became a wholly-owned subsidiary of the Company and the Company recorded $3 million to Additional paid-in capital.
Business Reorganization
In November 2015, the Company reorganized into three operating segments: Consumer Packaging, Health, Hygiene & Specialties, and Engineered Materials. The Consumer Packaging segment consists of our historical Rigid Open Top and Rigid Closed Top segments, the food and consumer films business that was historically reported in our Flexible Packaging segment, and the custom shrink films business that was historically reported in our Engineered Materials segment. The Health, Hygiene & Specialties segment includes the recently acquired Avintiv business, as well as the personal care films and international businesses that were historically reported in our Flexible Packaging segment. The Engineered Materials segment includes the historical Engineered Materials segment excluding the custom shrink films business, and the converter films business that was historically reported in our Flexible Packaging segment.

Term Loan Repayments
In December 2015, February 2016, and March 2016, the Company made a $50 million, $100 million, and $50 million, respectively, voluntary principal payment on its outstanding term loan using existing liquidity.

Berry Plastics Corporation
Exchange Offer
$400,000,000 6.00% Second Priority Senior Secured Notes due 2022
for $400,000,000 6.00% Second Priority Senior Secured Notes due 2022
that have been registered under the Securities Act of 1933